Filed Pursuant to Rule 424(b)(5)
Registration No. 333-155316
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 3, 2008)
24,000,000 Shares

FELCOR LODGING TRUST INCORPORATED

Common Stock

FelCor Lodging Trust Incorporated, or FelCor, a Maryland corporation, operates as a real estate investment trust, or REIT. We are the sole general partner of, and the owner of a greater than 99% partnership interest in, FelCor Lodging Limited Partnership, or FelCor LP, through which we held ownership interests in 82 hotels with approximately 24,000 rooms at December 31, 2010.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “FCH.” We are offering 24,000,000 shares of our common stock. The closing price of our common stock on the NYSE on March 28, 2011 was $6.46 per share.

We elected to be treated as a REIT under U.S. federal income tax laws. To assist us in qualifying as a REIT, ownership of our common stock by any person is generally limited to 9.9% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock. In addition, our charter contains various other restrictions on the ownership and transfer of our common stock. See “Description of Common Stock” and “Certain Charter, Bylaw and Statutory Provisions” in the accompanying prospectus.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement for a discussion of those risks.

	Per Share	Total

Public offering price	$6.00	$144,000,000
Underwriting discounts and commissions	$0.24	$5,760,000
Proceeds to us, before expenses	$5.76	$138,240,000

We have granted the underwriters a 30-day option to purchase up to an additional 3,600,000 shares of common stock from us on the same terms and conditions as set forth above.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares of common stock to investors on or about April 1, 2011.
Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	Citi	Deutsche Bank Securities	Goldman, Sachs & Co.

Co-Managers

Credit Suisse	Scotia Capital

The date of this prospectus supplement is March 29, 2011.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts of this document combined.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus in making a decision about whether to invest in our common stock. We have not, and the underwriter has not, authorized anyone to provide you with different or additional information. We take no responsibility for, and can provide no assurance as to the reliability of, any different or inconsistent information. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference is only accurate as of the respective dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement contains registered trademarks and service marks owned or licensed by companies other than us. In addition, this prospectus contains references to Hotel EBITDA, which is a non-GAAP financial measure. A detailed reconciliation and further discussion of Hotel EBITDA is contained in the “Non-GAAP Financial Measures” section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated by reference herein.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some of the information contained elsewhere in this prospectus supplement and the accompanying prospectus or documents incorporated herein by reference. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the information set forth under “Risk Factors” and “Forward Looking Statements,” our financial statements and the related notes and the other documents incorporated by reference, before you decide to invest in our common stock.

Unless otherwise indicated or the context otherwise requires, the words “we,” “our,” “ours,” “us,” and the “Company” refer to FelCor and its subsidiaries, collectively.

General

FelCor is a Maryland corporation operating as a REIT. We are the sole general partner of, and the owner of a greater than 99% partnership interest in, FelCor LP, through which we held ownership interests in 82 hotels with approximately 24,000 rooms at December 31, 2010. At December 31, 2010, we had an aggregate of 97,166,583 shares and units outstanding, consisting of 96,881,858 shares of FelCor common stock and 284,725 units of limited partnership interest of FelCor LP not owned by FelCor.

Our business is conducted in one reportable segment: hospitality. During 2010, we derived 97% of our revenues from hotels located within the United States, with the balance derived from our Canadian hotels.

We are committed to enhancing stockholder value and delivering superior returns on invested capital by assembling a diversified portfolio of high-quality hotels located in major markets and resort locations that have dynamic demand generators and high barriers to entry. At the same time, we seek to improve cash flow and real estate value through disciplined portfolio management, unique asset management and smart allocation of capital.

In 2006, we developed a long-term strategic plan with an intense focus on portfolio management. As a result, our portfolio composition (e.g., segment, brand and location) continues to evolve radically through asset sales, acquisitions and capital investment. Today, our portfolio consists primarily of upper-upscale hotels and resorts located in more than 30 major markets that are flagged under global brands. We remain focused on improving our portfolio quality, diversification, future growth rates and creating a sound and flexible balance sheet. In 2010, we acquired the Fairmont Copley Plaza in Boston and initiated a second phase of asset sales, in which we intend to sell our interests in as many as 35 hotels. Currently we are marketing actively 14 hotels for sale.

Of the 82 hotels in which we had an ownership interest at December 31, 2010, we owned a 100% interest in 64 hotels, a 90% interest in entities owning three hotels, an 82% interest in an entity owning one hotel, a 60% interest in an entity owning one hotel and a 50% interest in entities owning 13 hotels. We consolidate our real estate interests in the 69 hotels in which we held greater than 50% ownership interests and we record the real estate interests of the 13 hotels in which we held 50% ownership interests using the equity method. At December 31, 2010, 81 of our 82 hotels were leased to our operating lessees, and one 50%-owned hotel was operated without a lease. We held majority interests and had direct or indirect controlling interests in all our operating lessees. Because we own controlling interests in these lessees, we consolidated our interests in these 81 hotels (which we refer to as our Consolidated Hotels) and reflect those hotels’ operating revenues and expenses in our statement of operations.

At December 31, 2010, our Consolidated Hotels were located in the United States (79 hotels in 22 states) and Canada (two hotels in Ontario), with concentrations in major markets and resort areas. Our hotel portfolio consists primarily of upper-upscale hotels and resorts, which are flagged under global brands such as Doubletree, Embassy Suites Hotels, Fairmont, Hilton, Marriott, Renaissance, Sheraton, Westin and Holiday Inn.

Recent Developments—New Line of Credit Facility

On March 4, 2011, certain subsidiaries of FelCor LP and the Company entered into a revolving credit agreement with JPMorgan Chase Bank, N.A., as the administrative agent and lender, and certain other lenders providing for a $225,000,000 revolving line of credit (the “Line of Credit Facility”). The Line of Credit Facility matures in August 2014, although the borrowers have a one-year extension option (subject to certain conditions). Borrowings under the Line of Credit Facility bear a variable interest rate of LIBOR (no floor) plus 450 basis points. In addition to the interest payable on amounts outstanding under the Credit Agreement, the borrowers will pay a quarterly 0.50% fee, based on the unused portion of the Line of Credit Facility. The Line of Credit Facility is guaranteed by the Company. As long as the Company’s 10% senior secured notes due 2014 remain outstanding, the Line of Credit Facility imposes no corporate covenants; otherwise, the Line of Credit adopts the same corporate covenants as applicable currently to those notes.

When the Line of Credit Facility was established, the Company repaid two secured loans (totaling approximately $227 million) with a combination of cash on hand and funds drawn under the new facility. The repaid loans ($198.3 million and $29.0 million) would have matured in 2013 and 2012, respectively, and were secured by 11 hotels; those same hotels (together with pledges of the equity interest of the borrowers) now secure repayment of amounts drawn and outstanding under the Line of Credit Facility. We will use some or all of the net proceeds of this offering, in the immediate term, to repay outstanding indebtedness under the Line of Credit Facility, after which we intend to draw funds as needed in connection with hotel acquisitions, including the opportunity described in “—Business Strategy— External Growth” and “Use of Proceeds.”

J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, acted as the Joint Lead Arrangers and Co-Book Runners under the Line of Credit Facility. Affiliates of certain underwriters are agents, and affiliates of all of the underwriters are lenders, under the Line of Credit Facility and will receive a portion of the net proceeds of this offering to the extent such proceeds are used to repay outstanding borrowings under the Line of Credit Facility. See “Underwriting—Conflicts of Interest.”

The Properties

We own a diversified portfolio of hotels managed and branded by Hilton Worldwide, Starwood Hotels & Resorts Worldwide, Inc., Marriott International, Inc., Fairmont Hotels & Resorts, and InterContinental Hotels Group PLC. We consider our hotels to be high-quality lodging properties with respect to desirability of location, size, facilities, physical condition, quality and variety of services offered in the markets in which they are located. Our hotels are designed to appeal to a broad range of hotel customers, including frequent business travelers, groups and conventions, as well as leisure travelers. They generally feature comfortable, modern guest rooms, meeting and convention facilities and full-service restaurant and catering facilities.

The following table shows the distribution of hotel brands among our 81 Consolidated Hotels at December 31, 2010:

Number of
Properties

Hilton Brands:
Embassy Suites Hotels	45
Doubletree and Doubletree Guest Suites	7
Hilton and Hilton Suites	2
InterContinental Hotels Brands:
Holiday Inn	15
Starwood Brands:
Sheraton and Sheraton Suites	7
Westin	1
Marriott Brands:
Renaissance	2
Marriott	1
Fairmont Hotels	1

Total Hotels	81

We are committed to maintaining the high standards of our hotels. Our hotels average 288 rooms, with six hotels having 400 or more rooms. In 2008, we completed a multi-year, portfolio-wide renovation program costing more than $450 million. The program was designed to upgrade, modernize and renovate all of our hotels to enhance or maintain their competitive position. For 2010, our pro rata share of capital expenditures spent on consolidated and unconsolidated hotels, including renovations and redevelopment projects, was $40.4 million. We also spent 7.0% of our consolidated room revenue on maintenance and repair expense.

Business Strategy

We are committed to enhancing stockholder value and delivering superior returns on invested capital by assembling a diversified portfolio of high-quality hotels located in major markets and resort locations that have dynamic demand generators and high barriers to entry. At the same time, we seek to improve cash flow and real estate value through disciplined portfolio management, unique asset management and smart allocation of capital.

In 2006, we developed a long-term strategic plan with an intense focus on portfolio management. As a result, our portfolio composition (e.g., segment, brand and location) continues to evolve radically through asset sales, acquisitions and capital investment. Between late 2005 and 2007, we disposed of 45 non-strategic hotels, primarily limited service and midscale hotels located in secondary and tertiary markets and markets with low barriers to entry. Today, our portfolio consists primarily of upper-upscale hotels and resorts located in more than 30 major markets that are flagged under global brands. In 2010, we acquired the Fairmont Copley Plaza in Boston and initiated a second phase of asset sales, in which we expect to sell our interests in as many as 35 hotels. Currently, we are marketing 14 hotels for sale.

We remain focused on improving our portfolio quality, diversification, future growth rates and creating a sound and flexible balance sheet. With these objectives in mind, the following areas are critically important:

Asset Management

We seek to maximize revenue, market share, hotel operating margins and cash flow at every hotel. We employ an aggressive asset management philosophy that entails a hands-on approach. Our asset managers, all of whom have extensive hotel operating experience, have thorough knowledge of the markets where we operate our hotels, and overall demand dynamics, which enables them to work closely with our hotel managers. In addition, our strong, long-term relationships with the major hotel companies that operate our hotels enable us to work more effectively with them. We press our hotel managers to implement best practices in expense and revenue management and work closely with them to monitor and review hotel operations and align cost structures with current business. For example, reduction in departmental expenses per occupied room from 2008 to 2010 resulted in 2010 savings of over $20 million. Most of these per occupied room savings are permanent. We strive to influence brand strategy on marketing and revenue enhancement programs. We also consider value-added enhancements at our hotels, such as maximizing use of public areas, implementing new restaurant concepts, changing management of food and beverage operations and uncovering new revenue sources.

Renovations and Redevelopment

We take a long-term approach to capital spending. Our plan involves efficiently maintaining our properties and limiting future fluctuations of expenditures while maximizing return on investment. We completed a multi-year, portfolio-wide renovation program in 2008 which enhanced the competitive position and value of our hotels. Through this process, we invested more than $450 million and achieved the expected returns on our investment. For example, market share (one of the industry’s primary performance measures) for our portfolio increased almost 3% during 2008 and 1.4% during 2009. These gains relate mostly to the success of the renovation program, but also reflect the change in our asset management approach.

We consider expansion or redevelopment opportunities at our properties that offer attractive returns. Most recently, we completed the comprehensive redevelopment of the San Francisco Marriott Union Square (formerly, a Crowne Plaza). The market share index for this hotel increased to 115% in 2010 from 80% in 2007 (prior to renovations commencing). Other recent projects include a new 35,000 square foot convention center adjacent to our Hilton Myrtle Beach Oceanfront Resort, additional meeting space at the Doubletree Guest Suites in Dana Point, California and new spa and food and beverage facilities at the Embassy Suites Deerfield Beach Resort & Spa. We are seeking approval and entitlements for additional redevelopment projects at multiple hotels; however, we will only implement those projects that ultimately satisfy our stringent capital investment criteria.

As part of our long-term capital plan, we anticipate renovating between six and eight core hotels each year. In 2011, we will start renovations at six hotels, in addition to the more than $20 million redevelopment project at the Fairmont Copley Plaza that will refresh the property and implement various value-enhancing initiatives.

Portfolio Management

As part of our long-term strategic plan to enhance stockholder value and achieve or exceed targeted returns on invested capital, we sell and acquire hotels to improve our overall portfolio quality, enhance diversification and improve growth rates. Selling non-strategic hotels creates capacity to reduce our debt, pay accrued preferred dividends, invest capital in re-development opportunities at our remaining hotels and/or acquire hotels in our target markets, in each case consistent with our long-term strategy and internal underwriting standards. In addition, selling non-strategic hotels reduces our future capital expenditures and enables management to focus on “core” long-term investments. In 2010 we reviewed each hotel in our portfolio in terms of projected performance, future capital expenditure requirements and market dynamics and concentration risk. Based on this analysis, we developed a plan to sell our interests in 35 hotels (29 of which we consolidate the real estate interest and six of which are owned by unconsolidated joint ventures) that no longer meet our investment criteria. We will bring these hotels to market at the appropriate time and will sell hotels only when we receive satisfactory pricing.

External Growth

In addition to our disciplined portfolio management, we continue to pursue hotel acquisitions in our target markets.

In August 2010, we purchased the Fairmont Copley Plaza in Boston (an irreplaceable iconic hotel in one of our target markets) for $98.5 million, which is substantially below estimated replacement cost and is less than nine times 2007 EBITDA. Fourth quarter 2010 revenue per available room, or RevPAR, at this hotel ($172) was more than double 2010 RevPAR for the rest of our portfolio ($81). We are in the initial stage of a major redevelopment program at the Copley Plaza that will upgrade the guest rooms and public spaces at that hotel to recapture premium rated corporate transient and group customers. In addition, we are considering value enhancing projects that would improve amenities at the hotel and reposition it closer to its luxury competitors. For example, we are building a new state-of-the-art fitness center on the roof, which includes a 700-plus square foot outdoor sun deck. RevPAR at this hotel increased 9.3% in the fourth quarter of 2010, compared to RevPAR growth of 5.7% for the rest of our portfolio. Similarly, average daily rate, or ADR, at this hotel increased 6.9% for the fourth quarter of 2010, compared to ADR growth of 1.5% for the rest of our portfolio. This hotel is performing better than expected and illustrates how we are executing our external growth strategy—opportunistic transactions that, combined with effective asset management, provide superior long-term returns.

Our pipeline of upper-upscale hotels in our other remaining target markets—New York City (Manhattan) and Washington, DC (central business district)—is steadily robust. We have agreed to acquire approximately 300 upper-upscale rooms in midtown Manhattan for approximately $140 million (which is less than $500,000 per key). Due diligence is ongoing. The purchase price is substantially below the estimated replacement cost. The acquisition also contains various opportunities to enhance value (e.g., adding guest rooms, improving food and beverage operations, structural support to achieve minimum returns, etc.). This opportunity exceeds all of our acquisition criteria, including an internal rate of return in excess of our weighted average cost of capital. Closing, which we expect will occur in the second quarter of this year, is subject to satisfactory completion of legal and business due diligence, as well as negotiation and execution of definitive documentation. We are also currently reviewing and/or engaged in negotiations concerning several other potential transactions that meet our underwriting and strategic criteria. As we describe in “Use of Proceeds,” we expect to use amounts available under our Line of Credit Facility (including amounts that become available once proceeds from this offering are used to repay funds drawn under the Line of Credit Facility) to fund such acquisitions and for general corporate purposes.

Acquiring these or similar hotels in markets with very high barriers to entry improves our portfolio quality, diversity and concentration. We are focused on opportunities that will contribute to superior long-term stockholder returns, offer targeted returns that substantially exceed our weighted average cost of capital and that are accretive to long-term funds from operations, or FFO, and stock price. We consider primarily upper-upscale hotels well-positioned to grow RevPAR and EBITDA significantly stronger than the industry and our portfolio. Our process is both disciplined and diligent, and it benefits from leveraging our relationships with brand owners and other sellers (which provides a competitive advantage when sourcing potential acquisitions).

The industry and overall economy are in the early stages of prolonged growth. We will take advantage of favorable pricing that continues to reflect a significant discount to replacement cost, and we are focused on opportunities that offer potential for significant value appreciation and hotels will benefit from our aggressive and disciplined asset management, including our history of capitalizing on redevelopment and other value-enhancing opportunities.

Balance Sheet Strategy

We are committed to strengthening our balance sheet and reducing leverage. A healthy balance sheet provides the necessary flexibility and capacity to withstand lodging cycles, and provides capacity for appropriate acquisitions. We expect to reduce our leverage significantly and restructure our balance sheet through improved hotel operations and proceeds from future hotel sales, which we will use to repay and refinance our remaining debt. We will continue to look for additional opportunities to reduce overall debt levels and our average interest rate, increase our flexibility and ensure adequate long-term liquidity on an economically sound basis.

By mid-2010, we had successfully refinanced all of our near-term debt and eliminated all of our maturity issues in the face of a global recession and constrained capital markets. We refinanced or resolved $1.5 billion of debt through the end of 2010 and extended our weighted average debt maturity to the first quarter of 2014. Recently, we repaid two loans, totaling $177 million, for $130 million (a 27% discount), that were scheduled to mature in 2012 and opportunistically bought back $40 million of senior notes that mature this year. We also increased our cash on-hand to provide added liquidity and at December 31, 2010 had more than $200 million of unrestricted cash.

In addition, we entered into the Line of Credit Facility, as described in “—Recent Developments—New Line of Credit Facility,” whereby we used cash on hand and funds drawn under the facility to repay two secured loans (totaling approximately $227 million). The Line of Credit Facility enhances our flexibility with respect to cash management and hotel acquisitions.

Strategic Relationships

We benefit from our brand/manager alliances with Hilton Worldwide (Embassy Suites Hotels, Doubletree and Hilton), Starwood Hotels & Resorts Worldwide, Inc. (Sheraton and Westin), Marriott International, Inc. (Renaissance and Marriott), Fairmont Hotels & Resorts and InterContinental Hotels Group PLC (Holiday Inn). These relationships enable us to work effectively with our managers to maximize margins and operating cash flow from our hotels.

•	Hilton Worldwide (www.hiltonworldwide.com) is recognized internationally as a preeminent hospitality company. Hilton owns, manages or franchises more than 3,600 hotels in 81 countries. Its portfolio includes many of the world’s best-known and most highly regarded hotel brands, including Waldorf Astoria, Conrad, Hilton, Doubletree, Embassy Suites, Hilton Garden Inn, Hampton Inn, Homewood Suites, Home2 Suites, and Hilton Grand Vacations. At December 31, 2010, 53 of our Consolidated Hotels were managed by Hilton subsidiaries. Hilton is a 50% partner in joint ventures with us that own 11 hotels and also manage residential condominiums at Kingston Plantation. Hilton also holds 10% equity interests in certain of our consolidated subsidiaries that own three hotels.

•	Starwood Hotels & Resorts Worldwide, Inc. (www.starwoodhotels.com) is one of the leading hotel and leisure companies in the world with 1,000 properties in 100 countries. With internationally renowned brands, Starwood is a fully integrated owner, operator and franchisor of hotels and resorts including, St. Regis, The Luxury Collection, W, Westin, Le Méridien, Sheraton, Four Points, Element and Aloft. Subsidiaries of Starwood managed eight of our Consolidated Hotels at December 31, 2010. Starwood indirectly owns 40% of one of our Consolidated Hotels.

•	Marriott International, Inc. (www.marriott.com) is a leading lodging company with over 3,400 lodging properties worldwide. Its portfolio includes 17 lodging and vacation resort ownership brands, including Ritz Carlton, Marriott, Renaissance, JW Marriott, Courtyard by Marriott, Fairfield Inn by Marriott and Residence Inn by Marriott. At December 31, 2010, three of our Consolidated Hotels were managed by Marriott subsidiaries.

•	Fairmont Hotels & Resorts (www.fairmont.com) is a leading luxury global hotel company, with a collection of 56 distinctive hotels. At December 31, 2010, a Fairmont subsidiary managed the Fairmont Copley Plaza in Boston.

•	InterContinental Hotels Group PLC (www.ichotelsgroup.com) of the United Kingdom is one of the world’s largest hotel companies by number of rooms. IHG owns, manages, leases or franchises, through various subsidiaries, more than 4,500 hotels and over 650,000 guest rooms in 100 countries. IHG owns a portfolio of well recognized and respected hotel brands, including InterContinental Hotels & Resorts, Crowne Plaza Hotels & Resorts, Holiday Inn, Holiday Inn

Express, Hotel Indigo, Staybridge Suites and Candlewood Suites. IHG also manages the world’s largest hotel loyalty program, Priority Club Rewards. At December 31, 2010, IHG subsidiaries managed 15 of our Consolidated Hotels.

Tax Status

We elected to be treated as a REIT under the U.S. federal income tax laws. As a REIT, we generally are not subject to U.S. federal income taxation at the corporate level on taxable income that is distributed to our stockholders. We may, however, be subject to certain state and local taxes on our income and property and to federal income and excise taxes on our undistributed taxable income. Our taxable REIT subsidiaries, or TRSs, formed to lease our hotels are subject to federal, state and local income taxes. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its annual taxable income to its stockholders. If we fail to qualify as a REIT in any taxable year for which the statute of limitations remains open, we will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) for such taxable year and may not qualify as a REIT for four subsequent years. In connection with our election to be treated as a REIT, our charter imposes restrictions on the ownership and transfer of shares of our common stock. FelCor LP expects to make distributions on its units sufficient to enable us to meet our distribution obligations as a REIT. At December 31, 2010, we had a federal income tax loss carry-forward of $169.4 million, and our TRSs had a federal income tax loss carry-forward of $329.2 million.

Restrictions on Ownership of Our Common Stock

To assist us in complying with the limitations on the concentration of ownership of REIT shares imposed by the Internal Revenue Code of 1986, as amended, or Code, our charter generally prohibits any stockholder from beneficially or constructively (applying certain attribution rules under the Code) owning more than 9.9% in value or in number of shares, whichever is more restrictive, of any class or series of our capital stock. Our board of directors may, in its sole discretion, waive the 9.9% ownership limit with respect to a particular stockholder if it is presented with evidence satisfactory to it that such ownership will not then or in the future jeopardize our qualification as a REIT.

Competition

The lodging industry is highly competitive. Each of our hotels is located in a developed area that includes other hotel properties and competes for guests primarily with other full service and limited service hotels in its immediate vicinity and secondarily with other hotel properties in its geographic market. We believe that location, brand recognition, the quality of the hotel, the services provided, and price are the principal competitive factors affecting our hotels.

Our Corporate Information

Our principal executive offices are located at 545 E. John Carpenter Freeway, Suite 1300, Irving, TX 75062-3933, and our telephone number is (972) 444-4900. The website for the Company is www.felcor.com. The contents of our website are not a part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website. Information contained on our website is not incorporated into this prospectus and you should not consider information contained on our website to be part of this prospectus.

Summary of the Offering

Common stock offered by us	24,000,000 shares (plus up to an additional 3,600,000 shares of our common stock that we may issue and sell upon exercise of the underwriters’ option to purchase additional shares).

Common stock outstanding immediately after the offering	120,881,858 shares, based on 96,881,858 shares of common stock outstanding on December 31, 2010 assuming the underwriters’ option is not exercised.

Dividend policy	U.S. federal income tax law requires that a REIT distribute at least 90% of its REIT taxable income for such tax year, determined without regard to the deduction for dividends paid and excluding net capital gain. For more information, please see “Certain United States Federal Income Tax Considerations.”

We resumed paying current quarterly dividends on our preferred stock in January 2011 (we had suspended paying those dividends in March 2009 as the recession took hold); we are currently in arrears in the payment of seven quarters of prior accrued preferred dividends. Unless and until those accrued dividends are paid in full, we may not pay dividends on our common stock. For more information, please see “Dividend Policy.”

Trading market and symbol	Our common stock is quoted on the NYSE under the symbol “FCH.”

Ownership and transfer restrictions	In order to assist us in satisfying the limitations on the concentration of ownership of interests imposed by the Code on REITs, our charter generally prohibits, among other things, any stockholder from beneficially or constructively owning more that 9.9% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock.

Risk factors	Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under the caption “Risk Factors” beginning on page S-11 and all other information in this prospectus supplement and the accompanying prospectus before investing in our common stock.

Use of proceeds	We estimate that our net proceeds from this offering, after deducting the underwriting discount and other estimated offering expenses payable by us, will be approximately $137.8 million (approximately $158.5 million if the underwriters exercise their option to purchase additional shares in full). We intend to use a substantial portion of the net proceeds as described below.

• We have agreed to acquire approximately 300 upper-upscale rooms in midtown Manhattan for approximately $140 million (which is less than $500,000 per key). Due diligence is ongoing. The purchase price is substantially below the estimated replacement cost. The acquisition also contains various opportunities to enhance value (e.g., adding guest rooms, improving food and beverage operations, structural support to achieve minimum returns, etc.). This opportunity exceeds all of our acquisition criteria, including an internal rate of return in excess of our weighted average cost of capital. Closing, which we expect will occur in the second quarter of this year, is subject to satisfactory completion of legal and business due diligence, as well as negotiation and execution of definitive documentation.

• On March 4, 2011, we established the Line of Credit Facility. When the Line of Credit Facility was established, the Company repaid two secured loans (totaling approximately $227 million) with a combination of cash on hand and funds drawn under the new facility. The repaid loans ($198.3 million and $29.0 million) would have matured in 2013 and 2012, respectively, and were secured by 11 hotels; those same hotels (together with pledges of the equity interest of the borrowers) now secure repayment of amounts drawn and outstanding under the Line of Credit Facility. We will use some or all of the net proceeds of this offering, in the immediate term, to repay borrowings under the Line of Credit Facility (we had $145 million outstanding, including all draws initiated as of March 28, 2011), after which we intend to borrow funds as needed in connection with such acquisitions and for general corporate purposes. J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, acted as the Joint Lead Arrangers and Co-Book Runners under the Line of Credit Facility. Their affiliates are agents, and affiliates of all of the underwriters are lenders, under the Line of Credit Facility and will receive a portion of the proceeds of this offering to the extent such proceeds are used to repay outstanding borrowings under the Line of Credit Facility.

In the immediate term, to the extent the net proceeds from this offering exceed outstanding borrowings under the Line of Credit Facility, we may use such excess net proceeds for general corporate purposes and may also invest such net proceeds in short term interest-bearing investments.

We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the shares of our common stock being registered hereby, including, without limitation, all registration and filing fees, printing expenses and fees and disbursements of our counsel and our accountants. For more information, please see “Use of Proceeds.”

Conflicts of Interest	As described in “Use of Proceeds,” the net proceeds of this offering will be used to repay borrowings under the Line of Credit Facility. Because Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are arrangers and bookrunners under the Line of Credit Facility, affiliates of certain underwriters are agents and affiliates of each underwriter are lenders under the Line of Credit Facility, the underwriters or their affiliates may receive more than 5% of the proceeds of this offering (not including underwriting discounts and commissions). Nonetheless, in accordance with the Financial Industry Authority Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering because a bona fide public market (as that term is defined in the rule) exists in the common stock offered hereby.

Purchases by our officers	At our request, the underwriters have reserved for sale up to 850,000 of the shares offered hereby for sale to some of our officers. The number of shares available to the general public in the offering will be reduced by the number of shares sold to our officers. Any reserved shares that are not purchased by our officers will be offered by the underwriters to the general public on the same terms as the other shares offered hereby.

RISK FACTORS

Investing in our common stock involves risks, including those described in our annual report on Form 10-K for the year ended December 31, 2010 which is incorporated by reference. Prospective investors should carefully consider such risk factors, together with all of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus in determining whether to purchase our common stock in this offering.

In addition to the risks identified in our annual report on Form 10-K for the year ended December 31, 2010, we are also subject to the risks set forth below.

The risks and uncertainties set forth below and described in our annual report on Form 10-K for the year ended December 31, 2010 are not the only risks that may have a material adverse effect on us. Additional risks and uncertainties that we currently are unaware of, or that we currently deem to be immaterial, also may become important factors that adversely impact us and your investment in our common stock. Further, the extent any of the information contained in this prospectus supplement or the accompanying prospectus constitutes forward-looking information, the risk factors incorporated by reference into this prospectus supplement are cautionary statements identifying important factors that could cause our actual results for various financial reporting periods to differ materially from those expressed in any forward-looking statements made by or on behalf of us.

Additional Risks

Broad market fluctuations could negatively impact the market price of our common stock.

The capital markets continue to experience extreme price and volume fluctuations that have affected the market price of the shares of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common stock.

You may experience significant dilution as a result of additional issuances of our securities, which could harm our stock price.

Investors in this offering do not have preemptive rights to any shares issued by us in the future. Therefore, investors purchasing shares in this offering may experience dilution of their equity investment if we:

•	sell additional common shares in the future, whether publicly or privately;

•	sell securities that are convertible into common shares;

•	issue restricted shares to our officers or directors; or

•	issue common stock upon the exercise of options.

After giving effect to the issuance of common stock in this offering, the receipt of the expected net proceeds and the use of those proceeds, we expect that this offering will have a dilutive effect on our earnings per share and funds from operations per share. The actual amount of dilution from this offering, or from any future offering of common or preferred stock, will be based on numerous factors and cannot be determined at this time. Additionally, the market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market pursuant to this offering, or otherwise, or as a result of the perception or expectation that such sales could occur.

Our acquisition of additional properties may have a significant effect on our business, liquidity, financial position and/or results of operations.

As part of our business strategy, we seek to acquire upper-upscale hotels. We may acquire properties through various structures, including transactions involving portfolios, single assets, joint ventures and acquisitions of all or substantially all of the securities or assets of other REITs or similar real estate entities. We anticipate that our acquisitions will be financed through a combination of methods, including proceeds from equity offerings, the incurrence or assumption of indebtedness and proceeds from the sales of assets. Disruptions in credit markets may limit our ability to finance acquisitions and may limit the ability of purchasers to finance hotels and adversely affect our disposition strategy and our ability to use disposition proceeds to finance acquisitions.

We may, from time to time, be in the process of identifying, analyzing and negotiating possible acquisition transactions. We cannot provide any assurances that we will be successful in consummating future acquisitions on favorable terms or that we will realize the benefits that we anticipate from such acquisitions. Our inability to consummate one or more acquisitions on such terms, or our failure to realize the intended benefits from one or more acquisitions, could have a significant adverse effect on our business, liquidity, financial position and/or results of operations, including as a result of our incurrence of additional indebtedness and related interest expense and our assumption of unforeseen contingent liabilities.

If there are delays in applying the proceeds of this offering, then receipts from investments and our investment returns may take longer to attain.

In the immediate term, we expect to use some or all of the net proceeds from this offering to repay funds drawn under the Line of Credit Facility and, thereafter, to fund hotel acquisitions as described in “Use of Proceeds” below; however, we may delay applying the proceeds from this offering to fund acquisitions if we are unable to identify or consummate the opportunities described under “Use of Proceeds” on acceptable terms that are accretive to our stockholders and are consistent with our long-term objectives to enhance stockholder value. If we are not able to consummate the transactions described under “Use of Proceeds,” our management and board of directors will have considerable discretion in the specific application of the net proceeds and may apply the net proceeds in ways other than those we currently expect, including in ways that may not increase our revenues or our market value. Pending application of the net proceeds from this offering as described above, we may invest such proceeds in short-term, interest bearing investments.

Future offerings of debt securities, which would be senior to our common stock upon liquidation, or equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of distributions, may harm the value of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock. Upon our liquidation, holders of our debt securities and shares of preferred stock, lenders with respect to other borrowings and all of our creditors will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings by us may dilute the holdings of our existing stockholders or reduce the value of our common stock, or both. Our preferred stock, if issued, would have a preference on distributions that could limit our ability to make distributions to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the value of our common stock and diluting their stock holdings in us.

FORWARD LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference in this prospectus supplement, as well as other written and oral statements made or incorporated by reference from time to time by us and our representatives in other reports, filings with the SEC, press releases, conferences, or otherwise, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act that involve a number of risks and uncertainties. Forward-looking statements can be identified by the use of forward-looking terminology, including, without limitation, “believes,” “expects,” “anticipates,” “may,” “will,” “should,” “seeks,” “pro forma” or other variations of these terms, including their use in the negative, or by discussions of strategies, plans or intentions. A number of factors could cause actual results to differ materially from those anticipated by these forward-looking statements. Among these factors are:

•	general economic conditions, including, among other things, unemployment, major bank failures and unsettled capital markets, sovereign debt uncertainty, the impact of the United States’ military involvement in the Middle East and elsewhere, future acts of terrorism, the threat or outbreak of a pandemic disease affecting the travel industry, rising high fuel costs and increased transportation security precautions;

•	our overall debt levels and our ability to refinance or obtain new financing and service debt;

•	our inability to retain earnings;

•	our liquidity and capital expenditures;

•	our ability to complete hotel dispositions at acceptable prices and to pursue our growth strategy and acquisition activities; and

•	competitive conditions in the lodging industry.

In addition, these forward-looking statements are necessarily dependent upon assumptions and estimates that may prove to be incorrect. Accordingly, while we believe that the plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved. The forward-looking statements included in this prospectus, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, are expressly qualified in their entirety by the information contained in this prospectus, including “Risk Factors,” and the documents incorporated by reference, which identify important factors that could cause these differences. All forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to update any forward-looking statements to reflect future events or circumstances.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the NYSE under the symbol “FCH.” The following table sets forth the high and low intraday sales prices per share of our common stock, as reported by the NYSE, and dividends declared on our common stock, for the periods indicated.

			Common
			Dividends
	High	Low	Declared

Year Ended December 31, 2011:
First Quarter (through March 25, 2011)	$8.31	$6.14	$—
Year Ended December 31, 2010:
First Quarter	$6.42	$3.49	$—
Second Quarter	$8.99	$4.95	$—
Third Quarter	$6.15	$3.91	$—
Fourth Quarter	$7.48	$4.53	$—
Year Ended December 31, 2009:
First Quarter	$2.19	$0.72	$—
Second Quarter	$3.60	$1.22	$—
Third Quarter	$5.31	$1.86	$—
Fourth Quarter	$4.90	$2.85	$—

DIVIDEND POLICY

We suspended payment of our common dividend in December 2008 and our preferred dividend in March 2009 in light of the deepening recession and dysfunctional capital markets, and the attendant impact on our industry and us. In January 2011, we reinstated our current quarterly preferred dividend and paid current quarterly preferred dividends of $9.7 million. We cannot pay any common dividends unless and until all accrued and current preferred dividends are paid. Our Board of Directors will determine whether and when to declare future dividends (including the accrued but unpaid preferred dividends) based upon various factors, including operating results, economic conditions, other operating trends, our financial condition and capital requirements, as well as the minimum REIT distribution requirements.

We are permitted to make discretionary cash distributions under the indenture governing our senior secured notes, subject to certain minimum covenant thresholds (which we currently exceed). (If we fall below these thresholds, we are restricted from making discretionary cash distributions, although we can make such distributions in order to satisfy minimum REIT distribution requirements.) We resumed paying current dividends on our preferred stock in January 2011, once we exceeded the minimum covenant thresholds. We expect to continue paying current dividends on our preferred stock, although we do not expect to pay any common stock dividends in the near-term. We expect to retain all available funds for use in the operation and expansion of our business, including repaying indebtedness, funding capital expenditures and growing externally through acquisitions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, incorporated by reference herein.

USE OF PROCEEDS

We estimate that our net proceeds from this offering, after deducting the underwriting discount and other estimated offering expenses payable by us, will be approximately $137.8 million (approximately $158.5 million if the underwriters exercise their option to purchase additional shares in full). We intend to use a substantial portion of the net proceeds as described below.

•	We have agreed to acquire approximately 300 upper-upscale rooms in midtown Manhattan for approximately $140 million (which is less than $500,000 per key). Due diligence is ongoing. The purchase price is substantially below the estimated replacement cost. The acquisition also contains various opportunities to enhance value (e.g., adding guest rooms, improving food and beverage operations, structural support to achieve minimum returns, etc.). This opportunity exceeds all of our acquisition criteria, including an internal rate of return in excess of our weighted average cost of capital. Closing, which we expect will occur in the second quarter of this year, is subject to satisfactory completion of legal and business due diligence, as well as negotiation and execution of definitive documentation.

•	On March 4, 2011, we established the Line of Credit Facility. When the Line of Credit Facility was established, the Company repaid two secured loans (totaling approximately $227 million) with a combination of cash on hand and funds drawn under the new facility. The repaid loans ($198.3 million and $29.0 million) would have matured in 2013 and 2012, respectively, and were secured by 11 hotels; those same hotels (together with pledges of the equity interest of the borrowers) now secure repayment of amounts drawn and outstanding under the Line of Credit Facility. See “Prospectus Supplement Summary—Recent Developments—New Line of Credit Facility.” We will use some or all of the net proceeds of this offering, in the immediate term, to repay borrowings under the Line of Credit Facility (we had $145 million outstanding, including all draws initiated as of March 28, 2011), after which we intend to borrow funds as needed in connection with hotel acquisitions (including the opportunity described above and in “Prospectus Supplement Summary—Business Strategy—External Growth”) and for general corporate purposes. J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, acted as the Joint Lead Arrangers and Co-Book Runners under the Line of Credit Facility. Affiliates of certain underwriters are agents, and affiliates of all of the underwriters are lenders, under the Line of Credit Facility and will receive a portion of the proceeds of this offering to the extent such proceeds are used to repay outstanding borrowings under the Line of Credit Facility. See “Underwriting—Conflicts of Interest.”

In the immediate term, to the extent the net proceeds from this offering exceed outstanding borrowings under the Line of Credit Facility, we may use such excess net proceeds for general corporate purposes and may also invest such net proceeds in short term interest-bearing investments.

We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the shares of our common stock being registered hereby, including, without limitation, all registration and filing fees, printing expenses and fees and disbursements of our counsel and our accountants.

CAPITALIZATION

The following table sets forth (1) our cash and cash equivalents and (2) our capitalization as of December 31, 2010, in each case:

•	on an actual basis

•	on an adjusted basis to reflect (i) repayment of two mortgage loans ($198.3 million and $29.0 million outstanding when repaid) with cash on hand and funds drawn under the Line of Credit Facility and (ii) the sale of our common stock in the offering at the offering price of $6.00 per share, in both cases as if the transactions had been completed on December 31, 2010, and assuming:

•	net proceeds of the offering are $137.8 million, after deducting the estimated offering expenses and the underwriting discount and commissions;

•	use of net proceeds to repay borrowings under the Line of Credit Facility ($145 million, including all draws initiated as of March 28, 2011); and

•	the underwriter’s option to purchase additional shares is not exercised.

You should review this information together with “Use of Proceeds” and our consolidated financial statements and related notes incorporated by reference in this prospectus.

	December 31, 2010
	Actual	As Adjusted
	(in thousands)

Cash and cash equivalents	$200,972	$118,384

Short term debt:
Current portion of debt	$315,343	$311,843

Long term debt:
Line of Credit (a)	—	7,190
Senior Secured Notes due 2014 (net of discount)	582,821	582,821
Mortgage debt	650,145 (b)	426,345

Total long-term debt	1,232,966	1,016,356

Redeemable FelCor LP Units at redemption value	2,004	2,004

Preferred stock	478,774	478,774
Common stock	1,010	1,250
Additional paid in capital	2,190,308	2,327,878
Accumulated other comprehensive income	26,457	26,457
Accumulated deficit	(2,054,625)	(2,054,625)
Less: Common stock in treasury	(73,341)	(73,341)

Total FelCor stockholders’ equity	568,583	706,393
Non-controlling interest in other partnerships	19,795	19,795

Total capitalization	$2,138,691	$2,056,391

(a)	The Line of Credit Facility provides for a $225 million revolving line of credit.

(b)	Assumes extension of $195.8 million and $28.0 million of mortgage debt scheduled to mature in 2011, which can be extended for as many as two years or one year, respectively, subject to satisfying certain conditions. This debt was repaid with cash on hand and funds drawn under the Line of Credit Facility in March 2011.

DESCRIPTION OF COMMON STOCK

The description of our common stock set forth below describes certain general terms and provisions of the common stock. The following description of our common stock is a summary and is not intended to be complete. You also should review our charter and bylaws, copies of which are available from us upon request. See “Certain Charter, Bylaw and Statutory Provisions” in the accompanying prospectus and “Where You Can Find More Information” elsewhere in this prospectus supplement.

General

Under our charter, we have the authority to issue up to 200,000,000 shares of common stock, par value $0.01 per share. Under Maryland law, stockholders generally are not responsible for the corporation’s debts or obligations. At December 31, 2010, we had outstanding 96,881,858 shares of common stock.

Terms

Subject to the preferential rights of any series of our preferred stock outstanding, the holders of our common stock are entitled to one vote per share on all matters voted on by stockholders, including in the election of directors. Our charter does not provide for cumulative voting in the election of directors. Except as otherwise required by law or provided in articles supplementary relating to preferred stock of any series, the holders of our common stock exclusively possess all voting power.

Subject to any preferential rights of any series of our preferred stock outstanding, the holders of our common stock are entitled to those dividends, if any, as may be declared from time to time by our board of directors from funds legally available therefor and, upon liquidation, are entitled to receive, pro rata, all assets of FelCor available for distribution to holders of shares of common stock. All shares of common stock, when issued, will be fully paid and nonassessable and will have no preemptive rights. FelCor may, however, enter into contracts with certain stockholders to grant those holders preemptive rights.

Restrictions on Ownership and Transfer

The shares of our common stock are subject to certain restrictions upon their ownership and transfer, which were adopted for the purpose of enabling FelCor to preserve its status as a REIT. For a description of these restrictions and the Maryland anti-takeover statutes, see “Certain Charter, Bylaw and Statutory Provisions.”

Exchange Listing

The common stock is listed on the NYSE under the symbol “FCH.”

Transfer Agent

The transfer agent and registrar for the common stock is American Stock Transfer Company, New York, New York.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences and, in the case of non-U.S. stockholders (as defined below), U.S. federal estate tax consequences of qualification and taxation as a REIT and of the ownership and disposition of our common stock. Because this section is a summary, it does not address all of the tax issues that may be important to you in light of your personal investment or tax circumstances. In addition, this section does not address the tax issues that may be important to certain types of holders of our common stock that are subject to special treatment under U.S. federal income tax laws, such as insurance companies, partnerships or other pass-through entities (or investors in such entities), expatriates, taxpayers subject to the alternative minimum tax, tax-exempt organizations (except as discussed herein), financial institutions or broker-dealers, and dealers in securities. This discussion applies only to persons who purchase our common stock described in this prospectus in this offering and who hold our common stock as a capital asset for U.S. federal income tax purposes.

The statements of law in this discussion are based on current provisions of the Code, existing temporary and final Treasury regulations thereunder, and current administrative rulings and court decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, any of which may take effect retroactively, will not affect the accuracy of any statements in this discussion. We have not and will not seek any rulings or opinions from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions which are different from those discussed below.

As used in this discussion, a “U.S. stockholder” is a beneficial owner of our common stock that, for United States federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or if the trust has validly elected to continue to be treated as a domestic trust.

As used in this discussion, a “non-U.S. stockholder” is a beneficial owner of our common stock that, for United States federal income tax purposes, is an individual, corporation, estate or trust and is not a U.S. stockholder.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is a beneficial owner of our common stock, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that is considering purchasing our common stock, you should consult with your tax advisor.

This discussion assumes that a stockholder will structure its ownership of our common stock so as to not be subject to the newly enacted withholding tax discussed in “—Additional Withholding Requirements.”

THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO BE CONSTRUED AS TAX ADVICE. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF INVESTING IN OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES (INCLUDING ANY FEDERAL ESTATE

OR GIFT TAX CONSEQUENCES AND ANY CONSEQUENCES RESULTING FROM THE NEWLY ENACTED MEDICARE TAX ON INVESTMENT INCOME) OF SUCH INVESTMENT AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Our Taxation

We are currently taxed as a REIT under U.S. federal income tax laws. We elected to be taxed as a REIT under U.S. federal income tax laws beginning with our short taxable year ended December 31, 1994. We believe that since our election to be a REIT we have operated in such a manner as to qualify for taxation as a REIT, and we intend to continue to operate in such a manner, but no assurance can be given that we have or will continue to qualify as a REIT under the Code. This section discusses the laws governing the U.S. federal income tax treatment of a REIT and holders of its common stock. These laws are highly technical and complex.

Our qualification as a REIT depends on our ability to meet on a continuing basis qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentages of our assets that fall within specified categories, the diversity of our share ownership and the percentage of our taxable income that we distribute. We describe the REIT qualification tests in more detail below. For a discussion of the federal income tax consequences of our failure to qualify as a REIT, see “—Requirements For Qualification—Failure To Qualify.”

If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that we avoid the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. We will, however, be subject to federal tax in the following circumstances:

•	We will pay federal income tax on our taxable income, including net capital gain, which we do not distribute to our stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	Under certain circumstances we may be subject to the “alternative minimum tax” on items of tax preference that we do not distribute to our stockholders.

•	We will pay income tax at the highest corporate rate on (1) net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of our business and (2) other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of our business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Requirements For Qualification—Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on (1) the greater of the amount by which we fail the 75% gross income test or the amount by which 95% of our gross income exceeds the amount of our income qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•	In the event of a more than de minimis failure of any of the asset tests as described below under “—Requirements For Qualification—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we discovered the failure of the asset test and we provide a schedule of the disqualifying assets to the IRS, we will pay a tax equal to the greater of (1) $50,000, or (2) the amount determined by multiplying the highest rate of income tax for corporations (currently 35%) by the net income from the nonqualifying assets during the period in which we failed to satisfy the asset test or tests.

•	If we fail to satisfy one or more requirements for REIT qualification during a taxable year, other than a gross income test or an asset test, and continue to qualify as a REIT because we meet other requirements, we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of this required distribution over the amount we actually distributed.

•	We will incur a 100% excise tax on transactions with a “taxable REIT subsidiary” that are not conducted on an arm’s-length basis.

•	We may elect to retain and pay income tax on our net long-term capital gain.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference to the C corporation’s basis in the asset or another asset we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of such asset during the ten-year period after we acquire such asset, provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is generally the lesser of (1) the amount of gain that we recognize at the time of the sale or disposition of the asset and (2) the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset. Accordingly, any gain we recognize on the disposition of any such asset during the ten-year period beginning on the date of acquiring the asset, to the extent of such asset’s “built-in gain,” will be subject to tax at the highest regular corporate rate.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets the following requirements:

1.	it is managed by one or more trustees or directors;

2.	its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3.	it would be taxable as a domestic corporation, but for the REIT provisions of U.S. federal income tax laws;

4.	it is neither a financial institution nor an insurance company subject to special provisions of U.S. federal income tax laws;

5.	at least 100 persons are beneficial owners of its shares or ownership certificates;

6.	no more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, as defined in U.S. federal income tax laws to include certain entities, during the last half of any taxable year;

7.	it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

8.	it uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of U.S. federal income tax laws; and

9.	it meets certain other qualification tests, described below, regarding the nature of its income and assets, and the amount of its distributions.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for such taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6. In addition, for purposes of applying requirement 6, a look-through rule applies so that generally shares of our capital stock that are held by a corporation, partnership, estate or trust (except as summarized above) will be considered owned proportionately by their respective stockholders, partners or beneficiaries.

We have issued sufficient stock with sufficient diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy requirements 5 and 6. The provisions of the charter restricting the ownership and transfer of our stock are described in “Certain Charter, Bylaw and Statutory Provisions” in the accompanying prospectus.

A corporation that is a “qualified REIT subsidiary” (i.e., a corporation that is 100% owned by a REIT with respect to which no taxable REIT subsidiary (TRS election has been made) is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the parent REIT. Thus, in applying the requirements described in this section, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of that subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

In the case of a REIT that is a partner in a partnership, in general, the REIT is treated as owning its proportionate share (based on capital interests) of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities, and items of gross income of FelCor LP and of any other partnership or joint venture or limited liability company that is treated as a partnership for federal income tax purposes in which we own, or will acquire an interest, directly or indirectly (together, the “Subsidiary Partnerships”), are treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

A REIT may own up to 100% of the stock of a TRS. A TRS can lease hotels from its parent REIT as long as it engages an “eligible independent contractor” to manage and operate the hotels. In addition, a TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS by jointly filing Form 8875 with the IRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. A TRS will pay tax at regular corporate rates on any income that it earns. In addition, special rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We hold ownership interests in several TRSs through FelCor LP.

Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on and gain from the sale of shares in other REITs;

•	gain from the sale of certain real estate assets;

•	income and gain derived from qualifying “foreclosure property;” and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our shares or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of (1) income that is qualifying income for purposes of the 75% gross income test, (2) other types of dividends and interest, (3) gain from the sale or disposition of stock or securities, or (4) any combination of the foregoing. Gross income from our sale of any property that we hold primarily for sale to customers in the ordinary course of our business is excluded from both income tests.

In addition, if we enter into a transaction in the normal course of our business primarily to manage risk of interest rate, price changes or currency fluctuations with respect to any item of income or gain that would be qualified income under the 75% or 95% gross income tests (or any property which generates such qualified income or gain), including gain from the termination of such a transaction, and we properly identify the “hedges” as required by the Code and Treasury regulations, the income from the transaction will be excluded from gross income for purposes of the 95% gross income test and the 75% gross income test (after July 30, 2008). In addition, our gross income, for purposes of the 75% (after July 30, 2008) and 95% gross income tests, will not include any of our gross income from properly identified “hedges,” including any gain from the sale or disposition of such a transaction, to the extent the transaction hedges any indebtedness incurred (or to be incurred) by us to acquire or carry real estate assets. If we have any foreign currency gain, certain “real estate foreign exchange gain” is excluded from both gross income tests (after July 30, 2008). In addition, if we have any foreign currency gain, certain “passive foreign exchange gain” is excluded from our gross income for purposes of the 95% gross income test (but is included in our gross income and treated as non-qualifying income to the extent such gain is not also considered “real estate foreign exchange gain” for purposes of the 75% gross income test) (after July 30, 2008). If we acquire any “qualified business unit” that remits certain foreign currency gain to us, such gain will not be included in our gross income for purposes of the 75% or 95% gross income tests (after July 30, 2008). Provided that, if we become dealers or regular traders in securities, any foreign currency gain will be gross income to us that doesn’t qualify under either gross income test (after July 30, 2008).

The following paragraphs discuss the specific application of the gross income tests to us.

Rent that we receive from real property that we own and lease to tenants will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of gross receipts or gross sales.

•	Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant, other than a TRS, from whom we receive rent. If the tenant is a TRS leasing a hotel, such TRS may not directly or indirectly operate or manage the related hotel. Instead, the property must be operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating qualified lodging facilities for any person unrelated to us and the TRS.

•	Third, if the rent attributable to personal property leased in connection with a lease of real property exceeds 15% of the total rent received under the lease, then the portion of rent attributable to that personal property will not qualify as “rents from real property.”

•	Finally, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue, and who does not, directly or through its stockholders, own more than 35% of our shares of capital stock, taking into consideration the applicable ownership attribution rules. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in the geographic area in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income from the related properties.

Pursuant to percentage leases, our lessees lease from FelCor LP and the Subsidiary Partnerships the land, buildings, improvements, furnishings and equipment comprising our hotels, for terms of five to ten years, with options to renew for total terms, including the initial term, of not more than 15 years. The percentage leases provide that the lessees are obligated to pay to FelCor LP and the Subsidiary Partnerships (1) the greater of a minimum base rent or percentage rent and (2) “additional charges” or other expenses, as defined in the leases. Percentage rent is calculated by multiplying fixed percentages by gross room or suite revenues, and food and beverage revenues and rent for each of our hotels. Both base rent and the thresholds in the percentage rent formulas are adjusted for inflation. Base rent and percentage rent accrue and are due monthly.

In order for the base rent, percentage rent, and additional charges to constitute “rents from real property,” the percentage leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures, or some other type of arrangement. The determination of whether the percentage leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•	the degree of control over the property that is retained by the property owner, or whether the lessee has substantial control over the operation of the property or is required simply to use its best efforts to perform its obligations under the agreement; and

•	the extent to which the property owner retains the risk of loss with respect to the property, or whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property or the potential for economic gain or appreciation with respect to the property.

In addition, federal income tax law provides that a contract that purports to be a service contract (or a partnership agreement) will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether:

•	the service recipient is in physical possession of the property;

•	the service recipient controls the property;

•	the service recipient has a significant economic or possessory interest in the property, or whether the property’s use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property’s operating costs, or the recipient bears the risk of damage to or loss of the property;

•	the service provider bears the risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

•	the service provider uses the property concurrently to provide significant services to entities unrelated to the service recipient; and

•	the total contract price substantially exceeds the rental value of the property for the contract period.

Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

We believe that the percentage leases will be treated as true leases for federal income tax purposes. Such belief is based, in part, on the following facts:

•	FelCor LP and the Subsidiary Partnerships, on the one hand, and the lessees, on the other hand, intend for their relationship to be that of a lessor and lessee and such relationship is documented by lease agreements;

•	the lessees have the right to the exclusive possession, use and quiet enjoyment of our hotels during the term of the percentage leases;

•	the lessees bear the cost of, and are responsible for, day-to-day maintenance and repair of our hotels, other than the cost of maintaining underground utilities, structural elements and capital improvements, and generally dictate how our hotels are operated, maintained, and improved;

•	the lessees bear all of the costs and expenses of operating our hotels, including the cost of any inventory used in their operation, during the term of the percentage leases, other than real estate and personal property taxes and property and casualty insurance premiums;

•	the lessees benefit from any savings in the costs of operating our hotels during the term of the percentage leases;

•	the lessees generally have indemnified FelCor LP and the Subsidiary Partnerships against all liabilities imposed on FelCor LP and the Subsidiary Partnerships during the term of the percentage leases by reason of (1) injury to persons or damage to property occurring at our hotels, (2) the lessees’ use, management, maintenance or repair of our hotels, (3) any environmental liability caused by acts or grossly negligent failures to act of the lessees, (4) taxes and assessments in respect of our hotels that are the obligations of the lessees, or (5) any breach of the percentage leases or of any sublease of a hotel by the lessees;

•	the lessees are obligated to pay substantial fixed rent for the period of use of our hotels;

•	the lessees stand to incur substantial losses or reap substantial gains depending on how successfully they operate our hotels; and

•	FelCor LP and the Subsidiary Partnerships cannot use our hotels concurrently to provide significant services to entities unrelated to the lessees.

Investors should be aware that there are no controlling Treasury regulations, published rulings or judicial decisions involving leases with terms substantially the same as the percentage leases that discuss whether such leases constitute true leases for federal income tax purposes. If the percentage leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that FelCor LP and the Subsidiary Partnerships receive from the lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, could lose our REIT status (unless we qualify for relief, as described below under “—Failure to Satisfy Gross Income Tests”).

As described above, in order for the rent received by us to constitute “rents from real property,” several other requirements must be satisfied. One requirement is that the percentage rent must not be based in whole or in part on the income or profits of any person. The percentage rent, however, will qualify as “rents from real property” if it is based on percentages of gross receipts or gross sales and the percentages:

•	are fixed at the time the percentage leases are entered into;

•	are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.

More generally, the percentage rent will not qualify as “rents from real property” if, considering the percentage leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits. Since the percentage rent is based on fixed percentages of the gross revenues from our hotels that are established in the percentage leases, and we have represented that the percentages (1) will not be renegotiated during the terms of the percentage leases in a manner that has the effect of basing the percentage rent on income or profits and (2) conform with normal business practice, the percentage rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

Another requirement for qualification of our rent as “rents from real property” is that we must not own, actually or constructively, 10% or more of the stock or voting power of any corporate lessee (other than a TRS) or 10% or more of the assets or net profits of any non-corporate lessee (a “related party tenant”). The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own any stock or assets or net profits of any non-TRS lessee directly. In addition, our charter prohibits transfers of our stock that would cause us to constructively own 10% or more of the ownership interests in a lessee. Those charter provisions will not apply to our indirect ownership of several of our lessees through our TRS because transfers of our stock will not affect our indirect ownership of such lessees, and we will not constructively own stock in such lessees as a result of attribution of stock ownership from our stockholders (although, as noted below, rents received from the TRS generally will not be disqualified as related party rents). Thus, we should never own, actually or constructively, 10% or more of any non-TRS lessee. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not rent any property to a related party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our stock, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee at some future date.

As described above, we may own up to 100% of the stock of a TRS. Rent received by us from a TRS will qualify as “rents from real property” if the TRS engages an “eligible independent contractor” to manage and operate our hotels leased by the TRS. An “eligible independent contractor” must either be, or be related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person who is not related to us or the TRS. A “qualified lodging facility” is a hotel, motel, or other establishment in which more than one-half of the dwelling units are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. In addition, we cannot directly or indirectly derive any income from an eligible independent contractor, an eligible independent contractor cannot own 35% or more of our stock, and no more than 35% of an eligible independent contractor’s ownership interests can be owned by persons owning 35% or more of our stock, taking into account applicable constructive ownership rules. We hold ownership interests in several TRSs that lease our hotels. Each of those TRSs has engaged a third-party hotel manager to manage and operate our hotels leased by that TRS. We believe that all of the existing third-party hotel managers of hotels leased by our TRSs qualify as “eligible independent contractors,” and we anticipate that all of the third-party hotel managers that will be retained by our TRSs in the future to manage our hotels leased by the TRSs from us will qualify as “eligible independent contractors.”

We will be subject to a 100% excise tax to the extent that the IRS successfully asserts that the rents received from our TRSs exceed an arm’s-length rate. We believe that the terms of the leases that exist between us and our TRSs were negotiated at arm’s length and are consistent with the terms of comparable leases in the hotel industry, and that the excise tax on excess rents therefore should not apply. There can be no assurance, however, that the IRS would not challenge the rents paid to us by our TRSs as being excessive, or that a court would not uphold such challenge. In that event, we could owe a tax of 100% on the amount of rents determined to be in excess of an arm’s-length rate.

A third requirement for qualification of the rent received by us as “rents from real property” is that the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of such taxable year (the “15% test ratio”). With respect to each hotel, we believe either that the 15% test ratio is 15% or less or that any income attributable to excess personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of the 15% test ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 95% or 75% gross income test and thus could lose our REIT status.

A fourth requirement for qualification of the rent received by us as “rents from real property” is that, other than within the 1% de minimis exception described above, we cannot furnish or render noncustomary services to the tenants of our hotels, or manage or operate our hotels, other than through an eligible independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we may own up to 100% of the stock of a TRS, and the TRS may provide customary and noncustomary services to our tenants without tainting our rental income. Provided that the percentage leases are respected as true leases, we should satisfy that requirement, because FelCor LP and the Subsidiary Partnerships do not perform any services other than customary ones for the lessees (other than within the 1% de minimis exception or through a TRS). Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not perform impermissible noncustomary services with respect to the tenant of the property.

If a portion of the rent received by us from a hotel does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income tests. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we could lose our REIT status. In addition, if the rent from a particular hotel does not qualify as “rents from real property” because either (1) the percentage rent is considered based on the income or profits of the related lessee, (2) we own, actually or constructively, 10% or more of a non-TRS lessee, or (3) we furnish noncustomary services to the tenants of the hotel, or manage or operate our hotels, other than through a qualifying independent contractor or a TRS, none of the rent from that hotel would qualify as “rents from real property.” In that case, we also could lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

In addition to the rent, the lessees are required to pay to FelCor LP and the Subsidiary Partnerships certain additional charges. To the extent that such additional charges represent either (1) reimbursements of amounts that the FelCor LP and the Subsidiary Partnerships are obligated to pay to third parties such as a lessee’s proportionate share of a property’s operational or capital expenses, or (2) penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that such charges represent interest that is accrued on the late payment of the rent or additional charges, such charges will not qualify as “rents from real property,” but instead should be treated as interest that qualifies for the 95% gross income test.

Interest

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

Prohibited Transactions

A REIT will incur a 100% tax on the net income (including any foreign currency gain or loss, if any, included in such net income after July 30, 2008) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our or FelCor LP’s assets is held for sale to customers and that a sale of any such asset would not be in the ordinary course of a trade or business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular asset. We believe that none of our assets are held primarily for sale to customers and that a sale of any such assets would not be in the ordinary course of the owning entity’s business. We will attempt to comply with the terms of the safe-harbor provisions in U.S. federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot provide assurance, however, that we can comply with such safe-harbor provisions or that we or FelCor LP will avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.”

Foreclosure Property

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of such income. However, income from qualified foreclosure property will be included in our gross income for purposes of the 75% and 95% gross income tests and the gain from the sale of such qualified foreclosure property should be exempt from the 100% tax on prohibited transactions. “Foreclosure property” is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on an indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which such REIT makes a proper election to treat such property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property with respect to a REIT at the end of the third taxable year following the taxable year in which the REIT acquired such property, or longer if an extension is granted by the Secretary of the Treasury. The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on such property, other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent; or

•	which is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

As a result of the rules with respect to foreclosure property, if (1) a lessee defaults on its obligations under a percentage lease, (2) we terminate the lessee’s leasehold interest, and (3) we are unable to find a replacement lessee for the hotel within 90 days of such foreclosure, gross income from hotel operations conducted by us from such hotel would cease to qualify for the 75% and 95% gross income tests unless we are able to hire an independent contractor to manage and operate the hotel. In such event, we might be unable to satisfy the 75% and 95% gross income tests and, thus, might fail to qualify as a REIT.

Hedging Transactions

From time to time, we or FelCor LP may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate, commodity or currency swaps, caps, and floors, options to purchase such items, and futures and forward contracts. A “hedging transaction” means any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate or price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets.

If we enter into a transaction in the normal course of our business primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualified income under the 75% or 95% gross income tests (or any property which generates such qualified income or gain), including gain from the termination of such a transaction, and we properly identify the “hedges” as required by the Code and Treasury regulations, the income from the transaction will be excluded from gross income for purposes of the 95% gross income test and the 75% gross income test (after July 30, 2008). In addition, our gross income, for purposes of the 75% (after July 30, 2008) and 95% gross income tests, will not include any of our gross income from properly identified “hedges”, including any gain from the sale or disposition of such a transaction, to the extent the transaction hedges any indebtedness incurred (or to be incurred) by us to acquire or carry real estate assets.

We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. The REIT income and asset rules may limit our ability to hedge loans or securities acquired as investments.

Failure to Satisfy Gross Income Tests

If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of U.S. federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect, and

•	following our identification of the failure to meet one or both gross income tests for a taxable year, a description of each item of our gross income included in the 75% and 95% gross income tests is set forth in a schedule for such taxable year and filed as specified by Treasury regulations.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Our Taxation,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables and certain foreign currency;

•	government securities;

•	real property and interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.

Fourth, no more than 20% of the value of our total assets (25% for tax years beginning after July 30, 2008) may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. For purposes of the 10% value test, the term “securities” does not include:

•	“Straight debt,” defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any (i.e. a TRS in which we own, directly or indirectly, more than 50% of the voting power or value of the stock) holds non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•	a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

•	any loan to an individual or an estate;

•	any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	any obligation to pay “rents from real property”;

•	certain securities issued by governmental entities;

•	any security issued by a REIT;

•	any debt instrument issued by an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership; or

•	any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Requirements for Qualification-Income Tests.”

If we failed to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if (1) we satisfied the asset tests at the close of the preceding calendar quarter, and (2) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets or because of a change in the foreign currency exchange rates used to value any foreign assets, and, in either case, was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If we did not satisfy the condition described in clause (2) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

If we fail to satisfy the 5% asset test or the 10% vote or value test for a particular quarter and do not correct it within the 30-day period described in the prior sentence, we will not lose our REIT status if the failure is due to the ownership of assets, the total value of which does not exceed the lesser of (i) 1% of the total value of our assets at the end of the quarter for which such measurement is done or (ii) $10,000,000; provided in either case that, we either dispose of the assets within 6 months after the last day of the quarter in which we identify the failure (or such other time period prescribed by the Treasury), or otherwise meet the requirements of those rules by the end of such time period. In addition, if we fail to meet any asset test for a particular quarter, other than a de minimis failure described in the preceding sentence, we still will be deemed to have satisfied the requirements if: (1) following our identification of the failure, we file a schedule with a description of each asset that caused the failure in accordance with regulations prescribed by the Treasury; (2) the failure was due to reasonable cause and not willful neglect; (3) we dispose of the assets within 6 months after the last day of the quarter in which the identification occurred (or such other time period prescribed by the Treasury) or the requirements of the rules are otherwise met within such period; and (4) we pay a tax on the failure which is the greater of $50,000 or the amount determined by multiplying the highest rate of income tax for corporations (currently 35%) by the net income generated by the assets for the period beginning on the first date of the failure and ending on the date we have disposed of the assets or otherwise satisfy the requirements.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of (1) 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and (2) 90% of our after-tax net income, if any, from foreclosure property; minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for such year, pay the distribution on or before the first regular dividend payment date after such declaration and we elect on our federal income tax return for the prior year to have a specified amount of the subsequent dividend treated as if paid in the prior year.

We will pay federal income tax on our taxable income, including net capital gain, which we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following such calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year;

•	95% of our REIT capital gain net income for such year; and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the 4% nondeductible excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends in order to raise sufficient cash to satisfy the distribution requirement.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We have complied, and we intend to continue to comply, with such requirements.

Failure to Qualify

If we failed to qualify as a REIT in any taxable year for which the statute of limitations remains open, and no relief provision applied, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we failed to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as dividend income. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

Federal Income Taxation of U.S. Stockholders

Distributions

As long as we qualify as a REIT, distributions made to our taxable U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) generally will be taken into account by such U.S. stockholders as ordinary income and will not be eligible for the qualified dividends rate generally available to non-corporate holders or for the dividends received deduction generally available to corporations. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder’s common stock (determined on a share-by-share basis), but rather will reduce the adjusted basis of those shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder’s shares, such distributions will be included in income as long-term capital gain if the stockholder has held its shares for more than one year and otherwise as short-term capital gain. In addition, any distribution declared by us in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by us during January of the following calendar year.

Distributions that are designated as capital gain dividends will be taxed as long-term capital gain (to the extent such distributions do not exceed our actual net capital gain for the taxable year) without regard to the period for which the stockholder has held our common shares. However, corporate U.S. stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. The tax rates applicable to such capital gains are discussed below.

We may elect to treat all or a part of our undistributed net capital gain as if it had been distributed to our stockholders (including for purposes of the 4% excise tax discussed above). If we make such an election, our U.S. stockholders would be required to include in their income as long-term capital gain their proportionate share of our undistributed net capital gain, as designated by us. Each such U.S. stockholder would be deemed to have paid its proportionate share of the income tax imposed on us with respect to such undistributed net capital gain, and this amount would be credited or refunded to the U.S. stockholder. In addition, the tax basis of the U.S. stockholder’s shares would be increased by its proportionate share of undistributed net capital gains included in its income, less its proportionate share of the income tax imposed on us with respect to such gains.

U.S. stockholders may not include in their individual income tax returns any of our net operating losses or net capital losses. Instead, such losses would be carried over by us for potential offset against our future income (subject to certain limitations). Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income, and, therefore, U.S. stockholders generally will not be able to apply any “passive activity losses” (such as losses from certain types of limited partnerships in which the U.S. stockholder is a limited partner) against such income. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of common stock (or distributions treated as such) will be treated as investment income only if the U.S. stockholder so elects, in which case such capital gains will be taxed at ordinary income rates.

We will notify U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain. Except as noted below, the maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 15% for sales and exchanges of assets held for more than one year occurring in tax years beginning on or before December 31, 2012 (or 20% thereafter). The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., to the extent of depreciation recapture). With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally will designate whether such a distribution is taxable to our non-corporate U.S. stockholders at a 15% or 25% tax rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years. The currently applicable provisions of the United States federal income tax laws relating to the 15% tax rate are currently scheduled to “sunset” or revert to the provisions of prior law effective for taxable years beginning after December 31, 2012, at which time the 15% capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.

Taxation of U.S. Stockholders on the Disposition of Shares of Common Stock

Upon the taxable disposition of common stock, a U.S. stockholder generally will recognize gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits) and (ii) the U.S. stockholder’s adjusted tax basis in such stock. In general, a U.S. stockholder must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held the shares for more than one year, and otherwise as short-term capital gain or loss. However, a U.S. stockholder must treat any loss upon a sale or exchange of shares of our common stock held for six months or less (after applying certain holding period rules) as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us which the U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our common stock may be disallowed if the U.S. stockholder purchases substantially identical stock within 30 days before or after the disposition.

Treatment of Tax-Exempt Stockholders

While many investments in real estate generate unrelated business taxable income, or UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, except as otherwise provided below, distributions by us to a tax-exempt U.S. stockholder generally should not constitute UBTI provided that (i) the U.S. stockholder has not financed the acquisition of its common stock with “acquisition indebtedness” within the meaning of the Code and (ii) our common stock is not otherwise used in an unrelated trade or business of such tax-exempt U.S. stockholder.

Notwithstanding the preceding paragraph, under certain circumstances, qualified trusts that hold more than 10% (by value) of our shares of stock may be required to treat a certain percentage of dividends as UBTI. This requirement will only apply if we are treated as a “pension-held REIT.”

Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Section 501(c) of the Code, are subject to different UBTI rules, which generally will require them to characterize income or gain from us as UBTI.

Federal Income Taxation of Non-U.S. Stockholders

The following discussion addresses the rules governing the U.S. federal income taxation of the ownership and disposition of common stock by non-U.S. stockholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address state, local or foreign tax consequences that may be relevant to a non-U.S. stockholder in light of its particular circumstances. Non-U.S. stockholders should consult their own tax advisors to determine the impact of U.S. federal, state, local and foreign tax consequences to them of an investment in our common stock, including tax return filing requirements and withholding requirements.

Distributions

Distributions to a non-U.S. stockholder that are neither attributable to gain from sales or exchanges by us of “U.S. real property interests” nor designated as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with a trade or business generally will be subject to tax on a net basis in the same manner as U.S. stockholders are taxed, and are generally not subject to withholding. Any dividends received by a corporate non-U.S. stockholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate, on its effectively connected earnings and profits attributable to such dividends.

Distributions in excess of current and accumulated earnings and profits that exceed the non-U.S. stockholder’s basis in its common stock will be taxable to a non-U.S. stockholder as gain from the sale of common stock, which is discussed below. Distributions in excess of current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. stockholder in its common stock (determined on a share-by-share basis) will reduce the non-U.S. stockholder’s adjusted basis in its common stock and will not be subject to U.S. federal income tax, but will be subject to U.S. withholding tax as described below.

Because we generally determine at the time a distribution is made whether or not it will be in excess of earnings and profits, we expect to withhold on the gross amount of each distribution made to a non-U.S. stockholder at the 30% rate (other than distributions subject to the 35% FIRPTA withholding rules discussed below) unless: (i) a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate; or (ii) the non-U.S. stockholder files an IRS Form W-8ECI claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business. A non-U.S. stockholder may seek a refund of these amounts from the IRS if the non-U.S. stockholder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Distributions to a non-U.S. stockholder that are designated at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless: (i) the investment in our common stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder generally will be subject to the same treatment as U.S. stockholders with respect to any gain, and a stockholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above, or (ii) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains (which gains may be offset by certain United States source capital losses).

Except as hereinafter discussed, under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. stockholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. stockholders generally will be taxed on this gain at the same rates applicable to U.S. stockholders, and a 30% branch profits tax may apply to any non-U.S. stockholder that is a corporation. However, even if a distribution is attributable to a sale or exchange of U.S. real property interests, the distribution will not be treated as gain recognized from the sale or exchange of U.S. real property interests, but as an ordinary dividend subject to the general withholding regime discussed above, if

(i)	the distribution is made with respect to a class of stock that is considered regularly traded under applicable Treasury regulations on an established securities market located in the United States, such as the New York Stock Exchange; and

(ii)	the stockholder owns 5% or less of that class of stock at all times during the one-year period ending on the date of the distribution.

We will be required to withhold and remit to the IRS 35% of any distributions made to non-U.S. stockholders that own more than 5% of our common shares if such distributions are, or, if greater, could have been, designated as capital gain dividends and are attributable to gain recognized from the sale or exchange of U.S. real property interests. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. Moreover, if we designate previously made distributions as capital gain dividends attributable to U.S. real property interests, subsequent distributions (up to the amount of such prior distributions) will be treated as capital gain dividends subject to FIRPTA withholding. The amount withheld, which for individual non-U.S. stockholders may substantially exceed the actual tax liability, is creditable against the non-U.S. stockholder’s U.S. federal income tax liability and is refundable to the extent such amount exceeds the non-U.S. stockholder’s actual U.S. federal income tax liability, and the non-U.S. stockholder timely files an appropriate claim for refund.

Sale of Common Stock

Gain recognized by a non-U.S. stockholder upon the sale or exchange of our common stock generally will not be subject to U.S. federal income taxation unless:

(i)	the investment in our common stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder generally will be subject to the same treatment as U.S. stockholders with respect to any gain (and a foreign corporation also may be subject to the 30% branch profits tax, as discussed above);

(ii)	the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year (which gains may be offset by certain United States source capital losses);

(iii)	our common stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below; or

(iv)	our common stock is disposed of in a “wash sale” by a person owning more than 5% of the common stock.

Whether Our Common Stock is a U.S. Real Property Interest

Our common stock will not constitute a U.S. real property interest if we are a “domestically controlled REIT.” We will be a domestically controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. stockholders. We believe that, currently, we are a domestically controlled REIT and, therefore, that the sale of our common stock would not be subject to taxation under FIRPTA. Because our common stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically controlled REIT. Even if we do not qualify as a domestically controlled REIT at the time a non-U.S. stockholder sells our common stock, gain arising from the sale still would not be subject to FIRPTA tax if:

(i)	our common stock is considered regularly traded under applicable Treasury regulations on an established securities market, such as the New York Stock Exchange; and

(ii)	the selling non-U.S. stockholder owned, actually or constructively, 5% or less in value of our common stock during the shorter of (i) the five-year period ending on the date of the sale or exchange or (ii) the period in which the stockholder held our common stock.

If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder generally would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. stockholder.

Wash Sales

In general, a wash sale of common stock occurs if a stockholder of a domestically controlled REIT (at any time during the one-year period preceding the taxable distribution discussed in this paragraph) avoids a taxable distribution of gain recognized from the sale or exchange of U.S. real property interests by selling common stock before the ex-dividend date of the distribution and then, within a designated period, acquires or enters into an option or contract to acquire common stock. However, the wash sale rules will not apply to a sale of our common stock if (i) our common is considered regularly traded under applicable Treasury regulations on an established securities market, such as the New York Stock Exchange and (ii) the non-U.S. stockholder does not own more than 5% of our common stock at any time during the one-year period ending on the date of the distribution. If a wash sale occurs, then the seller/repurchaser will be treated as having gain recognized from the sale or exchange of U.S. real property interests in the same amount as if the avoided distribution had actually been received.

Federal Estate Tax

Our common stock that is owned (or treated as owned) by non-U.S. stockholder at the time of death will be included in such stockholder’s gross estate for United States federal estate tax purposes, unless an applicable estate or other tax treaty provides otherwise, and, therefore, may be subject to United States federal estate tax.

Recently Enacted Federal Tax Legislation

On March 30, 2010, the President signed into law the Health Care and Education Reconciliation Act of 2010, or the Reconciliation Act. The Reconciliation Act will require certain individuals, estates and trusts to pay a 3.8% Medicare surtax on “net investment income” including, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock. Non-U.S. stockholders are urged to consult with their own tax advisors regarding the effect, if any, of the Reconciliation Act on their ownership and disposition of our common stock.

Information Reporting Requirements and Backup Withholding Tax

Information reporting to our stockholders and to the IRS will apply to the amount of distributions paid during each calendar year and distributions required to be treated as so paid during a calendar year, and the amount of tax withheld, if any, and to the proceeds of a sale or other disposition of our common stock. Under the backup withholding rules, a stockholder may be subject to backup withholding at the applicable rate (currently 28%) with respect to distributions paid and proceeds from a disposition of our common stock unless such holder (i) is a corporation, non-U.S. person or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) in the case of a U.S. stockholder, provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS.

As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of our common stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of our common stock by a foreign office of a broker that (i) is a U.S. person, (ii) is a foreign partnership that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or more than 50% of whose capital or profit interests are owned during certain periods by U.S. persons, or (iii) is a “controlled foreign corporation” for U.S. tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. stockholder and certain other conditions are satisfied, or the stockholder otherwise establishes an exemption. Payment to or through a U.S. office of a broker of the proceeds of a sale of our common stock is subject to both backup withholding and information reporting unless the stockholder certifies under penalties of perjury that the stockholder is a Non-U.S. stockholder or otherwise establishes an exemption.

Stockholders should consult their own tax advisors regarding their qualifications for an exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a stockholder will be allowed as a credit against the stockholder’s U.S. federal income tax liability and may entitle the stockholder to a refund, provided that the required information is furnished timely to the IRS.

Additional Withholding Requirements

Under recently enacted legislation, the relevant withholding agent may be required to withhold 30% of any dividends and the proceeds of a sale of our common stock paid after December 31, 2012 to (i) a foreign financial institution (whether holding stock for its own account or on behalf of its account holders/investors) unless such foreign financial institution agrees to verify, report and disclose its U.S. account holders and meets certain other specified requirements or (ii) a non-financial foreign entity (whether holding stock for its own account or on behalf of another non-financial foreign entity) unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements. Stockholders should consult their own tax advisors regarding the effect of this newly enacted legislation.

State and Local Taxes

We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property, or reside. The state and local tax treatment in those jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon your investment in our common stock.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Number
Underwriter	of Shares

Merrill Lynch, Pierce, Fenner & Smith Incorporated	6,000,000
J.P. Morgan Securities LLC	6,000,000
Citigroup Global Markets Inc.	2,400,000
Deutsche Bank Securities, Inc.	2,400,000
Goldman, Sachs & Co.	2,400,000
Credit Suisse Securities (USA) LLC	2,400,000
Scotia Capital (USA) Inc.	2,400,000

Total	24,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $0.144 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option

Public offering price	$6.00	$144,000,000	$165,600,000
Underwriting discount	$0.24	$5,760,000	$6,624,000
Proceeds, before expenses, to us	$5.76	$138,240,000	$158,976,000

The expenses of the offering, not including the underwriting discount, are estimated at $440,000 and are payable by us.

Overallotment Option

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 3,600,000 additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Reserved Shares

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 850,000 shares offered by this prospectus for sale to some of our officers. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

No Sales of Similar Securities

We have agreed that for a period ending 45 days after the date of this prospectus, we will not, directly or indirectly, offer, sell, offer to sell, contract to sell or otherwise dispose of any shares of our common stock or common stock equivalents without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, other than the offering and sale in this offering and the issuance by us of any securities or options to purchase common stock under our current employee benefit plans. Notwithstanding the foregoing, if (1) during the last 17 days of the 45-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 45-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 45-day period, the restrictions imposed by the lock-up agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our directors and executive officers have entered in to lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons for a period ending 60 days after the date of this prospectus, may not, directly or indirectly, offer, sell, pledge, offer to sell, contract to sell or otherwise dispose of any shares of our common stock or common stock equivalents without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, other than (a) transfers of shares of common stock as a bona fide gift or gifts or by will or intestacy, (b) transfer to a member or members of such person’s immediate family or to a trust, the beneficiary of which are such person an or a member or members of such person’s immediate family and (c) distributions of shares of common stock to members or stockholders of the undersigned; provided, that in the case of any transfer or distribution pursuant to clause (a), (b) or (c), each donee or distributee shall execute and deliver to the underwriters a lock-up letter; and provided further that in the case of any transfer or distribution pursuant to clause (a), (b) or (c), no filing by any party (donor, donee, transferor or transferee) under the Exchange Act shall be required, and no such filing or public announcement, as the case maybe, shall be made voluntarily, in connection with such transfer or distribution (other than a filing on a Form 5). In addition, they have agreed that, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, they will not, during the period ending 60 days after the date of this prospectus supplement, make any demand for or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock. For purposes of the lock-up agreements, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. Notwithstanding the foregoing, if (1) during the last 17 days of the 60-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day period, the restrictions imposed by the lock-up agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange

The shares are listed on the New York Stock Exchange under the symbol “FCH.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated may facilitate Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet web site maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Other than the prospectus in electronic format, the information on the Merrill Lynch, Pierce, Fenner & Smith Incorporated web site is not part of this prospectus.

Conflicts of Interest

As described in “Use of Proceeds,” the net proceeds of this offering will be used to repay borrowings under the Line of Credit Facility. Because Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are arrangers and bookrunners under the Line of Credit Facility, affiliates of certain underwriters are agents and affiliates of each underwriter are lenders under the Line of Credit Facility, the underwriters or their affiliates may receive more than 5% of the proceeds of this offering (not including underwriting discounts and commissions). Nonetheless, in accordance with the Financial Industry Authority Rule 5121, the appointment of a qualified independent underwriter (as that term is defined in the rule) is not necessary in connection with this offering because a bona fide public market (as that term is defined in the rule) exists in the common stock offered hereby.

Other Relationships

Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and their respective affiliates are arrangers, agents and lenders under the Line of Credit Facility. In addition affiliates of the other underwriters are lenders under the Line of Credit Facility, and the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice To Prospective Investors In The European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including each Relevant Member State that has implemented the 2010 PD Amending Directive with regard to persons to whom an offer of securities is addressed and the denomination per unit of the offer of securities (each, an “Early Implementing Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares will be made to the public in that Relevant Member State (other than offers (the “Permitted Public Offers”) where a prospectus will be published in relation to the shares that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of shares may be made to the public in that Relevant Member State at any time:

A. to “qualified investors” as defined in the Prospectus Directive, including:

(a)	(in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43.0 million and (iii) an annual turnover of more than €50.0 million as shown in its last annual or consolidated accounts; or

(b)	(in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

B.	to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor”, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (x) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale, or (y) where shares have been acquired by it on behalf of persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71 EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the shares being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The shares may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, Dallas, Texas. In addition, the description of federal income tax consequences contained in the prospectus under the caption “Certain United Stated Federal Income Tax Considerations—Federal Income Tax Consequences Of Our Status As A REIT” is based upon an opinion of Akin Gump Strauss Hauer & Feld LLP, Dallas, Texas. The validity of the securities offered hereby will be passed upon for the Underwriters by Cahill Gordon & Reindel llp, New York, New York. Akin Gump Strauss Hauer & Feld LLP and Cahill Gordon & Reindel llp will rely on the opinion of Miles & Stockbridge P.C., Baltimore, Maryland, with respect to all matters involving Maryland law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we file periodic reports, proxy statements, and other information with the SEC. You may inspect or copy these materials at the Public Reference Room at the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. For a fee, you may also obtain copies of these materials by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC public reference room. Our filings are also available to the public on the SEC’s website on the Internet at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 (together with all amendments, schedules and exhibits thereto, the Registration Statement) with respect to the common stock offered by this prospectus. This prospectus supplement and the accompanying prospectus, which are part of the Registration Statement, do not contain all of the information included in the Registration Statement. Certain items were omitted from this prospectus supplement and the accompanying prospectus as permitted by the rules and regulations of the SEC. Statements made in this prospectus supplement and the accompanying prospectus as to the contents of any contract, agreement, or document are summaries and are not necessarily complete and, in each instance, we refer you to a copy of the contract, agreement, or other document filed as an exhibit to the Registration Statement and each such statement is qualified in its entirety by such reference. You may read and copy any contract, agreement or other document that we have filed as an exhibit to the Registration Statement or any other portion of our Registration Statement at the SEC’s Public Reference Room. For further information about us and the shares of common shares offered by this prospectus supplement and the accompanying prospectus, please refer to the Registration Statement and its exhibits. You may obtain a copy of the Registration Statement through the public reference facilities of the SEC described above. You may also access a copy of the Registration Statement by means of the SEC’s website at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. The following documents, which have been filed with the SEC, are incorporated herein by reference:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC on February 24, 2011.

•	Our current report on Form 8-K, as filed with the SEC on March 7, 2011.

In addition, all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering are deemed incorporated by reference into this prospectus supplement and a part hereof from the date of filing of those documents. Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of our current reports on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus supplement.

Any statement contained in this prospectus supplement, the accompanying prospectus, or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus supplement, the accompanying prospectus, or in any other document which is also incorporated by reference modifies or supersedes that statement.

You may request a copy of any or all of these documents, at no cost, upon written or oral request made to us at our principal executive offices at the following address and phone number: 545 E. John Carpenter Frwy., Suite 1300, Irving, Texas, 75062, (972) 444-4900, attention Investor Relations. You can also access the Company’s filings with the SEC at www.felcor.com.

PROSPECTUS

$600,000,000

FELCOR LODGING TRUST INCORPORATED

Common Stock, Preferred Stock,
Depositary Shares and Warrants

Under this prospectus, we may offer, from time to time, in one or more series or classes the following securities:

•	shares of our common stock;

•	whole or fractional shares of our preferred stock;

•	depositary shares representing shares of our preferred stock; and

•	warrants exercisable for our common stock, preferred stock or depositary shares representing preferred stock.

We may offer these securities with an aggregate public offering price of up to $600,000,000, in amounts, at initial prices and on terms determined at the time of the offering. We may offer these securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus.

We will provide you with the specific terms of the offering in one or more supplements to this prospectus. In addition, the specific terms may include limitations on actual or constructive ownership and restrictions on transfer of the securities, in each case as may be consistent with our charter or otherwise appropriate to preserve our status as a real estate investment trust for federal income tax purposes. See “Certain Charter, Bylaw And Statutory Provisions — Charter And Bylaw Provisions — Restrictions On Ownership And Transfer.”

The applicable prospectus supplement also will contain information, where applicable, about United States federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by the prospectus supplement.

We may offer the securities directly to investors, through agents designated from time to time by them or us or to or through underwriters or dealers. If any agents, underwriters or dealers are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement describing the method and terms of the offering of those securities.

Our common stock, $1.95 Series A Cumulative Convertible Preferred Stock and depositary shares representing shares of our 8% Series C Cumulative Redeemable Preferred Stock are listed on the New York Stock Exchange, or NYSE, under the symbols “FCH,” “FCHPRA” and “FCHPRC,” respectively. The last reported sales prices of our common stock, Series A preferred stock and depositary shares representing shares of our Series C preferred stock on the NYSE on October 31, 2008, were $3.01, $7.00 and $6.80, respectively, per share.

Investing in these securities involves risks. See “Risk Factors” on page 5 of this prospectus for a discussion of certain factors you should consider before investing in these securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE CURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 3, 2008.

This prospectus contains registered trademarks and servicemarks owned or licensed by companies other than us, including, but not limited to, aloft®, Candlewood Suites®, Conrad®, Crowne Plaza®, Disneyland®, Doubletree®, Doubletree Guest Suites®, Embassy Suites Hotels®, Four Points® by Sheraton, Hampton Inn®, Hilton®, Hilton HHonors®, Hilton Garden Inn®, Hilton Suites®, Holiday Inn®, Holiday Inn & Suites®, Holiday Inn Express®, Holiday Inn Express & Suites®, Holiday Inn Select®, Homewood Suites® by Hilton, Hotel Indigo®, InterContinental®, Priority Club®, Le Méridien®, Marriott®, Renaissance®, Sheraton®, Sheraton Suites®, St. Regis®, Staybridge Suites®, The Luxury Collection®, W Hotels®, Walt Disney World® and Westin®.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. Our SEC filings are made available on our website, free of charge, under the “SEC Filings” tab on our “Investor Relations” page, as soon as practicable following their filing. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

We have filed with the SEC a “shelf” registration statement on Form S-3 under the Securities Act of 1933, or the Securities Act, relating to the securities that may be offered by this prospectus. The registration statement, including the exhibits and schedules attached to the registration statement, contains additional relevant information about us. The rules and regulations promulgated by the SEC allow us to omit specified information included in the registration statement from this prospectus. For more detail about us and any securities that may be offered by this prospectus, you may examine the registration statement on Form S-3 and the exhibits and schedules filed with it at the locations listed in the previous paragraph.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with them, which means that we can disclose important information to you by referring you to those documents, including our annual, quarterly and current reports, that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information.

We incorporate by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about us and our finances.

1. Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

2. Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008;

3. Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008;

4. Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008;

5. Current Report on Form 8-K/A filed February 11, 2008;

6. Current Report on Form 8-K filed February 29, 2008*;

7. Current Report on Form 8-K filed April 1, 2008;

8. Current Report on Form 8-K/A filed May 1, 2008;

9. Current Report on Form 8-K filed May 8, 2008*;

      * Portions of this report were furnished to the SEC under Item 2.02, Results of Operations and Financial Condition, and Item 7.01, Regulation FD Disclosure. Pursuant to General Instruction B(2) of Form 8-K, the portions of this report submitted under Items 2.02 and 7.01 are not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and are not subject to the liabilities of that section. Additionally, all exhibits to this report relating to Items 2.02 and 7.01 are deemed to be “furnished,” and not “filed,” under Item 9.01, Financial Statements and Exhibits, unless specifically stated otherwise. We are not incorporating by reference in this prospectus those portions of this report that are not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, and we will not incorporate by reference those portions of any future reports filed on Form 8-K into a filing under the Securities Act of 1933, the Securities Exchange Act of 1934 or into this prospectus that are not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, regardless of any general incorporation language in those filings.

10. Current Report on Form 8-K filed May 8, 2008;

11. Current Report on Form 8-K filed May 22, 2008;

12. Current Report on Form 8-K filed August 6, 2008*;

13. Current Report on Form 8-K filed November 4, 2008;

14. Description of our common stock, $1.95 Series A Cumulative Convertible Preferred Stock and 8% Series C Cumulative Redeemable Preferred Stock contained in our registration statements on Form 8-A, including any amendments or reports filed for the purpose of updating their descriptions.

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or Exchange Act, after the date of this prospectus and prior to the termination of the offering of securities covered by this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of that document. Any statement contained in this prospectus, or in any document incorporated or deemed incorporated by reference in this prospectus, shall be deemed to modify or supersede, for purposes of this prospectus, to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address and phone number: Jonathan H. Yellen, Executive Vice President, General Counsel and Secretary, FelCor Lodging Trust Incorporated, 545 East John Carpenter Freeway, Suite 1300, Irving, Texas 75062, telephone (972) 444-4900, or by e-mail at legal@felcor.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus, as well as other written and oral statements made or incorporated by reference from time to time by us and our representatives in other reports, filings with the SEC, press releases, conferences, or otherwise, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act that involve a number of risks and uncertainties. Forward-looking statements can be identified by the use of forward-looking terminology, including, without limitation, “believes,” “expects,” “anticipates,” “may,” “will,” “should,” “seeks,” “pro forma” or other variations of these terms, including their use in the negative, or by discussions of strategies, plans or intentions. A number of factors could cause actual results to differ materially from those anticipated by these forward-looking statements. Among these factors are:

•	general economic and lodging industry conditions, including the currently unsettled capital markets, adverse changes in the overall economy, the impact of the United States’ military involvement in the Middle East and elsewhere, future acts of terrorism, the threat or outbreak of a pandemic disease affecting the travel industry, the impact on the travel industry of high fuel costs and increased security precautions;

•	our overall debt levels and our ability to obtain new financing and service debt, especially in light of currently tight capital markets;

•	our inability to retain earnings;

•	our liquidity and capital expenditures;

•	our growth strategy and acquisition activities; and

•	competitive conditions in the lodging industry.

In addition, these forward-looking statements are necessarily dependent upon assumptions and estimates that may prove to be incorrect. Accordingly, while we believe that the plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved. The forward-looking statements included in this prospectus, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, are expressly qualified in their entirety by the information contained in this prospectus, including “Risk Factors,” and the documents incorporated by reference, which identify important factors that could cause these differences. All forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to update any forward-looking statements to reflect future events or circumstances.

OUR COMPANY

Unless the context otherwise indicates, the words “we,” “our,” “ours,” “us” and the “Company” refer to FelCor Lodging Trust Incorporated, or FelCor, FelCor Lodging Limited Partnership, or FelCor LP, and their respective subsidiaries, collectively.

We refer in this prospectus to certain “non-GAAP financial measures.” These measures, including FFO, EBITDA, Hotel EBITDA and Hotel EBITDA margin, are measures of our financial performance that are not calculated and presented in accordance with generally accepted accounting principles (“GAAP”). See “Glossary of Non-GAAP Financial Measures” on page 60 for definitions used in this prospectus.

We are a Maryland corporation operating as a real estate investment trust, or REIT. As the sole general partner of and the owner of a greater than 97% partnership interest in FelCor LP, we had ownership interests in 89 hotels at September 30, 2008. All of our operations are conducted solely through FelCor LP or its subsidiaries. At September 30, 2008, we owned a 100% interest in 66 hotels, a 60% or greater interest in entities owning six hotels, and a 50% interest in entities owning 17 hotels. As a result of our ownership interests in the operating lessees of 85 of these hotels, we reflect their operating revenues and expenses in our consolidated statements of operations. The operating revenues and expenses of the remaining four hotels were not consolidated, but were reported on the equity method; three of these hotels were operated by 50%-owned lessees and one hotel, in which we had a 50% ownership interest, was operated without a lease.

Our hotels are located in the United States (23 states) and Canada (two hotels in Ontario). We own the largest number of Embassy Suites Hotels and Doubletree Guest Suites hotels in North America. At September 30, 2008, of our consolidated hotels, (i) subsidiaries of Hilton Hotels Corporation managed 54, (ii) subsidiaries of InterContinental Hotels Group PLC managed 17, (iii) subsidiaries of Starwood Hotels & Resorts Worldwide, Inc. managed nine, (iv) subsidiaries of Marriott International, Inc. managed three, and (v) independent managers managed two.

We have identified four long-term strategic objectives: internal growth; external growth; portfolio repositioning; and a reduction in our debt. In order to achieve our internal growth objectives, we implemented a long-term capital plan to enhance our portfolio’s competitive position, identified redevelopment opportunities at a number of our hotels, and continued to work closely with our brand managers to monitor hotel operations. External growth is driven by a continuing search for hotel acquisitions that will improve the quality of our portfolio by diversification and improved EBITDA growth. We also regularly review and evaluate our hotel portfolio to identify additional hotels to sell in order to create capacity for us to focus on positioning our portfolio in such a way that we maximize our return on capital. Finally, we continue to look to reduce our cost of debt and increase our flexibility on an economically sound basis.

Our principal executive offices are located at 545 East John Carpenter Freeway, Suite 1300, Irving, Texas 75062, telephone number (972) 444-4900.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business operations.

If any of the risks actually occur, they could materially adversely affect our business, financial condition or results of operations.

Risks Related to Our Business

Our financial and operating results are subject to a number of factors, many of which are not within our control. These factors include the following:

We are subject to the risks of real estate ownership, which could increase our costs of operations.

General Risks.  Our investments in hotels are subject to the numerous risks generally associated with owning real estate, including among others:

•	adverse changes in general or local economic or real estate market conditions;

•	the ability to refinance debt on favorable terms at maturity;

•	changes in zoning laws;

•	increases in lodging supply or competition;

•	decreases in demand;

•	changes in traffic patterns and neighborhood characteristics;

•	increases in assessed property taxes from changes in valuation or real estate tax rates;

•	increases in the cost of our property insurance;

•	the potential for uninsured or underinsured property losses;

•	costly governmental regulations and fiscal policies;

•	compliance with the Americans with Disabilities Act;

•	changes in tax laws;

•	our ability to acquire hotel properties at prices consistent with our investment criteria;

•	our ability to fund capital expenditures at our hotels to maintain or enhance their competitive position;

•	the impact of environmental laws and regulations; and

•	other circumstances beyond our control.

Moreover, real estate investments are relatively illiquid, and we may not be able to adjust our portfolio in a timely manner to respond to changes in economic and other conditions.

Compliance with environmental laws may adversely affect our financial condition.  Owners of real estate are subject to numerous federal, state, local and foreign environmental laws and regulations. Under these laws and regulations, a current or former owner of real estate may be liable for the costs of remediating hazardous substances found on its property, whether or not they were responsible for its presence. In addition, if an owner of real property arranges for the disposal of hazardous substances at another site, it may also be liable for the costs of remediating the disposal site, even if it did not own or operate the disposal site. Such liability may be imposed without regard to fault or the legality of a party’s conduct and may, in certain circumstances, be joint and several. A property owner may also be liable to third parties for personal injuries or property damage sustained as a result of its release of hazardous or toxic substances, including asbestos-containing materials, into the environment. Environmental laws and regulations may require us to incur substantial expenses and limit the use of our properties. We could have substantial liability for a failure to comply with applicable environmental laws and regulations, which may be enforced by the government or, in certain instances, by private parties. The existence of hazardous substances on a property can also adversely affect the value of, and the owner’s ability to use, sell or borrow against, the property.

We cannot provide assurances that future or amended laws or regulations, or more stringent interpretations or enforcement of existing environmental requirements, will not impose any material environmental liability, or that the environmental condition or liability relating to our hotels will not be affected by new information or changed circumstances, by the condition of properties in the vicinity of such hotels, such as the presence of leaking underground storage tanks, or by the actions of unrelated third parties.

Compliance with the Americans with Disabilities Act may adversely affect our financial condition.  Under the Americans with Disabilities Act of 1990, all public accommodations, including hotels, are required to meet certain federal requirements for access and use by disabled persons. Various state and local jurisdictions have also adopted requirements relating to the accessibility of buildings to disabled persons. We believe that our hotels substantially comply with the requirements of the Americans with Disabilities Act and other applicable laws. However, a determination that the hotels are not in compliance with these laws could result in liability for both governmental fines and payments to private parties. If we were required to make unanticipated major modifications to our hotels to comply with the requirements of the Americans with Disabilities Act and other similar laws, it could adversely affect our ability to make distributions to our stockholders and to satisfy our other obligations.

In June 2008, the Department of Justice proposed a substantial number of changes to the Accessibility Guidelines of the Americans with Disabilities Act. If enacted as proposed, the new legislation would require costly measures on our part to become compliant with its comprehensive and complex framework.

Our renovation and redevelopment projects may not achieve anticipated return on investment thresholds.

We have substantially completed a major renovation and redevelopment project in many of our hotels. Each of our renovation and redevelopment projects has internal return on investment thresholds that we require to justify the increased investment in the hotel. Our renovation and redevelopment projects may not achieve these returns and may not justify the capital spent because of various reasons such as: unanticipated cost overruns or delays; changes in the local or national lodging market; increases in local competition from new hotels; or other unforeseen reasons. This could adversely affect our financial condition, results of operations or cash flows from these projects.

Lodging industry-related risks may adversely affect our business.

We are subject to the risks inherent to hotel operations.  We have ownership interests in the operating lessees of our hotels; consequently we are subject to the risk of fluctuating hotel operating expenses at our hotels, including, but not limited to:

•	wage and benefit costs, including hotels that employ unionized labor;

•	repair and maintenance expenses;

•	gas and electricity costs;

•	insurance costs, including health, general liability and workers compensation; and

•	other operating expenses.

In addition, we are subject to the risks of a decline in Hotel EBITDA margins, which occur when hotel operating expenses increase disproportionately to revenues. These operating expenses and Hotel EBITDA margins are within the control of our third party managers over which we have limited control.

The current economic slowdown can have a significant adverse effect on our revenue per available room, or RevPAR, performance and results of operations. The effects of an economic slowdown or recession on our financial condition could be material.  The overall weakness in the U.S. economy, particularly the turmoil in the credit markets, weakness in the housing market, and volatile energy and commodity costs, has resulted in considerable negative pressure on both consumer and business spending. We anticipate that lodging demand will not improve, and will likely weaken further, until the current economic trends reverse course, particularly the expected weakness in the overall economy and the lack of liquidity in the credit markets. For 2009, we believe that the economic forecasts for increasing unemployment and declines in business investment and profits, when combined with the turmoil in the credit markets, will continue to affect both leisure and business travel negatively and, accordingly, decrease lodging demand. Further, as properties adjust to reduced demand by shifting the occupancy mix to lower-rated business, we expect to see average room rates decline in most markets. Decreased occupancy and declining room rates have a significant adverse effect on RevPAR, Hotel EBITDA margins and results of operations.

Investing in hotel assets involves special risks.  We have invested in hotel-related assets, and our hotels are subject to all of the risks common to the hotel industry. These risks could adversely affect hotel occupancy and the rates that can be charged for hotel rooms, and generally include:

•	competition from other hotels;

•	construction of more hotel rooms in a particular area than needed to meet demand;

•	current high, and any further increases in, energy costs and other travel expenses;

•	other events, such as terrorist acts or war that reduce business and leisure travel;

•	adverse effects of declines in general and local economic activity;

•	fluctuations in our revenue caused by the seasonal nature of the hotel industry;

•	an outbreak of a pandemic disease affecting the travel industry;

•	a downturn in the hotel industry; and

•	risks generally associated with the ownership of hotels and real estate, as discussed below.

We could face increased competition.  Each of our hotels competes with other hotels in its geographic area. A number of additional hotel rooms have been, or may be, built in a number of the geographic areas in which our hotels are located, which could adversely affect both occupancy and rates in those markets. A significant increase in the supply of midprice, upscale and upper upscale hotel rooms and suites, if demand fails to increase at least proportionately, could have a material adverse effect on our business, financial condition and results of operations.

We face reduced coverages and increased costs of insurance.  Our property insurance has a $100,000 all risk deductible, a deductible of 2% of insured value for named windstorm coverage and a deductible of 3% of insured value for California earthquake coverage. Substantial uninsured or not fully-insured losses would have a material adverse impact on our operating results, cash flows and financial condition. Catastrophic losses, such as the losses caused by hurricanes in 2005, could make the cost of insuring against these types of losses prohibitively expensive or difficult to find. In an effort to limit the cost of insurance, we purchase catastrophic insurance coverage based on probable maximum losses based on 250-year events and have only purchased terrorism insurance to the extent required by our lenders. We have established a self-insured retention of $250,000 per occurrence for general liability insurance with regard to 59 of our hotels. The remainder of our hotels participate in general liability programs sponsored by our managers, with no deductible.

We could have property losses not covered by insurance.  Our property policies provide that all of the claims from each of our properties resulting from a particular insurable event must be combined together for purposes of evaluating whether the aggregate limits and sub-limits contained in our policies have been exceeded. Therefore, if an insurable event occurs that affects more than one of our hotels, the claims from each affected hotel will be added together to determine whether the aggregate limit or sub-limits, depending on the type of claim, have been reached, and each affected hotel may only receive a proportional share of the amount of insurance proceeds provided for under the policy if the total value of the loss exceeds the aggregate limits available. We may incur losses in excess of insured limits and, as a result, we may be even less likely to receive sufficient coverage for risks that affect multiple properties such as earthquakes or catastrophic terrorist acts. There are risks such as war, catastrophic terrorist acts, nuclear, biological, chemical, or radiological attacks, and some environmental hazards that may be deemed to fall completely outside the general coverage limits of our policies or may be uninsurable or may be too expensive to justify insuring against.

We may also encounter disputes concerning whether an insurance provider will pay a particular claim that we believe is covered under our policy. Should a loss in excess of insured limits or an uninsured loss occur or should we be unsuccessful in obtaining coverage from an insurance carrier, we could lose all, or a portion of, the capital we have invested in a property, as well as the anticipated future revenue from the hotel. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.

We obtain terrorism insurance to the extent required by lenders as a part of our all-risk property insurance program, as well as our general liability and directors’ and officers’ coverages. However, our all-risk policies have limitations such as per occurrence limits and sub-limits which might have to be shared proportionally across participating hotels under certain loss scenarios. Also, all-risk insurers only have to provide terrorism coverage to the extent mandated by the Terrorism Risk Insurance Act, or TRIA, for “certified” acts of terrorism — namely those which are committed on behalf of non-United States persons or interests. Furthermore, we do not have full replacement coverage at all of our properties for acts of terrorism committed on behalf of United States persons or interests (“non-certified” events) as our coverage for such incidents is subject to sub-limits and/or annual aggregate limits. In addition, property damage related to war and to nuclear, biological and chemical incidents is excluded under our policies. While TRIA will reimburse insurers for losses resulting from nuclear, biological and chemical perils, TRIA does not require insurers to offer coverage for these perils and, to date, insurers are not willing to provide this coverage, even with government reinsurance. As a result of the above, there remains uncertainty regarding the extent and adequacy of terrorism coverage that will be available to protect our interests in the event of future terrorist attacks that impact our properties.

We have geographic concentrations that may create risks from regional or local economic, seismic or weather conditions.  At December 31, 2007, approximately 49% of our hotel rooms were located in, and 46% of our 2007 Hotel EBITDA was generated from, three states: California, Florida and Texas. Additionally, at December 31, 2007, we had concentrations in six major metropolitan areas, South Florida, Atlanta, the Los Angeles area, the San Francisco Bay area, Orlando and Dallas, which together represented approximately 35% of our Hotel EBITDA for the year ended December 31, 2007. Therefore, adverse economic, seismic or weather conditions in these states or metropolitan areas will have a greater adverse effect on us than on the industry as a whole.

The termination of management agreements relating to two hotels may result in liquidated damages.  Following the end of the third quarter 2008, we identified two hotels as candidates to be sold. These hotels are operating under management agreements with affiliates of InterContinental Hotels Group PLC, or IHG. These agreements expire in 2025. We may be required to pay replacement management fees and/or liquidated damages, or to reinvest in another hotel to carry an IHG brand, if a hotel is sold or a management agreement is terminated prior to expiration. Replacement management fees and liquidated damages are computed based on operating results of a hotel prior to termination, and we expect that the aggregate liability related to these hotels, if paid, will be approximately $10 million.

We are subject to possible adverse effects of management, franchise and license agreement requirements.  All of our hotels are operated under existing management, franchise or license agreements with nationally recognized hotel companies. Each agreement requires that the licensed hotel be maintained and operated in accordance with specific standards and restrictions in order to maintain uniformity within the brand. Compliance with these standards, and changes in these standards, could require us to incur significant expenses or capital expenditures, which could adversely affect our results of operations and ability to pay dividends to our stockholders and service on our indebtedness.

We are subject to the risks of brand concentration.  We are subject to the potential risks associated with the concentration of our hotels under a limited number of brands. A negative public image or other adverse event that becomes associated with the brand could adversely affect hotels operated under that brand.

The following table reflects the percentage of Hotel EBITDA from our consolidated portfolio of 85 hotels included in continuing operations as of December 31, 2007 by brand:

		% of 2007
		Hotel
	Hotels	EBITDA(a)

Embassy Suites Hotels	47	57%
Holiday Inn	17	19
Sheraton and Sheraton Suites	8	13
Doubletree and Doubletree Guest Suites	7	7
Hilton and Hilton Suites	2	2
Renaissance	2	— (b)
Other(c)	2	2

(a)	Hotel EBITDA is a non-GAAP financial measure. A detailed reconciliation and further discussion of Hotel EBITDA is contained in the “Non-GAAP Financial Measures” section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Item 7 our Annual Report on Form 10-K for the year ended December 31, 2007.

(b)	We acquired the Renaissance Esmeralda Resort & Spa and the Renaissance Vinoy Resort & Golf Club in December 2007. They did not make a significant contribution to our 2007 Hotel EBITDA.

(c)	Includes Hotel 480 Union Square and the Westin Dallas Park Central.

Should any of these brands suffer a significant decline in popularity with the traveling public, it could adversely affect our revenues and profitability.

The lodging business is seasonal in nature.  Generally, hotel revenues for our hotel portfolio are greater in the second and third calendar quarters than in the first and fourth calendar quarters, although this may not be true for hotels in major tourist destinations. Revenues for hotels in tourist areas generally are substantially greater during tourist season than other times of the year. We expect that seasonal variations in revenue at our hotels will cause quarterly fluctuations in our revenues.

Future terrorist activities may adversely affect, and create uncertainty in, our business.

Terrorism in the United States or elsewhere could have an adverse effect on our business, although the degree of impact will depend on a number of factors, including the U.S. and global economies and global financial markets. Previous terrorist attacks in the United States and subsequent terrorism alerts have adversely affected the travel and hospitality industries over the past several years. Such attacks or the threat of such attacks could have a material adverse effect on our business, our ability to finance our business, our ability to insure our properties and/or our results of operations and financial condition, as a whole.

As a REIT, we are subject to specific tax laws and regulations, the violation of which could subject us to significant tax liabilities.

The federal income tax laws governing REITs are complex.  We have operated, and intend to continue to operate, in a manner that is intended to enable us to qualify as a REIT under the federal income tax laws. The REIT qualification requirements are extremely complicated, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Accordingly, we cannot be certain that we have been, or will continue to be, successful in operating so as to qualify as a REIT.

The federal income tax laws governing REITS are subject to change.  At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. These new laws, interpretations, or court decisions may change the federal income tax laws relating to, or the federal income tax consequences of, qualification as a REIT. Any of these new laws or interpretations may take effect retroactively and could adversely affect us, or you as a stockholder.

Failure to make required distributions would subject us to tax.   Each year, a REIT must pay out to its stockholders at least 90% of its taxable income, other than any net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible tax if the actual amount we pay out to our stockholders in a calendar year is less than the minimum amount specified under federal tax laws. Our only source of funds to make such distributions comes from distributions from FelCor LP. Accordingly, we may be required to borrow money or sell assets to enable us to pay out enough of our taxable income to satisfy the distribution requirements and to avoid corporate income tax and the 4% tax in a particular year.

Failure to qualify as a REIT would subject us to federal income tax.  If we fail to qualify as a REIT in any taxable year, we would be subject to federal income tax at regular corporate rates on our taxable income for any such taxable year for which the statute of limitations remains open. We might need to borrow money or sell hotels in order to obtain the funds necessary to pay any such tax. If we cease to be a REIT, we no longer would be required to distribute most of our taxable income to our stockholders. Unless our failure to qualify as a REIT was excused under federal income tax laws, we could not re-elect REIT status until the fifth calendar year following the year in which we failed to qualify.

We lack control over the management and operations of our hotels.  Because federal income tax laws restrict REITs and their subsidiaries from operating hotels, we do not manage our hotels. Instead, we are dependent on the ability of independent third-party managers to operate our hotels pursuant to management agreements. As a result, we are unable to directly implement strategic business decisions for the operation and marketing of our hotels, such as decisions with respect to the setting of room rates, the salary and benefits provided to hotel employees, the conduct of food and beverage operations and similar matters. While our taxable REIT subsidiaries monitor the third-party manager’s performance, we have limited specific recourse under our management agreements if we believe the third-party managers are not performing adequately. Failure by our third-party managers to fully perform the duties agreed to in our management agreements could adversely affect our results of operations. In addition, our third-party managers or their affiliates manage hotels that compete with our hotels, which may result in conflicts of interest. As a result, our third-party managers may have in the past made and may in the future make decisions regarding competing lodging facilities that are not or would not be in our best interests.

Complying with REIT requirements may cause us to forego attractive opportunities that could otherwise generate strong risk-adjusted returns and instead pursue less attractive opportunities, or none at all.

To continue to qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of generating strong risk-adjusted returns on invested capital for our stockholders.

Complying with REIT requirements may force us to liquidate otherwise attractive investments, which could result in an overall loss on our investments.

To continue to qualify as a REIT, we must also ensure that at the end of each calendar quarter at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 20% of the value of our total securities can be represented by securities of one or more taxable REIT subsidiaries (“TRSs”). If we fail to comply with these requirements at the end of any calendar quarter, we must correct such failure within 30 days after the end of the calendar quarter to avoid losing our REIT status and suffering adverse tax consequences. If we fail to comply with these requirements at the end of any calendar quarter, we may be able to preserve our REIT status by benefiting from certain statutory relief provisions. Except with respect to a de minimis failure of the 5% asset test or the 10% vote or value test, we can maintain our REIT status only if the failure was due to reasonable cause and not to willful neglect. In that case, we will be required to dispose of the assets causing the failure within six months after the last day of the quarter in which we identified the failure, and we will be required to pay an additional tax of the greater of $50,000 or the product of the highest applicable tax rate (currently 35%) multiplied by the net income generated on those assets. As a result, we may be required to liquidate otherwise attractive investments.

We depend on external sources of capital for future growth, and we may be unable to access capital when necessary.

Unlike conventionally taxed corporations, our ability to reduce our debt and finance our growth largely must be funded by external sources of capital because we are required to distribute to our stockholders at least 90% of our taxable income (other than net capital gains) in order to qualify as a REIT, including taxable income we recognize for federal income tax purposes but with regard to which we do not receive corresponding cash. Our ability to access the external capital we require could be hampered by a number of factors, many of which are outside our control, including declining general market conditions, unfavorable market perception of our growth potential, decreases in our current and estimated future earnings, excessive cash distributions or decreases in the market price of our common stock. In addition, our ability to access additional capital may also be limited by the terms of our existing indebtedness, which among other things, restrict our incurrence of debt and the payment of distributions. The effect of any of these factors, individually or in combination, could prevent us obtaining the external capital we require on terms that are acceptable to us, or at all, and the failure to obtain necessary capital could have a material adverse effect on our ability to finance our future growth.

Debt market conditions could have a material adverse impact on our earnings and financial condition.

We have significant financing needs that we meet through the debt and capital markets. These markets are currently experiencing unprecedented disruptions, which may have an adverse impact on our earnings and financial condition.

Current conditions in the debt markets include reduced liquidity and increased credit risk premiums for certain market participants. These conditions, which increase the cost and reduce the availability of debt, may continue or worsen in the future. We have debt that matures in 2009 and subsequent years. We have no assurance that we will be able to refinance this debt as it becomes due at acceptable terms, if at all.

We have substantial financial leverage.

At September 30, 2008, our consolidated debt of $1.5 billion represented 61% of our total enterprise value. Declines in revenues and cash flow may adversely affect our public debt ratings, and may limit our access to additional debt. Our senior notes currently are rated Ba3 by Moody’s Investors Service, and BB- by Standard & Poor’s, which are considered below investment grade. Historically, we have incurred debt for acquisitions and to fund our renovation, redevelopment and rebranding programs. We are currently using proceeds from the sale of non-strategic hotels and cash on hand to fund these activities, but limitations upon our access to additional debt could adversely affect our ability to fund these programs in the future.

Significant decreases in RevPAR or Hotel EBITDA margins could reduce our ability to pay dividends and service our debt.

Our financial leverage could have important consequences. For example, it could:

•	limit our ability to obtain additional financing for working capital, renovation, redevelopment and rebranding plans, acquisitions, debt service requirements and other purposes;

•	require us to agree to additional restrictions and limitations on our business operations and capital structure to obtain financing;

•	increase our vulnerability to adverse economic and industry conditions, and to interest rate fluctuations;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for capital expenditures, future business opportunities, paying dividends or other purposes;

•	limit our flexibility to make, or react to, changes in our business and our industry; and

•	place us at a competitive disadvantage, compared to our competitors that have less debt.

Although most of our hotel mortgage debt is recourse solely to the specific assets securing the debt, in certain cases, including fraud, misapplication of funds and other customary recourse carve-out provisions, the debt may become full recourse to us.

Our debt agreements will allow us to incur additional debt, which, if incurred, could exacerbate the other risks described herein.

We may be able to incur substantial debt in the future. Although the instruments governing our indebtedness contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. If new debt is added to our current debt levels, the risks described above would intensify.

We have substantial variable rate debt.

At September 30, 2008, approximately 47% of our consolidated outstanding debt had variable interest rates. If variable interest rates were to increase significantly it could have a material adverse impact on our earnings and financial condition.

We have restrictive debt covenants that could adversely affect our ability to finance our operations or engage in other business activities.

The agreements governing our line of credit and the indentures governing our outstanding senior notes contain various restrictive covenants and incurrence tests, including, among others, provisions that can restrict our ability to:

•	incur any additional indebtedness under certain circumstances;

•	make common or preferred distributions;

•	make investments;

•	engage in transactions with affiliates;

•	incur liens;

•	merge or consolidate with another person;

•	dispose of all or substantially all of our assets; and

•	permit limitations on the ability of our subsidiaries to make payments to us.

These restrictions may adversely affect our ability to finance our operations or engage in other business activities that may be in our best interest.

Under the terms of the indenture governing one series of our outstanding senior notes, we are prohibited from repurchasing any of our capital stock, whether common or preferred, subject to certain exceptions, if our debt-to-EBITDA ratio, as defined in the indenture, exceeds 4.85 to 1, which it does at the date of this filing.

If actual operating results are significantly below our current expectations, as reflected in our public guidance, or if interest rates increase significantly more than we expect, we may be unable to continue to satisfy the incurrence test under the indentures governing our senior notes. In such an event, we may be prohibited from incurring additional indebtedness, except to repay or refinance maturing debt with debt of similar priority in the capital structure, and may be prohibited from, among other things, paying distributions on our preferred or common stock, except to the extent necessary to satisfy the REIT qualification requirement that we distribute currently at least 90% of our taxable income.

Our $250 million line of credit has certain restrictive covenants, such as a leverage ratio, fixed charge coverage ratio, an unencumbered leverage ratio and a maximum payout ratio. A breach of any of these covenants and limitations under our line of credit could require that we repay some or all amounts outstanding under our line of credit.

Certain of our subsidiaries have been formed as special purpose entities, or SPEs. These SPEs have incurred mortgage debt secured by the assets of those SPEs, which is non-recourse to us. However, a violation of any of the SPE-related covenants could cause this debt to become fully recourse to us.

Our failure to timely satisfy any judgment on recourse indebtedness, if in the amount of $10 million or more, could result in the acceleration of all our unsecured recourse indebtedness. We may not be able to refinance or repay our debt in full under those circumstances.

We own, and may acquire, interests in hotel joint ventures with third parties that expose us to some risk of additional liabilities or capital requirements.

We own, through our subsidiaries, interests in several real estate joint ventures with third parties. Joint ventures that are not consolidated into our financial statements owned a total of 17 hotels, in which we had an aggregate investment of $109 million, at September 30, 2008. The operations of 13 of these hotels are included in our consolidated results of operations due to our majority ownership of the lessees of these hotels. None of our directors or officers hold any interest in any of these ventures. Our joint venture partners are affiliates of Hilton with respect to 11 hotels, affiliates of Starwood with respect to one hotel, and private entities or individuals with respect to five hotels. The ventures and hotels were subject to non-recourse mortgage loans aggregating $226 million at September 30, 2008.

The personal liability of our subsidiaries under existing non-recourse loans secured by the hotels owned by our joint ventures is generally limited to the guaranty of the borrowing ventures’ personal obligations to pay for the lender’s losses caused by misconduct, fraud or misappropriation of funds by the ventures and other typical exceptions from the non-recourse covenants in the mortgages, such as those relating to environmental liability. We may invest in other ventures in the future that own hotels and have recourse or non-recourse debt financing. If a venture defaults under its mortgage loan, the lender may accelerate the loan and demand payment in full before taking action to foreclose on the hotel. As a partner or member in any of these ventures, our subsidiary may be exposed to liability for claims asserted against the venture, and the venture may not have sufficient assets or insurance to discharge the liability.

Our subsidiaries may be contractually or legally unable to unilaterally control decisions regarding these ventures and their hotels. In addition, the hotels in a joint venture may perform at levels below expectations, resulting in potential insolvency unless the joint venturers provide additional funds. In some ventures, the joint venturers may elect not to make additional capital contributions. We may be faced with the choice of losing our investment in a venture or investing additional capital in it with no guaranty of receiving a return on that investment.

Existing circumstances may result in two of our directors having interests that may conflict with our interests.

Adverse tax consequences to affiliates upon a sale of certain hotels.  Thomas J. Corcoran, Jr., our Chairman of the Board of Directors, and Robert A. Mathewson, a director, may incur additional tax liability if we sell our investments in the remaining four hotels that we acquired in July 1994 from partnerships in which they were investors. Consequently, our interests could differ from Messrs. Corcoran’s and Mathewson’s interests if we consider a sale of any of these hotels. Decisions regarding a sale of any of these remaining four hotels must be approved by a majority of our independent directors.

Conflicts of interest.  A director who has a conflict of interest with respect to an issue presented to our board will have no inherent legal obligation to abstain from voting upon that issue. We do not have provisions in our bylaws or charter that require an interested director to abstain from voting upon an issue, and we do not expect to add provisions in our charter and bylaws to this effect. Although each director has a duty of loyalty to us, there is a risk that, should an interested director vote upon an issue in which they or one of their affiliates has an interest, their vote may reflect a bias that could be contrary to our best interests. In addition, even if an interested director abstains from voting, the director’s participation in the meeting and discussion of an issue in which they have, or companies with which they are associated have, an interest could influence the votes of other directors regarding the issue.

Departure of key personnel would deprive us of the institutional knowledge, expertise and leadership they provide.

Our executive management team includes our President and Chief Executive Officer and four Executive Vice Presidents. The persons in these positions generally possess institutional knowledge about our organization and the hospitality or real estate industries, have significant expertise in their fields, and possess leadership skills that are important to our operations. The loss of any of our senior executive officers could adversely affect our ability to execute our business strategy.

Risks Related to our Common Stock.

Future sales of shares of our common stock may adversely affect the market price of our common stock.

We cannot predict what effect, if any, future sales of shares of our common stock, or the availability of shares for future sale, will have on the market price of our common stock. Certain third-party limited partners in FelCor LP are entitled to certain rights of redemption which enable them to cause us to redeem their interests in FelCor LP for shares of common stock of FelCor, cash or a combination thereof at our option. Upon redemption into shares of common stock, those limited partners may resell those shares. Shares of Series A preferred stock are convertible into shares of common stock at any time at the holders’ option. For more information on Series A Preferred Stock, see the section entitled “Description of Preferred Stock — Description of Series A Preferred Stock.” Resales of substantial amounts of our common stock into the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock and may make it more difficult for you to sell your shares at a time and price that you deem appropriate.

Additionally, as of September 30, 2008, we had available 1,713,969 shares of our common stock issued or reserved for issuance under our existing restricted stock and stock option plans. Subject to the expiration of any applicable restrictions or conditions contained in our 2005 Restricted Stock and Stock Option Plan, 2001 Restricted Stock and Stock Option Plan or 1998 Restricted Stock and Stock Option Plan, the shares registered under that registration statement on Forms S-8 are available for resale immediately in the public market without restriction.

Our charter contains limitations on ownership and transfer of shares of our stock that could adversely affect attempted transfers of our capital stock.

To maintain our status as a REIT, no more than 50% in value of our outstanding stock may be owned, actually or constructively, under the applicable tax rules, by five or fewer persons during the last half of any taxable year. Our charter prohibits, subject to some exceptions, any person from owning more than 9.9%, as determined in accordance with the Internal Revenue Code and the Securities Exchange Act of 1934, of the number of outstanding shares of any class of our stock. Our charter also prohibits any transfer of our stock that would result in a violation of the 9.9% ownership limit, reduce the number of stockholders below 100 or otherwise result in our failure to qualify as a REIT. Any attempted transfer of shares in violation of the charter prohibitions will be void, and the intended transferee will not acquire any right in those shares. We have the right to take any lawful action that we believe is necessary or advisable to ensure compliance with these ownership and transfer restrictions and to preserve our status as a REIT, including refusing to recognize any transfer of stock in violation of our charter.

Our charter, bylaws, and Maryland law contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our common stock.

Ownership Limit.  The ownership and transfer restrictions of our charter may have the effect of discouraging or preventing a third party from attempting to gain control of us without the approval of our board of directors. Accordingly, it is less likely that a change in control, even if beneficial to stockholders, could be effected without the approval of our board.

Staggered Board.  Our board of directors is divided into three classes. Directors in each class are elected for terms of three years. As a result, the ability of stockholders to effect a change in control of us through the election of new directors is limited by the inability of stockholders to elect a majority of our board at any particular meeting.

Authority to Issue Additional Shares.  Under our charter, our board of directors may issue up to an aggregate of 20 million shares of preferred stock without stockholder action. The preferred stock may be issued, in one or more series, with the preferences and other terms designated by our board that may delay or prevent a change in control of us, even if the change is in the best interests of stockholders. As of October 31, 2008, we had outstanding 12,880,475 shares of our Series A preferred stock and 67,980 shares, represented by 6,798,000 depositary shares, of our Series C preferred stock.

Maryland Takeover Statutes.  As a Maryland corporation, we are subject to various provisions under the Maryland General Corporation Law, including the Maryland Business Combination Act, that may have the effect of delaying or preventing a transaction or a change in control that might involve a premium price for the stock or otherwise be in the best interests of stockholders. Under the Maryland business combination statute, some “business combinations,” including some issuances of equity securities, between a Maryland corporation and an “interested stockholder,” which is any person who beneficially owns 10% or more of the voting power of the corporation’s shares, or an affiliate of that stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Any of these business combinations must be approved by a stockholder vote meeting two separate super majority requirements, unless, among other conditions, the corporation’s common stockholders receive a minimum price, as defined in the statute, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its common shares. Our charter currently provides that the Maryland Control Share Acquisition Act will not apply to any of our existing or future stock. That statute may deny voting rights to shares involved in an acquisition of one-tenth or more of the voting stock of a Maryland corporation. To the extent these or other laws are applicable to us, they may have the effect of delaying or preventing a change in control of us even though beneficial to our stockholders.

If our stock price fluctuates, you could lose a significant part of your investment.

In recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to the operating performance of these companies. The market price of our common stock is similarly subject to wide fluctuations in response to a number of factors, most of which we cannot control, including:

•	changes in securities analysts’ recommendations and their estimates of our financial performance;

•	the public’s reaction to our press releases, announcements and our filings with the SEC and those of our competitors;

•	fluctuations in broader stock market prices and volumes, particularly among lodging companies;

•	changes in market valuations of similar companies;

•	investor perception of our industry or our prospects;

•	additions or departures of key personnel;

•	commencement of or involvement in litigation;

•	changes in environmental and other governmental regulations;

•	announcements by us or our competitors of strategic alliances, significant contracts, new technologies, acquisitions, commercial relationships, joint ventures or capital commitments;

•	variations in our quarterly results of operations or cash flows or those of other lodging companies;

•	revenue and operating results failing to meet the expectations of securities analysts or investors in a particular quarter;

•	changes in the availability of debt;

•	changes in our pricing policies or pricing policies of our competitors;

•	future issuances and sales of our common stock;

•	demand for and trading volume of our common stock; and

•	changes in general conditions in the U.S. economy, financial markets or the lodging industry.

The realization of any of these risks and other factors beyond our control could cause the market price of our common stock to decline significantly.

Future issuances of our common shares may adversely affect the price of our common shares.

The future issuance of a substantial number of common shares into the public market, or the perception that such issuance could occur, could adversely affect the prevailing market price of our common shares. A decline in the price of our common shares could make it more difficult to raise funds through future offerings of our common shares or securities convertible into common shares.

Taxation of dividend income could make our common stock less attractive to investors and reduce the market price of our common stock.

The maximum rate of tax applicable to individuals, trusts and estates on dividend income from regular C corporations is 15% through 2010. This reduced tax rate substantially lowers the burden from so-called “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally applies to corporations that are not taxed as REITs. Generally, dividends from REITs do not qualify for the dividend tax reduction because, as a result of the dividends paid deduction to which REITs are entitled, REITs generally do not pay corporate level tax on income that they distribute to stockholders. As a result of these reduced tax rates applicable to the dividends received from a non-REIT corporation, individual, trust, and estate investors could view stocks of non-REIT corporations as more attractive relative to shares of REITs than was the case previously because the dividends paid by non-REIT corporations are subject to lower tax rates for such investors.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, FelCor will contribute all of the net proceeds from the sale of shares of common stock, shares of preferred stock, depositary shares representing shares of preferred stock and warrants under this prospectus to FelCor LP in exchange for comparable units of partnership interest, or Units, in FelCor LP. The specific terms of the Units to be so issued by FelCor LP, to the extent the terms are not described in this prospectus, will be set forth in the applicable prospectus supplement. FelCor LP intends to use the net proceeds contributed to it for various purposes, including, without limitation, the acquisition of additional hotel assets, the repayment of outstanding indebtedness, the repurchase or redemption of outstanding securities, the improvement or expansion of one or more of its hotel properties, for working capital purposes, or for general corporate purposes. Pending any use, the net proceeds of any offering of securities may be invested in short-term, investment grade securities or instruments, interest-bearing bank accounts, certificates of deposit, mortgage participations or similar securities, to the extent consistent with our qualification as a REIT, our charter and agreements with our lenders.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED SECURITIES DIVIDENDS

The following table represents the ratio of our earnings to fixed charges and preferred securities dividends for the periods indicated:

										Nine Months Ended
	Year Ended December 31,									September 30,
	2003		2004		2005		2006		2007	2008

Ratio of Earnings to Fixed Charges and Preferred Securities Dividends	(a	)	(b	)	(c	)	(d	)	1.0 x	(e )

(a)	For the year ended December 31, 2003, earnings would have had to have been $106 million greater to have achieved a coverage ratio of 1:1.

(b)	For the year ended December 31, 2004, earnings would have had to have been $126 million greater to have achieved a coverage ratio of 1:1.

(c)	For the year ended December 31, 2005, earnings would have had to have been $71 million greater to have achieved a coverage ratio of 1:1.

(d)	For the year ended December 31, 2006, earnings would have had to have been $44 million greater to have achieved a coverage ratio of 1:1.

(e)	For the nine months ended September 30, 2008, earnings would have had to have been $58 million greater to have achieved a coverage ratio of 1:1.

DESCRIPTION OF COMMON STOCK

The description of our common stock set forth below describes certain general terms and provisions of the common stock to which any prospectus supplement may relate, including a prospectus supplement providing that common stock will be issuable upon conversion of shares of preferred stock or depositary shares representing shares of preferred stock or upon exercise of warrants issued by us. The following description of our common stock is a summary and is not intended to be complete. You also should review our charter and bylaws, copies of which are available from us upon request. See “Certain Charter, Bylaw And Statutory Provisions — Charter And Bylaw Provisions” and “Where You Can Find More Information.”

General

Under our charter, we have the authority to issue up to 200,000,000 shares of common stock, $0.01 par value per share. Under Maryland law, stockholders generally are not responsible for the corporation’s debts or obligations. At October 31, 2008, we had outstanding 63,415,485 shares of common stock.

Terms

Subject to the preferential rights of any series of our preferred stock outstanding, the holders of our common stock are entitled to one vote per share on all matters voted on by stockholders, including in the election of directors. Our charter does not provide for cumulative voting in the election of directors. Except as otherwise required by law or provided in articles supplementary relating to preferred stock of any series, the holders of our common stock exclusively possess all voting power.

Subject to any preferential rights of any series of our preferred stock outstanding, the holders of our common stock are entitled to those dividends, if any, as may be declared from time to time by our board of directors from funds legally available therefore and, upon liquidation, are entitled to receive, pro rata, all assets of FelCor available for distribution to holders of shares of common stock. All shares of common stock, when issued, will be fully paid and nonassessable and will have no preemptive rights. FelCor may, however, enter into contracts with certain stockholders to grant those holders preemptive rights.

Restrictions on Ownership and Transfer

The shares of our common stock are subject to certain restrictions upon their ownership and transfer, which were adopted for the purpose of enabling FelCor to preserve its status as a REIT. For a description of these restrictions and the Maryland Anti-Takeover Statutes, see the discussions below under the captions, “Certain Charter, Bylaw And Statutory Provisions — Charter and Bylaw Provisions — Restrictions On Ownership And Transfer” and “Certain Charter, Bylaw And Statutory Provisions — Maryland Anti-Takeover Statutes.”

Exchange Listing

The common stock is listed on the NYSE under the symbol “FCH.”

Transfer Agent

The transfer agent and registrar for the common stock is American Stock Transfer Company, New York, New York.

DESCRIPTION OF PREFERRED STOCK

General

Under our charter, we have the authority to issue up to 20,000,000 shares of preferred stock, $0.01 par value per share, of which 12,880,475 shares designated as the $1.95 Series A Cumulative Convertible Preferred Stock and 67,980 shares designated as the 8% Series C Cumulative Redeemable Preferred Stock were outstanding as of October 31, 2008. Accordingly, up to 7,051,545 additional shares of preferred stock may be issued from time to time, in one or more classes or series, as authorized by our board of directors and without any further vote or action by the stockholders, subject to the rights of the holders of the outstanding $1.95 Series A Cumulative Convertible Preferred Stock and 8% Series C Cumulative Redeemable Preferred Stock. See “Description Of Series A Preferred Stock” and “Description of Series C Preferred Stock and Depositary Shares.” Subject to the limitations prescribed by Maryland law and our charter and bylaws, our board of directors is authorized to establish the number of shares constituting each series of preferred stock and to designate and issue, from time to time, one or more classes or series of preferred stock with the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including any provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and any other subjects or matters as may be fixed by our board of directors or duly authorized committee of our board of directors. The preferred stock, when issued, will be fully paid and nonassessable and will have no preemptive rights. Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying or preventing a change of control or other transaction that holders of our common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then market price of those shares of common stock.

Terms

The following description of the preferred stock sets forth certain general terms and provisions of the preferred stock to which any prospectus supplement may relate. The following description of our preferred stock is a summary and is not intended to be complete. You also should review our charter (including any articles supplementary to the charter setting forth the particular terms of the preferred stock) and bylaws, copies of which are available from us upon request. See “Certain Charter, Bylaw And Statutory Provisions — Charter And Bylaw Provisions” and “Where You Can Find More Information.”

The prospectus supplement relating to the class or series of preferred stock being offered by that prospectus supplement will describe the specific terms of those securities, including, without limitation:

•	the title and stated value of the preferred stock;

•	the number of shares of preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), period(s) or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

•	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	the provision for a sinking fund, if any, for the preferred stock;

•	the provisions for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock or preferred stock of another series, including the conversion price (or manner of calculation thereof) and conversion period;

•	any voting rights of the preferred stock;

•	a discussion of certain U.S. federal income tax considerations relevant to a holder of the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of FelCor;

•	any limitations on the issuance of any class or series of preferred stock ranking senior to, or on a parity with, that class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of FelCor;

•	in addition to those limitations described below, any other limitations on actual or constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of FelCor as a REIT; and

•	any other specific terms, preferences, rights, qualifications, limitations or restrictions applicable to the preferred stock.

Ranking

Unless otherwise specified in the prospectus supplement relating to a particular class or series of preferred stock, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of FelCor, rank:

•	senior to all classes or series of our common stock, and to all equity securities ranking junior to that preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of FelCor;

•	on a parity with all equity securities issued by FelCor, the terms of which specifically provide that those equity securities rank on a parity with the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of FelCor; and

•	junior to all equity securities issued by FelCor, the terms of which specifically provide that those equity securities rank senior to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of FelCor.

As used for these purposes, the term “equity securities” does not include convertible debt securities.

Dividends

Unless otherwise specified in the prospectus supplement, the preferred stock will have the rights with respect to the payment of dividends set forth below.

Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the preferred stock as to dividends, holders of shares of each class or series of preferred stock will be entitled to receive, when, as and if declared by our board of directors, out of assets of FelCor legally available for the payment, cash dividends at the rates and on the dates as will be set forth in the applicable prospectus supplement. Each dividend shall be payable to holders of record as they appear on our stock transfer books on the record dates as shall be fixed by our board of directors.

Dividends on any class or series of the preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our board of directors fails to declare a dividend payable on a dividend payment date on any class or series of the preferred stock for which dividends are non-cumulative, then the holders of that class or series of the preferred stock will have no right to receive a dividend in respect of the dividend period ending on that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that class or series of preferred stock are declared and paid on any future dividend payment date.

Unless otherwise specified in the applicable prospectus supplement, if any shares of any class or series of the preferred stock are outstanding, we generally may not declare, pay or set apart for payment full dividends on any of our capital stock of any other class or series ranking, as to dividends, on a parity with or junior to that class or series of preferred stock for any period, unless:

•	if that class or series of preferred stock has a cumulative dividend, full cumulative dividends have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payment, on that class or series of preferred stock for all past dividend periods and the then current dividend period; or

•	if that class or series of preferred stock does not have a cumulative dividend, full dividends for the then current dividend period have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payment, on that class or series of preferred stock.

When dividends are not paid in full (or a sum sufficient for the full payment thereof is not so set apart) upon the shares of preferred stock of any class or series and the shares of any other class or series of preferred stock ranking on a parity as to dividends with the preferred stock of that class or series, all dividends declared upon shares of that class or series of preferred stock and any other class or series of preferred stock ranking on a parity as to dividends with that preferred stock shall be declared pro rata so that the amount of dividends declared per share of preferred stock of that class or series and of each other class or series of preferred stock ranking on a parity as to dividends with that preferred stock shall, in all cases, bear to each other the same ratio that accrued dividends per share on the preferred stock of that class or series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if that preferred stock does not have a cumulative dividend) and the other classes or series of preferred stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred stock of any class or series that may be in arrears.

Except as provided in the immediately preceding paragraph, unless:

•	if that class or series of preferred stock has a cumulative dividend, full cumulative dividends on that class or series of preferred stock have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment, for all past dividend periods and the then current dividend period, and

•	if that class or series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of that class or series have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment, for the then current dividend period, no dividends (other than in shares of common stock or other capital stock ranking junior to that class or series of preferred stock as to dividends and upon liquidation, dissolution or winding up of FelCor) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon our common stock or any other of our capital stock ranking junior to, or on a parity with, that class or series of preferred stock as to dividends or upon liquidation, dissolution or winding up of FelCor, nor shall any common stock or any other of our capital stock ranking junior to, or on a parity with, that class or series of preferred stock as to dividends or upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any stock) by us (except by conversion into, or exchange for, our other capital stock ranking junior to that class or series of preferred stock as to dividends and upon liquidation, dissolution or winding up of FelCor, and except for a redemption or purchase or other acquisition of shares of our capital stock made for purposes of an employee benefit plan of FelCor or any subsidiary or for purposes of preserving our status as a REIT).

Any dividend payment made on shares of a class or series of preferred stock shall first be credited against the earliest accrued, but unpaid dividend due with respect to shares of that class or series that remains payable.

FelCor LP will issue to us Units in FelCor LP, the economic terms of which are substantially identical to the preferred stock. FelCor LP will be required to make all required distributions to us on the Units that mirror our payment of dividends on the preferred stock, including accrued and unpaid dividends upon redemption and the liquidation preference amount of the preferred stock. These distributions have priority over any distribution of cash or assets to the holders of the common partnership units of FelCor LP or to the holders of any other interests in FelCor LP, except for distributions required in connection with any of our other shares ranking senior to, or on a parity with, the preferred stock as to dividends or liquidation rights and except for distributions required to enable us to maintain our qualification as a REIT.

The indentures under which our senior unsecured public notes are issued include covenants that restrict our ability to declare and pay dividends. In general, these indentures contain exceptions to the limitations to allow FelCor LP to make distributions necessary to allow us to maintain our status as a REIT. Currently, we are not subject to these limitations. If we were bound by these limitations, based upon our current estimates of taxable income for 2008, we would be unable to distribute the full amount of distributions accruing under our outstanding preferred stock.

Redemption

If so provided in the applicable prospectus supplement, the shares of preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in the applicable prospectus supplement.

The prospectus supplement relating to a class or series of preferred stock that is subject to mandatory redemption will specify:

•	the number of shares of preferred stock that we will redeem;

•	the dates on or the period during which we will redeem the shares; and

•	the redemption price that we will pay per share, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if that preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption.

The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for any class or series of preferred stock is payable only from the net proceeds of the issuance of shares of our capital stock, the terms of that preferred stock may provide that, if no shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, that preferred stock shall automatically and mandatorily be converted into shares of our applicable capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

Notwithstanding the foregoing, unless:

•	if that class or series of preferred stock has a cumulative dividend, full cumulative dividends on all shares of any class or series of preferred stock shall have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment, for all past dividend periods and the then current dividend period; and

•	if that class or series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of any class or series have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment, for the then current dividend period, no shares of any class or series of preferred stock shall be redeemed, unless all outstanding shares of that class or series of preferred stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of that class or series of preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of that class or series of preferred stock or made for the purpose of preserving our status as a REIT.

In addition, unless:

•	if that class or series of preferred stock has a cumulative dividend, full cumulative dividends on all shares of any class or series of preferred stock have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment, for all past dividend periods and the then current dividend period, and

•	if that class or series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of any class or series have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment, for the then current dividend period, we shall not purchase or otherwise acquire, directly or indirectly, any shares of preferred stock of that class or series (except by conversion into, or exchange for, our capital stock ranking junior to that class or series of preferred stock as to dividends and upon liquidation, dissolution or winding up of FelCor); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of preferred stock of that series to preserve our status as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of that class or series.

If fewer than all of the outstanding shares of preferred stock of any class or series are to be redeemed, we will determine the number of shares to be redeemed and the shares may be redeemed pro rata from the holders of record of the shares in proportion to the number of shares held (with adjustments to avoid redemption of fractional shares) or in any other equitable manner determined by us that will not result in a violation of the ownership limitations set forth in our charter.

Notice of redemption will be mailed at least 30 days, but not more than 60 days, before the redemption date to each holder of record of a share of preferred stock of any class or series to be redeemed at the address shown on the stock transfer books. Each notice of redemption will state:

•	the redemption date;

•	the number of shares and class or series of the preferred stock to be redeemed;

•	the redemption price;

•	the place or places where certificates for shares of that preferred stock are to be surrendered for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

•	the date upon which the holder’s conversion rights, if any, as to those shares shall terminate.

If fewer than all the shares of preferred stock of any class or series are to be redeemed, the notice of redemption also will specify the number of shares of preferred stock to be redeemed from each holder. If notice of redemption of any shares of preferred stock has been given and if the funds necessary for that redemption have been set aside by us in trust for the benefit of the holders of any shares of preferred stock so called for redemption, then from and after the redemption date, dividends will cease to accrue on those shares of preferred stock, those shares of preferred stock shall no longer be deemed to be outstanding and all rights of the holders of those shares of preferred stock will terminate, except the right to receive the redemption price.

Any shares of preferred stock that we redeem or repurchase will be retired and restored to the status of authorized, but unissued shares of preferred stock.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of FelCor, then, before any distribution or payment shall be made to the holders of any common stock or any other capital stock of FelCor ranking junior to the preferred stock of any class or series in the distribution of assets upon any liquidation, dissolution or winding up of FelCor, the holders of each class or series of preferred stock shall be entitled to receive, out of assets of FelCor legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable prospectus supplement and articles supplementary, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if that preferred stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of the remaining assets of FelCor. In the event that, upon any voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of FelCor are insufficient to pay the amount of the liquidating distributions on all outstanding shares of preferred stock and the corresponding amounts payable on all shares of other capital stock of FelCor ranking on a parity with the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of FelCor, then the holders of the preferred stock and all of the other capital stock shall share ratably in any distribution of assets, in direct proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

After liquidating distributions have been made in full to all holders of shares of preferred stock, the remaining assets of FelCor will be distributed among the holders of any other shares of capital stock ranking junior to the preferred stock upon liquidation, dissolution or winding up of FelCor, according to their respective rights and preferences and, in each case, according to their respective number of shares. For these purposes, the consolidation or merger of FelCor with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of FelCor, shall not be deemed to constitute a liquidation, dissolution or winding up of FelCor.

Voting Rights

Holders of our preferred stock generally will not have any voting rights, except as from time to time required by law or as expressly provided in the articles supplementary for any class or series of preferred stock and described in the applicable prospectus supplement.

Conversion Rights

The terms and conditions, if any, upon which shares of any class or series of preferred stock are convertible into common stock or preferred stock of another series will be set forth in the applicable prospectus supplement relating thereto. Those terms will include the number of shares of common stock or preferred stock of another series into which shares of that class or series of preferred stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of those shares of preferred stock.

Restrictions on Ownership and Transfer

Shares of our preferred stock, including the $1.95 Series A Cumulative Convertible Preferred Stock and the 8% Series C Cumulative Redeemable Preferred Stock, are subject to certain restrictions upon their ownership and transfer, which were adopted for the purpose of enabling us to preserve our status as a REIT. For a description of these restrictions, see “Certain Charter, Bylaw And Statutory Provisions — Charter And Bylaw Provisions — Restrictions On Ownership And Transfer.”

Transfer Agent

The transfer agent and registrar for a particular class or series of preferred stock will be set forth in the applicable prospectus supplement.

Description of Series A Preferred Stock

The following is a summary of the material terms and provisions of our $1.95 Series A Cumulative Convertible Preferred Stock, or the Series A preferred stock. This summary is not intended to be complete. Accordingly, you also should review the terms and provisions of our charter (including the articles supplementary to the charter setting forth the particular terms of the Series A preferred stock), and bylaws, copies of which are available from us upon request. See “Where You Can Find More Information.”

General

In April 1996, a form of articles supplementary was adopted that classified and created a series of preferred stock originally consisting of 6,900,000 shares, which was subsequently reduced to 6,050,000 shares, designated $1.95 Series A Cumulative Convertible Preferred Stock. In March and August 2004, our board of directors adopted articles supplementary that classified an additional 4,600,000 shares and 2,300,000 shares, respectively, of Series A preferred stock. As of October 31, 2008, we had 12,880,475 shares of Series A preferred stock outstanding.

The outstanding shares of Series A preferred stock are validly issued, fully paid and nonassessable. The holders of the Series A preferred stock have no preemptive rights with respect to any shares of our capital stock or any of our other securities convertible into, or carrying rights or options to purchase, any shares of our capital stock. The shares of Series A preferred stock are not subject to any sinking fund or other obligation of us to redeem or retire the Series A preferred stock. Unless converted or redeemed by us into common stock, the Series A preferred stock will have a perpetual term, with no maturity.

Ranking

The Series A preferred stock ranks pari passu with our outstanding Series C preferred stock (as described below), and senior to our common stock, with respect to the payment of dividends and amounts upon liquidation, dissolution or winding up.

While any shares of Series A preferred stock are outstanding, we may not authorize, create or increase the authorized amount of any class or series of stock that ranks senior to the Series A preferred stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of two-thirds of the outstanding Series A preferred stock. We, however, may create additional classes of stock, increase the authorized number of shares of preferred stock or issue series of preferred stock ranking junior to, or on a parity with, the Series A preferred stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution or winding up without the consent of any holder of Series A preferred stock.

Dividends

Holders of shares of Series A preferred stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available for payment, cash dividends for the corresponding period in an amount per share equal to the greater of $0.4875 per quarter (equivalent to $1.95 per annum) or the cash distributions declared or paid for the corresponding period (determined as of the record date for each of the respective quarterly dividend payment dates referred to below) on the number of shares of common stock, or portion thereof, into which a share of Series A preferred stock is then convertible. Dividends on the Series A preferred stock are payable quarterly in arrears on the last calendar day of January, April, July and October of each year. Each dividend is payable in arrears to holders of record as they appear on our stock records at the close of business on the record dates that are fixed by our board of directors so long as those dates do not exceed 60 days preceding the payment dates. Dividends are cumulative, whether or not in any dividend period there are funds legally available for the payment of the dividends and whether or not the dividends are authorized. Accumulations of dividends on the shares of Series A preferred stock do not bear interest. Dividends payable on the Series A preferred stock are computed on the basis of a 360-day year consisting of twelve 30-day months.

No dividend will be declared or paid, or set apart for payment, on any parity stock unless full cumulative dividends have been, or contemporaneously are, declared and paid, or set apart for payment, on the Series A preferred stock for all prior dividend periods and the then current dividend period. The term “parity stock” means any other class or series of our capital stock now or hereafter issued and outstanding, including the Series C preferred stock, that ranks equally with the Series A preferred stock as to the payment of dividends and amounts upon the liquidation, dissolution or winding up of FelCor. If accrued dividends on the Series A preferred stock and any parity stock for all prior dividend periods have not been paid in full, then any dividend declared on the Series C preferred stock and any parity stock for any dividend period will be declared ratably in proportion to accrued and unpaid dividends on the Series A preferred stock and any parity stock.

Unless full cumulative dividends then required to be paid on the Series A preferred stock and any parity stock have been, or contemporaneously are, declared and paid, or set apart for payment, we will not declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any junior stock or redeem, purchase or otherwise acquire for consideration any junior stock, subject to certain exceptions. The term “junior stock” means our common stock and any other class or series of our capital stock now or hereafter issued and outstanding that ranks junior to the Series A preferred stock as to the payment of dividends or amounts upon the liquidation, dissolution or winding up of FelCor. Notwithstanding the foregoing limitations, we may, at any time, acquire shares of our capital stock, without regard to rank, for the purpose of preserving our status as a REIT.

For purposes of this discussion, the term “dividend” does not include dividends or distributions payable solely in shares of junior stock on junior stock, or in options, warrants or rights to holders of junior stock to subscribe for or purchase any shares of junior stock.

FelCor LP issued to us Series A preferred units in FelCor LP, the economic terms of which are substantially identical to the Series A preferred stock. FelCor LP is required to make all required distributions to us on the Series A preferred units that mirror our payment of dividends on the Series A preferred stock, including accrued and unpaid dividends upon redemption and the liquidation preference amount of the Series A preferred stock. These distributions have priority over any distribution of cash or assets to the holders of the common partnership units of FelCor LP or to the holders of any other interests in FelCor LP, except for distributions required in connection with any of our other shares ranking senior to, or on a parity with, the

Series A preferred stock as to dividends or liquidation rights and except for distributions required to enable us to maintain our qualification as a REIT.

The indentures under which our senior unsecured public notes are issued include covenants that restrict our ability to declare and pay dividends. In general, these indentures contain exceptions to the limitations to allow FelCor LP to make distributions necessary to allow us to maintain our status as a REIT. Currently, we are not subject to these limitations. If we were bound by these limitations, based upon our current estimates of taxable income for 2008, we would be unable to distribute the full amount of distributions accruing under our outstanding preferred stock.

Optional Redemption

Shares of Series A preferred stock are redeemable, in whole or in part, at our option, for either:

•	the number of shares of common stock that are issuable at a conversion rate of 0.7752 shares of common stock for each share of Series A preferred stock, subject to adjustment in certain circumstances; or

•	cash in an amount per share equal to the aggregate market value (determined as of the date of the notice of redemption) of such number of shares of common stock that are issuable at a conversion rate of 0.7752 shares of common stock for each share of Series A preferred stock, subject to adjustment in certain circumstances.

We may exercise this redemption option only if for 20 trading days within any period of 30 consecutive trading days, including the last trading day of that period, the closing price of the common stock on the NYSE equals or exceeds the conversion price per share, subject to adjustment in certain circumstances. In order to exercise our redemption option, we must issue a press release announcing the redemption prior to the opening of business on the second trading day after the conditions in the preceding sentences have been met.

Notice of redemption will be given by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series A preferred stock not more than four business days after we issue the press release. The redemption date will be a date selected by us not less than 30 nor more than 60 days after the date on which we issue the press release announcing our intention to redeem the Series A preferred stock. If fewer than all of the shares of Series A preferred stock are to be redeemed, the shares shall be selected by lot or pro rata or in some other equitable manner determined by us.

On the redemption date, we must pay on each share of Series A preferred stock to be redeemed any accrued and unpaid dividends, in arrears, for any full dividend period ending on or prior to the redemption date. In the case of a redemption date falling after a dividend payment record date and prior to the related payment date, the holders of the Series A preferred stock at the close of business on that record date will be entitled to receive the dividend payable on those shares on the corresponding dividend payment date, notwithstanding the redemption of their shares prior to the dividend payment date. Except as provided for in the preceding sentence, no payment or allowance will be made for accrued dividends on any shares of Series A preferred stock called for redemption or on the shares of common stock issuable upon that redemption.

Unless all dividends then required to be paid on the Series A preferred stock and any parity stock have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment, the Series A preferred stock may not be redeemed in whole or in part, and we may not, except as set forth in the following sentence, redeem, purchase or otherwise acquire for consideration any shares of Series A preferred stock, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series A preferred stock. Notwithstanding the foregoing limitations, we may, at any time, acquire shares of our capital stock, without regard to rank, for the purpose of preserving our status as a REIT.

On and after the date fixed for redemption, provided that we have made available at the office of the registrar and transfer agent a sufficient number of shares of common stock or a sufficient amount of cash to effect the redemption, dividends will cease to accrue on the Series A preferred stock called for redemption, those shares shall no longer be deemed to be outstanding and all rights of the holders of those shares of Series A preferred stock shall cease, except for the right to receive the shares of common stock or any cash payable upon redemption, without interest from the date of redemption, and except that, in the case of a redemption date after a dividend payment record date and prior to the related dividend payment date, holders of Series A preferred stock on the dividend payment record date will be entitled on the dividend payment date to receive the dividend payable on those shares. At the close of business on the redemption date, each holder of Series A preferred stock (unless we default in the delivery of the shares of common stock or cash) will be, without any further action, deemed a holder of the number of shares of common stock for which the Series A preferred stock is redeemable, or be entitled to receive the cash amount applicable to those shares.

Fractional shares of common stock will not be issued upon redemption of the Series A preferred stock, but, in lieu thereof, we will pay a cash adjustment based on the current market price of the common stock on the day prior to the redemption date.

Liquidation Preference

The holders of shares of Series A preferred stock are entitled to receive, in the event of any liquidation, dissolution or winding up of FelCor, whether voluntary or involuntary, a liquidation preference of $25 per share of Series A preferred stock, plus an amount per share of Series A preferred stock equal to all accrued and unpaid dividends, whether or not earned or declared, to the date of final distribution and will not be entitled to any other payment.

Until the holders of the Series A preferred stock have been paid the liquidation preference in full, no payment will be made to any holder of junior stock upon the liquidation, dissolution or winding up of FelCor. If, upon any liquidation, dissolution or winding up of FelCor, the assets of FelCor distributable among the holders of the shares of Series A preferred stock and any parity stock are insufficient to pay in full the liquidation preferences applicable to the Series A preferred stock and any parity stock, then those assets will be distributed among the holders of shares of Series A preferred stock and any parity stock, ratably, in accordance with the respective amounts that would be payable on those shares if all amounts payable on those shares were to be paid in full. Neither a consolidation or merger of us with another corporation, a statutory share exchange by us, nor a sale or transfer of all or substantially all of our assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of us.

Voting Rights

If six quarterly dividends, whether or not consecutive, payable on the Series A preferred stock, or any parity stock, are in arrears, whether or not earned or declared, the number of directors then constituting our board of directors will be increased by two, and the holders of shares of Series A preferred stock and any other parity stock, voting together as a single class, which are referred to as the voting preferred shares, will have the right to elect two additional directors to serve on our board of directors. This voting right will be applicable to any annual meeting or special meeting of stockholders, or a properly called special meeting of the holders of the voting preferred shares, until all the delinquent dividends, together with the dividends for the current quarterly period, on the voting preferred shares have been paid or declared and set aside for payment.

The approval of two-thirds of the outstanding shares of Series A preferred stock and any parity stock similarly affected, voting together as a single class, is required in order to:

•	amend our charter to affect materially and adversely the rights, preferences or voting power of the holders of the Series A preferred stock and the parity stock; or

•	amend our charter to authorize, reclassify, create or increase the authorized amount of any class of stock having rights senior to the Series A preferred stock with respect to the payment of dividends or amounts upon the liquidation, dissolution or winding up of FelCor.

We may, however, increase the authorized number of shares of preferred stock and may create additional classes of parity stock and junior stock, increase the authorized number of shares of parity stock and junior stock and issue additional series of parity stock and junior stock, all without the consent of any holder of Series A preferred stock.

Except as required by law, the holders of Series A preferred stock will not be entitled to vote on any merger or consolidation involving us or a sale, lease or transfer of all or substantially all of our assets. See “— Conversion Price Adjustments” below.

Conversion Rights

Shares of Series A preferred stock are convertible, in whole or in part, at any time, at the option of the holders, into a number of shares of common stock obtained by dividing the aggregate liquidation preference (equal to $25.00 per share of Series A preferred stock), excluding any accrued but unpaid dividends, by a conversion price of $32.25 per share of common stock (equivalent to a conversion rate of 0.7752 shares of common stock for each share of Series A preferred stock), subject to adjustment as described below (“— Conversion Price Adjustments”). The right to convert shares of Series A preferred stock called for redemption will terminate at the close of business on the redemption date. For information as to notices of redemption, see “— Optional Redemption” above.

Conversion of shares of Series A preferred stock, or a specified portion thereof, may be effected by delivering a certificate or certificates evidencing these shares, together with written notice of conversion and a proper assignment of the certificate or certificates to us or in blank, to the office or agency to be maintained by us for that purpose. That office is currently the principal corporate trust office of American Stock Transfer Company located in New York, New York.

Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series A preferred stock shall have been surrendered and notice shall have been received by us as aforesaid (and if applicable, payment of an amount equal to the dividend payable on those shares shall have been received by us as described below), and the conversion shall be at the conversion price in effect at that time and date.

Holders of shares of Series A preferred stock at the close of business on a dividend payment record date will be entitled to receive the dividend payable on those shares on the corresponding dividend payment date, notwithstanding the conversion of those shares following the dividend payment record date and prior to the dividend payment date. Shares of Series A preferred stock surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding dividend payment date (except shares converted after the issuance by us of a notice of redemption providing for a redemption date during that period, which shares will be entitled to the dividend), however, must be accompanied by payment of an amount equal to the dividend payable on those shares on the dividend payment date. A holder of shares of Series A preferred stock on a dividend payment record date who (or whose transferee) tenders any shares for conversion into shares of common stock on a dividend payment date will receive the dividend payable by us on those shares of Series A preferred stock on that date, and the converting holder need not include payment of the amount of the dividend upon surrender of shares of Series A preferred stock for conversion. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of common stock issued upon conversion.

Fractional shares of common stock will not be issued upon conversion, but, in lieu thereof, we will pay a cash adjustment based on the current market price of the common stock on the day prior to the conversion date.

Conversion Price Adjustments

The conversion price is subject to adjustment upon certain events, including:

•	dividends (and other distributions) payable in shares of our common stock;

•	the issuance to all holders of our common stock of certain rights, options or warrants entitling them to subscribe for or purchase common stock at a price per share less than the fair market value per share of common stock;

•	subdivisions, combinations and reclassifications of our common stock; and

•	distributions to all holders of our common stock of shares of capital stock (other than common stock) or evidences of our indebtedness or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to above for which an adjustment previously has been made and excluding permitted common stock cash distributions (as described below).

As used for these purposes, “permitted common stock cash distributions” means cash dividends and distributions paid with respect to the common stock after December 31, 1995, not in excess of the sum of our cumulative undistributed net earnings at December 31, 1995, plus the cumulative amount of funds from operations, as determined by our board of directors on a basis consistent with our financial reporting practices, after December 31, 1995, minus the cumulative amount of dividends accrued or paid on the Series A preferred stock or any other class of preferred stock after January 1, 1996.

In addition to the foregoing adjustments, we will be permitted to make such reductions in the conversion price as we consider to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the common stock, or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

In case we shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the shares of common stock or sale of all or substantially all of our assets), in each case as a result of which shares of common stock will be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series A preferred stock, if convertible after the consummation of the transaction, will thereafter be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares, or fraction thereof, of common stock into which one share of Series A preferred stock was convertible immediately prior to such transaction (assuming that a holder of common stock failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares). We may not become a party to any of these transactions unless the terms thereof are consistent with the foregoing.

No adjustment of the conversion price will be required to be made in any case until cumulative adjustments amount to one percent or more of the conversion price. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments.

Exchange Listing

The Series A preferred stock is listed on the NYSE under the symbol “FCHPRA.”

Transfer Agent

The transfer agent and registrar for the Series A preferred stock is American Stock Transfer Company, New York, New York.

Description of Series C Preferred Stock and Depositary Shares

The following is a summary of the material terms and provisions of our 8% Series C Cumulative Redeemable Preferred Stock, or the Series C preferred stock. This summary is not intended to be complete. Accordingly, you also should review the terms and provisions of our charter (including the articles supplementary to the charter setting forth the particular terms of the Series C preferred stock), and bylaws, copies of which are available from us upon request. See “Where You Can Find More Information.”

General

In March 2005, our board of directors adopted a form of articles supplementary that classified and created a series of preferred stock consisting of 54,000 shares, designated 8% Series C Cumulative Redeemable Preferred Stock. In August 2005, our board of directors adopted articles supplementary that classified an additional 13,980 shares of Series C preferred stock. At October 31, 2008, we had outstanding 67,980 shares of Series C preferred stock represented by 6,798,000 depositary shares.

Each depositary share represents a 1/100 fractional interest in a share of Series C preferred stock. The shares of Series C preferred stock are deposited with American Stock Transfer Company, or the Series C Preferred Stock Depositary, under a Deposit Agreement, or the Depositary Agreement, among FelCor, the Series C Preferred Stock Depositary and the holders from time to time of the depositary receipts issued by the Series C Preferred Stock Depositary under the Depositary Agreement. The depositary receipts evidence the depositary shares. Subject to the terms of the Depositary Agreement, each holder of a depositary receipt evidencing a depositary share is entitled to all the rights and preferences of a 1/100 fractional interest in a share of Series C preferred stock (including dividend, voting, redemption and liquidation rights and preferences). See “Description Of Depositary Shares.”

Ranking

The Series C preferred stock ranks pari passu with our outstanding Series A preferred stock and senior to our common stock with respect to the payment of dividends and amounts upon liquidation, dissolution or winding up.

While any shares of Series C preferred stock are outstanding, we may not authorize, create or increase the authorized amount of any class or series of stock that ranks senior to the Series C preferred stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of two-thirds of the outstanding shares of Series C preferred stock. We, however, may create additional classes of stock, increase the authorized number of shares of preferred stock or issue series of preferred stock ranking junior to, or on a parity with, the Series C preferred stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up without the consent of any holder of Series C preferred stock. See “— Voting Rights” below.

Dividends

Holders of the Series C preferred stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available for payment, cash distributions declared or paid for the corresponding period payable at the rate of 8% of the liquidation preference per year (equivalent to $2.00 per year per depositary share). Dividends on the Series C preferred stock are payable quarterly in arrears on the last calendar day of January, April, July and October (or, if not a business day, on the next succeeding business day) of each year (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by our board of directors). Each dividend is payable to holders of record as they appear on our stock records at the close of business on the record dates, not exceeding 60 days preceding the payment dates thereof, as shall be fixed by our board of directors. Dividends will be cumulative, whether or not in any dividend period or periods FelCor shall have funds legally available for the payment of dividends and whether or not such dividends are authorized. Accumulations of dividends on the Series C preferred stock do not bear interest. Dividends payable on the Series C preferred stock are computed on the basis of a 360-day year consisting of twelve 30-day months.

Except as provided in the next sentence, no dividend will be declared or paid on any parity stock unless full cumulative dividends have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payment, on the Series C preferred stock for all prior dividend periods and the then current dividend period. If accrued dividends on the Series C preferred stock and any parity stock for all prior dividend periods have not been paid in full, then any dividend declared on the Series C preferred stock and any parity stock for any dividend period will be declared ratably in proportion to accrued and unpaid dividends on the Series C preferred stock and the parity stock.

Unless full cumulative dividends then required to be paid on the Series C preferred stock and any parity stock have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payment, we will not declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any junior stock or, except as set forth in the following sentence, redeem, purchase or otherwise acquire for consideration any junior stock (subject to certain exceptions), through a sinking fund or otherwise. Notwithstanding the foregoing limitations, we may, at any time, acquire shares of our capital stock, without regard to rank, for the purpose of preserving our status as a REIT.

As used for these purposes,

•	the term “dividend” does not include dividends or distributions payable solely in shares of junior stock on junior stock, or in options, warrants or rights to holders of junior stock to subscribe for or purchase any junior stock;

•	the term “junior stock” means the common stock, and any other class or series of our capital stock now or hereafter issued and outstanding that ranks junior to the Series C preferred stock as to the payment of dividends or amounts upon the liquidation, dissolution or winding up of FelCor; and

•	the term “parity stock” means any other class or series of our capital stock now or hereafter issued and outstanding (including the Series A preferred stock) that ranks equally with the Series C preferred stock as to the payment of dividends and amounts upon the liquidation, dissolution or winding up of FelCor.

FelCor LP issued to us Series E preferred units in FelCor LP, the economic terms of which are substantially identical to the Series C preferred stock. FelCor LP is required to make all required distributions on the Series E preferred units (which will mirror the payments of dividends, including accrued and unpaid dividends upon redemption, and of the liquidation preference amount of the Series C preferred stock) prior to any distribution of cash or assets to the holders of the common units or to the holders of any other interests in FelCor LP, except for any other series of preference units ranking on a parity with the Series E preferred units as to distributions or liquidation rights and except for distributions required to enable us to maintain our qualification as a REIT.

The indentures under which our senior unsecured public notes are issued include covenants that restrict our ability to declare and pay dividends. In general, these indentures contain exceptions to the limitations to allow FelCor LP to make distributions necessary to allow us to maintain our status as a REIT. Currently, we are not subject to these limitations. If we were bound by these limitations, based upon our current estimates of taxable income for 2008, we would be unable to distribute the full amount of distributions accruing under our outstanding preferred stock.

Optional Redemption

Shares of Series C preferred stock are not redeemable by us prior to April 7, 2010. On and after April 7, 2010, we, at our option, upon not less than 30 nor more than 60 days’ prior written notice, may redeem the Series C preferred stock (and the Series C Preferred Stock Depositary will redeem a number of depositary shares representing the shares of Series C preferred stock so redeemed upon not less than 30 days’ prior written notice to the holders thereof), in whole or in part, at any time or from time to time, at a redemption price of $2,500 per share (equivalent to $25 per depositary share), plus all accrued and unpaid distributions thereon, if any, to the date fixed for redemption without interest, to the extent we have funds legally available therefore. The redemption price of the Series C preferred stock may be paid from any source. Holders of depositary receipts evidencing depositary shares to be redeemed shall surrender such depositary receipts at the place designated in the notice and shall be entitled to the redemption price and any accrued and unpaid distributions payable upon redemption following the surrender. If notice of redemption of any depositary shares has been given and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of any depositary shares so called for redemption, then from and after the redemption date, distributions will cease to accrue on those depositary shares, those depositary shares will no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price. If fewer than all of the outstanding depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us.

Notice of redemption will be given by mail or by publication (with subsequent prompt notice by mail) in The Wall Street Journal or The New York Times or, if neither is then being published, in any other daily newspaper of national circulation, not less than 30 days nor more than 60 days prior to the redemption date. A similar notice furnished by us will be mailed by the Series C Preferred Stock Depositary, by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the depositary receipts evidencing the depositary shares to be redeemed at their respective addresses as they appear on the share transfer records of the Series C Preferred Stock Depositary. No failure to give notice or any defect therein or in the mailing thereof will affect the sufficiency of the notice or the validity of the proceedings for the redemption of any shares of Series C preferred stock or depositary shares, except as to the holder to whom notice was defective or not given. Each notice will state:

•	the redemption date;

•	the redemption price;

•	the number of shares of Series C preferred stock to be redeemed (and the corresponding number of depositary shares) from that holder;

•	the place or places where the depositary receipts evidencing the depositary shares are to be surrendered for payment of the redemption price; and

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date.

The shares of Series C preferred stock have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions (except as provided under “Description Of Preferred Stock — Redemption”).

Unless full cumulative dividends then required to be paid on the Series C preferred stock and any parity stock have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment, the Series C preferred stock may not be redeemed in part and we may not, except as set forth in the following sentence, purchase or otherwise acquire for value any shares of Series C preferred stock, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series C preferred stock. Notwithstanding the foregoing limitations, we may, at any time, acquire shares of our capital stock, without regard to rank, for the purpose of preserving our status as a REIT or for purposes of an employee benefit plan of ours.

Liquidation Preference

The holders of shares of Series C preferred stock are entitled to receive in the event of the liquidation, dissolution or winding up of FelCor, whether voluntary or involuntary, $2,500 per share of Series C preferred stock (equivalent to $25 per depositary share), plus an amount per share of Series C preferred stock equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders, or the Series C Liquidation Preference, and shall not be entitled to any further payment.

Until the holders of the Series C preferred stock have been paid the Series C Liquidation Preference in full, no payment will be made to any holder of junior stock upon the liquidation, dissolution or winding up of FelCor. If, upon the liquidation, dissolution or winding up of FelCor, the assets of FelCor, or proceeds thereof, distributable among the holders of the shares of Series C preferred stock and any parity stock are insufficient to pay in full the Series C Liquidation Preference and the liquidation preference applicable with respect to any parity stock, then such assets, or the proceeds thereof, will be distributed among the holders of shares of Series C preferred stock and any parity stock, ratably, in accordance with the respective amounts that would be payable on the shares of Series C preferred stock and any parity stock if all amounts payable thereon were to be paid in full. Neither a consolidation or merger of us with another corporation, a statutory share exchange by us, nor a sale, lease or transfer of all or substantially all of our assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of us.

Voting Rights

In any matter in which the Series C preferred stock is entitled to vote (as expressly described herein or as may be required by law), including any action by written consent, each share of Series C preferred stock shall be entitled to 100 votes, each of which 100 votes may be directed separately by the holder thereof (or by any proxy or proxies of such holder). With respect to each share of Series C preferred stock, the holder thereof may designate up to 100 proxies, with each such proxy having the right to vote a whole number of votes (totaling 100 votes per share of Series C preferred stock). As a result, each depositary share will be entitled to one vote.

If six quarterly dividends (whether or not consecutive) payable on the Series C preferred stock or any parity stock are in arrears, whether or not earned or declared, the number of directors then constituting our board of directors will be increased by two and the holders of the depositary shares representing the Series C preferred stock and any other parity stock, voting together as a single class, identified as voting preferred shares, will have the right to elect two additional directors to serve on our board of directors at an annual meeting of stockholders or a special meeting held in place thereof, of the holders of the voting preferred shares, until all dividends, together with the dividends for the current quarterly period, on the voting preferred shares have been paid or declared or set aside for payment.

The approval of two-thirds of the outstanding depositary shares representing the Series C preferred stock and any parity stock similarly affected, voting together as a single class, is required in order to:

•	amend our charter, whether by way of merger, consolidation or otherwise, to affect materially and adversely the rights, preferences or voting power of the holders of the Series C preferred stock and any parity stock,

•	enter into a share exchange that affects the Series C preferred stock, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into us, unless in each such case, each share of Series C preferred stock remains outstanding without a material and adverse change to its terms and rights or is converted into, or exchanged for, a share of preferred stock of the surviving entity having preferences, rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption identical to those of a share of Series C preferred stock (except for changes that do not materially and adversely affect the holders of the Series C preferred stock); or

•	amend our charter to authorize, reclassify, create or increase the authorized amount of any class of stock having rights senior to the Series C preferred stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of FelCor.

We may, however, increase the authorized number of shares of preferred stock and may create additional classes of parity stock and junior stock, increase the authorized number of shares of parity stock and junior stock and issue additional series of parity stock and junior stock, all without the consent of any holder of Series C preferred stock.

Conversion Rights

Shares of Series C preferred stock are not convertible into, or exchangeable for, any other property or securities of us.

Exchange Listing

The depositary shares representing the Series C preferred stock are listed on the NYSE under the symbol “FCHPRC.”

Transfer Agent

The transfer agent and registrar for the depositary shares representing the Series C preferred stock is American Stock Transfer Company, New York, New York.

DESCRIPTION OF DEPOSITARY SHARES

General

We may issue receipts to evidence depositary shares, each of which depositary share will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Shares of preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement (each, a “deposit agreement”) among us, the depositary named therein and the holders from time to time of the depositary receipts. Subject to the terms of the applicable deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of preferred stock represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the preferred stock represented by such depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of the preferred stock by us to a preferred stock depositary, we will cause such preferred stock depositary to issue, on our behalf, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from us upon request, and the statements made hereunder relating to the deposit agreement and the depositary receipts to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary, unless the preferred stock depositary determines that it is not feasible to make such distribution, in which case the preferred stock depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

No distribution will be made in respect of any depositary share to the extent that it represents any preferred stock that has been converted into, or exchanged for, other securities before the record date for such distribution.

Withdrawal of Stock

Upon surrender of the depositary receipts at the corporate trust office of the applicable preferred stock depositary (unless the related depositary shares have previously been called for redemption or converted into other securities), subject to the terms of the deposit agreement, the holders thereof will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole or fractional shares of the preferred stock and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of preferred stock represented by each depositary share as specified in the applicable prospectus supplement, but holders of such shares of preferred stock will not thereafter be entitled to receive depositary shares therefore. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. We do not expect that there will be any public trading market for preferred stock (other than Series A preferred stock) withdrawn from the preferred stock depositary.

Redemption

Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, provided we shall have paid in full to the preferred stock depositary the redemption price of the preferred stock to be redeemed, plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us that preserves our status as a REIT.

From and after the date fixed for redemption, all dividends in respect of the shares of preferred stock so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption and surrender thereof to the preferred stock depositary.

Liquidation Preference

In the event of the liquidation, dissolution or winding up of FelCor, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Voting Rights

Upon receipt of notice of any meeting at which the holders of the applicable preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares that represent such preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder’s depositary shares. The preferred stock depositary will vote the amount of preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all reasonable action that may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of preferred stock represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares. The preferred stock depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred stock depositary.

Conversion Rights

The depositary shares, as such, are not convertible into our common stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the preferred stock depositary with written instructions to the preferred stock depositary to instruct us to cause conversion of the preferred stock represented by the depositary shares evidenced by such depositary receipts into whole shares of common stock, other shares of our preferred stock or other shares of stock, and we have agreed that upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares of common stock will be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares that represent the preferred stock and any provision of the deposit agreement may, at any time, be amended by agreement between us and the preferred stock depositary. Any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock, however, will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable depositary shares evidenced by the applicable depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the depositary agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.

The deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the preferred stock depositary if such termination is necessary to preserve our status as a REIT or a majority of each series of preferred stock affected by such termination consents to such termination, whereupon the preferred stock depositary will deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the preferred stock depositary with respect to such depositary receipts. We will agree that if the deposit agreement is terminated to preserve our status as a REIT, then we will use our best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if:

•	all outstanding depositary shares thereunder shall have been redeemed;

•	there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation, dissolution or winding up and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock; or

•	each share of the related preferred stock shall have been converted into our securities not so represented by depositary shares.

Charges of Preferred Stock Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. Holders of depositary receipts will, however, pay the fees and expenses of the preferred stock depositary for any duties requested by such holders to be performed that are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the U.S. and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward to holders of depositary receipts any reports and communications that we send to the preferred stock depositary with respect to the related preferred stock.

Neither the preferred stock depositary nor FelCor will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. The obligations of FelCor and the preferred stock depositary under the deposit agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of preferred stock represented by the depositary shares), gross negligence or willful misconduct, and FelCor and the preferred stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby unless satisfactory indemnity is furnished. The preferred stock depositary and we may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

In the event the preferred stock depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred stock depositary shall be entitled to act on such claims, requests or instructions received from us.

Restrictions on Ownership

Depositary shares, including the depositary shares representing our Series C preferred stock, are, or will be, subject to certain restrictions upon their ownership and transfer, which were adopted for the purpose of enabling us to preserve our status as a REIT. For a description of these restrictions, see “Certain Charter, Bylaw And Statutory Provisions — Charter And Bylaw Provisions — Restrictions On Ownership And Transfer.”

Description of Depositary Shares Representing Series C Preferred Stock

As of October 31, 2008, we had 6,798,000 depositary shares representing 67,980 shares of Series C preferred stock outstanding. For a description of these depositary shares and the Series C preferred stock, see “Description Of Preferred Stock — Description of Series C Preferred Stock and Depositary Shares.”

DESCRIPTION OF WARRANTS

The following description of warrants does not purport to be complete and is qualified in its entirety by reference to the description of a particular series of warrants contained in an applicable prospectus supplement. For information relating to common stock , preferred stock and depositary shares representing preferred stock, see “Description Of Common Stock,” “Description Of Preferred Stock” and “Description Of Depositary Shares,” respectively.

We may offer by means of this prospectus warrants for the purchase of our preferred stock, depositary shares representing preferred stock or common stock. We may issue warrants separately or together with any other securities offered by means of this prospectus, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement (each, a “warrant agreement”) to be entered into between us and a warrant agent specified therein. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title and issuer of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currencies in which the price or prices of the warrants may be payable;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;

•	the designation and terms of the other securities with which the warrants are issued and the number of warrants issued with each such security;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	the price or prices at which and currency or currencies in which the securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain U.S. federal income tax considerations; and

•	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

The warrants will be subject to certain restrictions upon their ownership and transfer, which were adopted for the purpose of enabling us to preserve our status as a REIT. For a description of these restrictions, see “Certain Charter, Bylaw And Statutory Provisions — Charter And Bylaw Provisions — Restrictions On Ownership And Transfer.”

As of October 31, 2008, we had no warrants outstanding.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee or depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement or free writing prospectus. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Global securities will be registered in the name of the depositary or its participants. Consequently, for global securities, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not legal holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities that are not issued in global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we or any applicable trustee or depositary will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we or any such trustee or depositary will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not legal holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee or third party employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depository participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the legal holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the legal holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement or free writing prospectus, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “— Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and legal holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a legal holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement or free writing prospectus for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a legal holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below.

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above.

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form.

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in the global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well.

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in the global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

•	There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When A Global Security Will Be Terminated

In a few special situations described below, the global security will terminate, and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The applicable prospectus supplement or free writing prospectus may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement or free writing prospectus. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

CERTAIN CHARTER, BYLAW AND STATUTORY PROVISIONS

Charter and Bylaw Provisions

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the federal income tax laws, we must meet certain requirements concerning the ownership of our outstanding stock. Specifically, not more than 50% in value of our outstanding stock may be owned, actually and constructively under the applicable attribution provisions of the federal income tax laws, by five or fewer individuals (as defined to include certain entities) during the last half of a taxable year, or the 5/50 Rule, and we must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. See “Federal Income Tax Consequences Of Our Status As A ReitEIT — Requirements for Qualification.” For the purpose of preserving our REIT qualification, our charter contains certain provisions that restrict the ownership and transfer of our capital stock under certain circumstances, or the Ownership Limitation Provisions.

The Ownership Limitation Provisions provide that, subject to certain exceptions specified in our charter, no person may own, or be deemed to own by virtue of the applicable attribution provisions of the Internal Revenue Code, more than 9.9% of the outstanding shares of any class of our capital stock, or the Ownership Limit. Our board of directors may, but in no event will be required to, waive the Ownership Limit if it determines that such ownership will not jeopardize our status as a REIT. As a condition of such waiver, the board of directors may require opinions of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving our REIT status. The board of directors has waived the Ownership Limit, subject to certain conditions, for certain parties. In determining that it is appropriate to provide such waivers of the Ownership Limit, the board of directors has consulted with counsel, has obtained, or will obtain, appropriate undertakings or representations and has imposed, or will impose, appropriate conditions with respect to such waivers to assure that the 5/50 Rule will not be violated. The Ownership Limitation Provisions will not apply if the board of directors and the holders of 66 2/3% of the outstanding shares of capital stock entitled to vote on such matter determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Any purported transfer of our capital stock, and any other event that would otherwise result in any person or entity violating the Ownership Limit, will be void and of no force or effect as to that number of shares in excess of the Ownership Limit, and the purported transferee, or Prohibited Transferee, shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity, or Prohibited Owner, holding record title to any such shares in excess of the Ownership Limit, or the Excess Shares, shall cease to own any right or interest) in the Excess Shares. In addition, if any purported transfer of our capital stock or any other event otherwise would cause us to become “closely held” under the Internal Revenue Code or otherwise fail to qualify as a REIT under the Internal Revenue Code (other than as a result of a violation of the requirement that a REIT have at least 100 stockholders) then any such purported transfer will be void and of no force or effect as to that number of shares in excess of the number that could have been transferred without such result, and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a transfer, the Prohibited Owner shall cease to own any right or interest) in such Excess Shares. Also, if any purported transfer of our capital stock or any other event would otherwise cause us to violate the 5/50 Rule or to own, or be deemed to own by virtue of the applicable attribution provisions of the Internal Revenue Code, 10% or more of the ownership interests in any entity that leases any hotels or in any sublessee, other than a TRS, then any such purported transfer will be void and of no force or effect as to that number of shares in excess of the number that could have been transferred without such result, and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a transfer, the Prohibited Owner shall cease to own any right or interest) in such Excess Shares.

Any such Excess Shares will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us, or the Beneficiary. The trustee of the trust, who shall be designated by us and be unaffiliated with us and any Prohibited Owner, will be empowered to sell such Excess Shares to a qualified person or entity and distribute to a Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such Excess Shares or the sales proceeds received by the trust for such Excess Shares. In the case of any Excess Shares resulting from any event other than a transfer, or from a transfer for no consideration, the trustee will be empowered to sell such Excess Shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such Excess Shares on the date of such event or the sales proceeds received by the trust for such Excess Shares. Prior to a sale of any such aggregate fractional shares by the trust, the trustee will be entitled to receive, in trust for the benefit of the Beneficiary, all dividends and other distributions paid by us with respect to such Excess Shares, and also will be entitled to exercise all voting rights with respect to the Excess Shares.

Any purported transfer of our capital stock that would otherwise cause us to be beneficially owned by fewer than 100 persons will be null and void in its entirety, and the intended transferee will acquire no rights in such stock.

All certificates representing shares of capital stock will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as may be required under the federal income tax laws) of the outstanding shares of our capital stock must file a written notice with us containing the information specified in our charter no later than January 30 of each year. In addition, each stockholder shall, upon demand, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership on our status as a REIT and to ensure compliance with the Ownership Limit.

The Ownership Limitation Provisions may have the effect of precluding an acquisition of control of us without approval of our board of directors.

Staggered Board of Directors

Our charter provides that our board of directors is divided into three classes of directors, each class constituting approximately one-third of the total number of directors and with the classes serving staggered three-year terms. The classification of directors will have the effect of making it more difficult for shareholders to change the composition of our board of directors. We believe, however, that the longer time required to elect a majority of the our board of directors will help to ensure continuity and stability of our management and policies.

The classification provisions could also have the effect of discouraging a third party from accumulating large blocks of our capital stock or attempting to obtain control of us, even though such an attempt might be beneficial to us and our shareholders. Accordingly, shareholders could be deprived of certain opportunities to sell their securities at a higher price than might otherwise be the case.

Number of Directors; Removal; Filling Vacancies

Our charter and bylaws provide that, subject to any rights of holders of shares of preferred stock to elect additional directors under specified circumstances, the number of directors will consist of not less than three nor more than nine persons, subject to increase or decrease by the affirmative vote of 80% of the members of the entire board of directors, provided, however, that in no event shall the number of directors be less than the minimum required by the Maryland General Corporation Law, or Maryland law. At all times a majority of the directors shall be Independent Directors, as defined by our charter, except that upon the death, removal or resignation of an Independent Director, such requirement shall not be applicable for 60 days. As of October 31, 2008, in accordance with the bylaws, the number of directors was fixed at ten directors, eight of whom are Independent Directors. The holders of shares of common stock shall be entitled to vote on the election or removal of directors, with each share entitled to one vote. Our charter provides that, subject to any rights of holders of shares of preferred stock, and unless our board of directors otherwise determines, any vacancies may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum. Any director so elected may qualify as an Independent Director only if he has received the affirmative vote of at least a majority of the remaining Independent Directors, if any. Accordingly, our board of directors could temporarily prevent any holder of shares of common stock from enlarging our board of directors and filling the new directorships with such shareholder’s own nominees. In accordance with Maryland law, any director so elected by our board of directors shall serve until the next annual meeting of our shareholders, even if the term of the class to which the director was elected does not expire at that annual meeting of shareholders.

Any director or the entire board may be removed with cause by the vote of the holders of a majority of the outstanding shares of common stock at a special meeting of the shareholders called for the purpose of removing him. Additionally, our charter and Maryland law provide that if shareholders of any class of our capital stock are entitled separately to elect one or more directors, such directors may not be removed except by the affirmative vote of a majority of all of the shares of such class or series entitled to vote for such directors.

Limitation of Liability

Our charter provides that to the maximum extent that Maryland law in effect from time to time permits limitation of liability of directors and officers, none of our directors or officers shall be liable to us or our shareholders for money damages.

Indemnification of Directors and Officers

Our charter and bylaws require us to indemnify our directors, officers, employees and agents to the fullest extent permitted from time to time by Maryland law. Maryland law permits a corporation to indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements and reasonable expenses (including attorneys fees) actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to, or at the request of, the corporation, unless it is established that:

•	the act or omission of the indemnified party was material to the matter giving rise to the proceeding and the act or omission was committed in bad faith or was the result of active and deliberate dishonesty; or

•	the indemnified party actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful.

Indemnification is mandatory if the indemnified party has been successful on the merits or otherwise in the defense of any proceeding unless such indemnification is not otherwise permitted as provided in the preceding sentence. In addition to the foregoing, a court of competent jurisdiction, under certain circumstances, may order indemnification if it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. A director may not be indemnified if the proceeding was an action by or in the right of the Company and the director was adjudged to be liable to the Company, or the director was adjudged to be liable on the basis that he received an improper personal benefit.

Our board of directors approved a form of indemnification agreement for our officers and directors. The rights of an indemnitee under that indemnification agreement complement any rights such an indemnitee may already have under our charter or bylaws, under Maryland law or otherwise. This indemnification agreement requires us to indemnify and advance expenses and costs incurred by an indemnitee in connection with any claims, suits or proceedings arising as a result of the indemnitee’s service as our officer or director.

Amendment

Subject to the rights of any shares of preferred stock outstanding from time to time (including the rights of the Series A preferred stock and the Series C preferred stock), our charter may be amended by the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote on the matter after the directors have adopted a resolution approving the amendment and submitted the resolution to the stockholders at either an annual or special meeting for approval by the stockholders; provided, that our charter provision providing for the classification of our board of directors into three classes may not be amended, altered, changed or repealed without the affirmative vote of at least 80% of the members of our board of directors and the affirmative vote of holders of 75% of the outstanding shares of capital stock entitled to vote on that matter. The provisions relating to restrictions on transfer, designation of shares-in-trust, shares-in-trust and ownership of the lessee may not be amended, altered, changed or repealed without the affirmative vote of a majority of the members of our board of directors and approved by an affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of our stock entitled to vote on that matter.

Operations

We generally are prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.

Maryland Anti-takeover Statutes

Under the Maryland General Corporation Law, or Maryland Law, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and (i) any person who beneficially owns

10% or more of the voting power of the corporation’s shares, (ii) an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation, or an Interested Stockholder, or (iii) an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any “business combination” must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless, among other conditions, the corporation’s stockholders receive a minimum price (as defined under Maryland Law) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland Law do not apply, however, to business combinations of a corporation (i) that are, with specifically identified or unidentified existing or future Interested Stockholders, approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder, or (ii) if the stockholders of the corporation adopt a charter amendment electing not to be governed by the business combination statute by a vote of at least 80% of the votes entitled to be cast by outstanding shares of voting stock of the corporation, voting together in a single group, and two-thirds of the votes entitled to be cast by persons (if any) who are not Interested Stockholders, provided that the charter amendment may not be effective for 18 months after the vote and may not apply to a business combination with any person who became an Interested Stockholder on or before the date of the vote. Our charter has exempted from these provisions of Maryland law, any business combination involving Mr. Corcoran or any present or future affiliates, associates or other persons acting in concert or as a group with Mr. Corcoran.

Sections 3-701 et seq. of the Maryland Law, or the Control Share Statute, provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiring person, or by officers or directors who are employees of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock previously acquired by that person or in respect of which the acquiring person is able to exercise or direct the exercise of voting power, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions. Voting rights will not be denied to “control shares” if the acquisition of such shares, as to specifically identified or unidentified future or existing stockholders or their affiliates, has been approved in the charter or bylaws of the corporation prior to the acquisition of such shares.

A person who has made, or proposes to make, a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiring person becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid by the acquiring person in the control share acquisition. Certain limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The Maryland Control Share Statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by a provision contained in the corporation’s charter or bylaws prior to the acquisition.

Our charter contains a provision exempting any and all acquisitions of shares of our capital stock from the Control Share Statute. There can be no assurance that this provision will not be amended or eliminated in the future. If the foregoing exemption in the charter is amended, the control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offer.

Maryland Law also provides that a Maryland corporation that is subject to the Exchange Act and has at least three outside directors can elect by resolution of the board of directors to be subject to some corporate governance provisions that may be inconsistent with the corporation’s charter and bylaws. Under the applicable statute, a board of directors may classify itself without the vote of stockholders. A board of directors classified in that manner cannot be altered by amendment to the charter of the corporation. Further, the board of directors may, by electing into the applicable statutory provisions and notwithstanding the charter or bylaws:

•	provide that a special meeting of stockholders will be called only at the request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting;

•	reserve for itself the right to fix the number of directors;

•	provide that a director may be removed only by the vote of the holders of two-thirds of the stock entitled to vote; and

•	retain for itself sole authority to fill vacancies created by the death, removal or resignation of a director.

In addition, a director elected to fill a vacancy under this provision will serve for the balance of the unexpired term instead of until the next annual meeting of stockholders. A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval. A corporation may be prohibited by its charter or by resolution of its board of directors from electing any of the provisions of the statute. We are not prohibited from implementing any or all of the statute. If implemented, these provisions could discourage offers to acquire our stock and could increase the difficulty of completing an offer.

PARTNERSHIP AGREEMENT

The following summary of the Second Amended and Restated Agreement of Limited Partnership of FelCor LP, or the Partnership Agreement, and the descriptions of certain provisions thereof set forth in this prospectus, are qualified in their entirety by reference to the Partnership Agreement, which is an exhibit to the registration statement of which this prospectus is a part.

Management

FelCor LP is a limited partnership organized under the laws of the State of Delaware and was formed pursuant to the terms of the Partnership Agreement. Pursuant to the Partnership Agreement, FelCor, as the sole general partner of FelCor LP, has full, exclusive and complete responsibility and discretion in the management and control of FelCor LP, and the limited partners of FelCor LP, or the Limited Partners, have no authority to transact business for, or participate in the management activities or decisions of, FelCor LP. Any amendment to the Partnership Agreement that would, however,

•	affect the Redemption Rights described under “— Redemption Rights” below;

•	adversely affect the Limited Partners’ rights to receive cash distributions;

•	alter FelCor LP’s allocations of income; or

•	impose on the Limited Partners any obligations to make additional contributions to the capital of FelCor LP,

requires the consent of Limited Partners holding at least a majority of the Units.

Transferability of Interests

FelCor may not voluntarily withdraw from FelCor LP or transfer or assign its interest in FelCor LP unless the transaction in which such withdrawal or transfer occurs results in the Limited Partners receiving property in an amount equal to the amount they would have received had they exercised their redemption rights immediately prior to such transaction, or unless the successor to FelCor contributes substantially all of its assets to FelCor LP in return for an interest in FelCor LP. The Limited Partners may not transfer their interests in FelCor LP without the consent of FelCor, which FelCor may withhold in its sole discretion. FelCor may not consent to any transfer that would cause FelCor LP to be treated as a separate corporation for federal income tax purposes.

Capital Contributions

FelCor and the original Limited Partners contributed cash and certain interests in FelCor’s six initial hotels to FelCor LP in connection with FelCor’s initial public offering of common stock in 1994, or the IPO. Subsequently, FelCor LP issued additional Units in exchange for cash contributions and for interests in additional hotels. FelCor will contribute all of the net proceeds from the sale of capital stock to FelCor LP in exchange for additional Units having distribution, liquidation and conversion provisions substantially identical to the capital stock so offered by FelCor. As required by the Partnership Agreement, immediately prior to a capital contribution by FelCor, the Partners’ capital accounts and the Carrying Value (as that term is defined in Partnership Agreement) of FelCor LP property shall be adjusted to reflect the unrealized gain or unrealized loss attributable to FelCor LP property as if such items had actually been recognized immediately prior to such issuance and had been allocated to the Partners at such time.

The Partnership Agreement provides that if FelCor LP requires additional funds at any time or from time to time in excess of funds available to FelCor LP from borrowing or capital contributions, FelCor may borrow such funds from a financial institution or other lender and lend such funds to FelCor LP on the same terms and conditions as are applicable to FelCor’s borrowing of such funds. As an alternative to borrowing funds required by FelCor LP, FelCor may contribute the amount of such required funds as an additional capital contribution to FelCor LP. If FelCor so contributes additional capital to FelCor LP, FelCor will receive additional Units.

Redemption Rights

Pursuant to the Partnership Agreement, the Limited Partners are entitled to certain rights of redemption, or Redemption Rights, which enable them to cause FelCor to redeem their interests in FelCor LP (subject to certain restrictions) in exchange for shares of common stock of FelCor, cash or a combination thereof, at the election of FelCor. The Redemption Rights may not be exercised if the issuance of shares of common stock by FelCor, as general partner, for any part of the interest in FelCor LP sought to be redeemed would:

•	result in any person violating the Ownership Limit contained in FelCor’s charter;

•	cause FelCor to be “closely held” within the meaning of the Code;

•	cause FelCor to be treated as owning 10% or more of the lessee or any sublessee within the meaning of the Code; or

•	otherwise cause FelCor to fail to qualify as a REIT.

In any case, FelCor LP or FelCor (as the case may be) may elect, in its sole and absolute discretion, to pay the redemption amount in cash. The Redemption Rights may be exercised by the Limited Partners, in whole or in part (in either case, subject to the above restrictions), at any time or from time to time, following the satisfaction of any applicable holding period requirements. At October 31, 2008, the aggregate number of shares of common stock issuable upon exercise of the Redemption Rights by the Limited Partners, other than by us, was 1,104,176. The number of shares issuable upon the exercise of the Redemption Rights will be adjusted upon the occurrence of stock splits, mergers, consolidations or similar pro rata share transactions, which otherwise would have the effect of diluting the ownership interests of the Limited Partners or the shareholders of FelCor.

Registration Rights

The Limited Partners have, or will have, certain rights to the registration for resale of any shares of common stock of FelCor held by them or received by them upon redemption of their Units. Such rights include piggyback rights and the right to include such shares in a registration statement. In connection therewith, FelCor has filed, or will file, and caused, or will cause, to become effective a registration statement relating to the resale of shares issued upon redemption of certain outstanding Units. FelCor is required to bear the costs of such registration statements, exclusive of underwriting discounts, commissions and certain other costs attributable to, and to be borne by, the selling stockholders.

Tax Matters

Pursuant to the Partnership Agreement, FelCor is the tax matters partner of FelCor LP and, as such, has authority to make tax elections under the Code on behalf of FelCor LP.

Profit and loss of FelCor LP generally are allocated among the partners in accordance with their respective interests in FelCor LP based on the number of Units held by the partners.

Operations

The Partnership Agreement requires that FelCor LP be operated in a manner that enables FelCor to satisfy the requirements for being classified as a REIT and to avoid any federal income tax liability.

Distributions

The Partnership Agreement provides that FelCor LP will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of FelCor LP’s property in connection with the liquidation of FelCor LP) quarterly, in amounts determined by FelCor in its sole discretion, to the partners in accordance with their respective percentage interests in FelCor LP. Upon liquidation of FelCor LP, after payment of, or adequate provision for, debts and obligations of FelCor LP, including any partner loans, any remaining assets of FelCor LP will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances. If any partner, including FelCor, has a negative balance in its capital account following a liquidation of FelCor LP, it will be obligated to contribute cash to FelCor LP equal to the negative balance in its capital account.

Term

FelCor LP will continue in perpetuity or until sooner dissolved upon:

•	the bankruptcy, dissolution or withdrawal of FelCor as general partner (unless the Limited Partners elect to continue FelCor LP);

•	the sale or other disposition of all or substantially all the assets of FelCor LP;

•	the redemption of all limited partnership interests in FelCor LP (other than those held by FelCor, if any); or

• the election by general partner.

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

The following discussion is a summary of certain material federal income tax considerations that may be relevant to you as a prospective holder of our securities. Because this section is a summary, it does not address all of the tax issues that may be important to you in light of your personal investment or tax circumstances. In addition, this section does not address the tax issues that may be important to certain types of holders of our securities that are subject to special treatment under the federal income tax laws, such as insurance companies, partnerships or other pass-through entities, expatriates, taxpayers subject to the alternative minimum tax, tax-exempt organizations, financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations, estates and trusts. This discussion applies only to persons who purchase securities described in this prospectus and who hold such securities as capital assets for U.S. federal income tax purposes.

The statements of law in this discussion are based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing temporary and final Treasury regulations thereunder, and current administrative rulings and court decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, any of which may take effect retroactively, will not affect the accuracy of any statements in this discussion.

THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO BE CONSTRUED AS TAX ADVICE. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF INVESTING IN THE SECURITIES AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH INVESTMENT AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Our Taxation

We are currently taxed as a REIT under the federal income tax laws. We elected to be taxed as a REIT under the federal income tax laws beginning with our short taxable year ended December 31, 1994. We believe that since our election to be a REIT we have operated in such a manner as to qualify for taxation as a REIT, and we intend to continue to operate in such a manner, but no assurance can be given that we will continue to qualify as a REIT under the Code. This section discusses the laws governing the federal income tax treatment of a REIT and holders of its securities. These laws are highly technical and complex.

Our qualification as a REIT depends on our ability to meet on a continuing basis qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentages of our assets that fall within specified categories, the diversity of our share ownership and the percentage of our taxable income that we distribute. We describe the REIT qualification tests in more detail below. For a discussion of the federal income tax consequences of our failure to qualify as a REIT to qualify as a REIT, see “— Requirements For Qualification — Failure To Qualify.”

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that we avoid the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. We will, however, be subject to federal tax in the following circumstances:

•	We will pay federal income tax on our taxable income, including net capital gain, that we do not distribute to our stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	Under certain circumstances we may be subject to the “alternative minimum tax” on items of tax preference that we do not distribute or allocate to our stockholders.

•	We will pay income tax at the highest corporate rate on (1) net income from the sale or other disposition of property acquired through foreclosure, (“foreclosure property”), that we hold primarily for sale to customers in the ordinary course of our business and (2) other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of our business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “— Requirements For Qualification — Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on (1) the greater of the amount by which we fail the 75% gross income test or the amount by which 95% of our gross income exceeds the amount of our income qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•	In the event of a more than de minimis failure of any of the asset tests as described below under “— Requirements For Qualification — Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we discovered the failure of the asset test and we provide a schedule of the disqualifying assets to the Internal Revenue Service, we will pay a tax equal to the greater of (1) $50,000, or (2) the amount determined by multiplying the highest rate of income tax for corporations (currently 35%) by the net income from the nonqualifying assets during the period in which we failed to satisfy the asset test or tests.

•	If we fail to satisfy one or more requirements for REIT qualification during a taxable year, other than a gross income test or an asset test, and continue to qualify as a REIT because we meet other requirements, we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of this required distribution over the amount we actually distributed.

•	We will incur a 100% excise tax on transactions with a “taxable REIT subsidiary” that are not conducted on an arm’s-length basis.

•	We may elect to retain and pay income tax on our net long-term capital gain.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference to the C corporation’s basis in the asset or another asset we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of such asset during the ten-year period after we acquire such asset, provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is generally the lesser of (1) the amount of gain that we recognize at the time of the sale or disposition of the asset and (2) the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset. Accordingly, any gain we recognize on the disposition of any such asset during the ten-year period beginning on the date of acquiring the asset, to the extent of such asset’s “built-in gain,” will be subject to tax at the highest regular corporate rate.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets the following requirements:

1. it is managed by one or more trustees or directors;

2. its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3. it would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws;

4. it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

5. at least 100 persons are beneficial owners of its shares or ownership certificates;

6. no more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, as defined in the federal income tax laws to include certain entities, during the last half of any taxable year;

7. it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

8. it uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and

9. it meets certain other qualification tests, described below, regarding the nature of its income and assets, and the amount of its distributions.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for such taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6. In addition, for purposes of applying requirement 6, a look-through rule applies so that generally shares of our capital stock that are held by a corporation, partnership, estate or trust (except as summarized above) will be considered owned proportionately by their respective shareholders, partners or beneficiaries.

We have issued sufficient stock with sufficient diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy requirements 5 and 6. The provisions of the charter restricting the ownership and transfer of our stock are described in “Certain Charter, Bylaw and Statutory Provisions” on page 40.

A corporation that is a “qualified REIT subsidiary” (i.e., a corporation that is 100% owned by a REIT with respect to which no taxable REIT subsidiary (TRS election has been made) is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the parent REIT. Thus, in applying the requirements described in this section, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of that subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

In the case of a REIT that is a partner in a partnership, in general, the REIT is treated as owning its proportionate share (based on capital interests) of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities, and items of gross income of FelCor LP and of any other partnership or joint venture or limited liability company that is treated as a partnership for federal income tax purposes in which we own, or will acquire an interest, directly or indirectly (together, the “Subsidiary Partnerships”), are treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

A REIT may own up to 100% of the stock of a TRS. A TRS can lease hotels from its parent REIT as long as it engages an “eligible independent contractor” to manage and operate the hotels. In addition, a TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS by jointly filing Form 8875 with the IRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. A TRS will pay tax at regular corporate rates on any income that it earns. In addition, special rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We hold ownership interests in several TRSs through FelCor LP.

Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on and gain from the sale of shares in other REITs;

•	gain from the sale of certain real estate assets;

•	income and gain derived from qualifying “foreclosure property”; and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our shares or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of (1) income that is qualifying income for purposes of the 75% gross income test, (2) other types of dividends and interest, (3) gain from the sale or disposition of stock or securities, or (4) any combination of the foregoing. Gross income from our sale of any property that we hold primarily for sale to customers in the ordinary course of our business is excluded from both income tests.

In addition, if we enter into a transaction in the normal course of our business primarily to manage risk of interest rate, price changes or currency fluctuations with respect to any item of income or gain that would be qualified income under the 75% or 95% gross income tests (or any property which generates such qualified income or gain), including gain from the termination of such a transaction, and we properly identify the “hedges” as required by the Code and Treasury regulations, the income from the transaction will be excluded from gross income for purposes of the 95% gross income test and the 75% gross income test (after July 30, 2008). In addition, our gross income, for purposes of the 75% (after July 30, 2008) and 95% gross income tests, will not include any of our gross income from properly identified “hedges”, including any gain from the sale or disposition of such a transaction, to the extent the transaction hedges any indebtedness incurred (or to be incurred) by us to acquire or carry real estate assets. If we have any foreign currency gain, certain “real estate foreign exchange gain” is excluded from both gross income tests (after July 30, 2008). In addition, if we have any foreign currency gain, certain “passive foreign exchange gain” is excluded from our gross income for purposes of the 95% gross income test (but is included in our gross income and treated as non-qualifying income to the extent such gain is not also considered “real estate foreign exchange gain” for purposes of the 75% gross income test) (after July 30, 2008). If we acquire any “qualified business unit” that remits certain foreign currency gain to us, such gain will not be included in our gross income for purposes of the 75% or 95% gross income tests (after July 30, 2008). Provided that, if we become dealers or regular traders in securities, any foreign currency gain will be gross income to us that doesn’t qualify under either gross income test (after July 30, 2008).

The following paragraphs discuss the specific application of the gross income tests to us.

Rent that we receive from real property that we own and lease to tenants will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of gross receipts or gross sales.

•	Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant, other than a TRS, from whom we receive rent. If the tenant is a TRS leasing a hotel, such TRS may not directly or indirectly operate or manage the related hotel. Instead, the property must be operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating qualified lodging facilities for any person unrelated to us and the TRS.

•	Third, if the rent attributable to personal property leased in connection with a lease of real property exceeds 15% of the total rent received under the lease, then the portion of rent attributable to that personal property will not qualify as “rents from real property.”

•	Finally, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue, and who does not, directly or through its shareholders, own more than 35% of our shares of capital stock, taking into consideration the applicable ownership attribution rules. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in the geographic area in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income from the related properties.

Pursuant to percentage leases, our lessees lease from FelCor LP and the Subsidiary Partnerships the land, buildings, improvements, furnishings and equipment comprising our hotels, for terms of five to ten years, with options to renew for total terms, including the initial term, of not more than 15 years. The percentage leases provide that the lessees are obligated to pay to FelCor LP and the Subsidiary Partnerships (1) the greater of a minimum base rent or percentage rent and (2) “additional charges” or other expenses, as defined in the leases. Percentage rent is calculated by multiplying fixed percentages by gross room or suite revenues, and food and beverage revenues and rent for each of our hotels. Both base rent and the thresholds in the percentage rent formulas are adjusted for inflation. Base rent and percentage rent accrue and are due monthly.

In order for the base rent, percentage rent, and additional charges to constitute “rents from real property,” the percentage leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures, or some other type of arrangement. The determination of whether the percentage leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•	the degree of control over the property that is retained by the property owner, or whether the lessee has substantial control over the operation of the property or is required simply to use its best efforts to perform its obligations under the agreement; and

•	the extent to which the property owner retains the risk of loss with respect to the property, or whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property or the potential for economic gain or appreciation with respect to the property.

In addition, federal income tax law provides that a contract that purports to be a service contract (or a partnership agreement) will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether:

•	the service recipient is in physical possession of the property;

•	the service recipient controls the property;

•	the service recipient has a significant economic or possessory interest in the property, or whether the property’s use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property’s operating costs, or the recipient bears the risk of damage to or loss of the property;

•	the service provider bears the risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

•	the service provider uses the property concurrently to provide significant services to entities unrelated to the service recipient; and

•	the total contract price substantially exceeds the rental value of the property for the contract period.

Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

We believe that the percentage leases will be treated as true leases for federal income tax purposes. Such belief is based, in part, on the following facts:

•	FelCor LP and the Subsidiary Partnerships, on the one hand, and the lessees, on the other hand, intend for their relationship to be that of a lessor and lessee and such relationship is documented by lease agreements;

•	the lessees have the right to the exclusive possession, use and quiet enjoyment of our hotels during the term of the percentage leases;

•	the lessees bear the cost of, and are responsible for, day-to-day maintenance and repair of our hotels, other than the cost of maintaining underground utilities, structural elements and capital improvements, and generally dictate how our hotels are operated, maintained, and improved;

•	the lessees bear all of the costs and expenses of operating our hotels, including the cost of any inventory used in their operation, during the term of the percentage leases, other than real estate and personal property taxes and property and casualty insurance premiums;

•	the lessees benefit from any savings in the costs of operating our hotels during the term of the percentage leases;

•	the lessees generally have indemnified FelCor LP and the Subsidiary Partnerships against all liabilities imposed on FelCor LP and the Subsidiary Partnerships during the term of the percentage leases by reason of (1) injury to persons or damage to property occurring at our hotels, (2) the lessees’ use, management, maintenance or repair of our hotels, (3) any environmental liability caused by acts or grossly negligent failures to act of the lessees, (4) taxes and assessments in respect of our hotels that are the obligations of the lessees, or (5) any breach of the percentage leases or of any sublease of a hotel by the lessees;

•	the lessees are obligated to pay substantial fixed rent for the period of use of our hotels;

•	the lessees stand to incur substantial losses or reap substantial gains depending on how successfully they operate our hotels;

•	FelCor LP and the Subsidiary Partnerships cannot use our hotels concurrently to provide significant services to entities unrelated to the lessees; and

•	the total contract price under the percentage leases does not substantially exceed the rental value of our hotels for the term of the percentage leases.

Investors should be aware that there are no controlling Treasury regulations, published rulings or judicial decisions involving leases with terms substantially the same as the percentage leases that discuss whether such leases constitute true leases for federal income tax purposes. If the percentage leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that FelCor LP and the Subsidiary Partnerships receive from the lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, could lose our REIT status (unless we qualify for relief, as described below under “— Failure to Satisfy Gross Income Tests”).

As described above, in order for the rent received by us to constitute “rents from real property,” several other requirements must be satisfied. One requirement is that the percentage rent must not be based in whole or in part on the income or profits of any person. The percentage rent, however, will qualify as “rents from real property” if it is based on percentages of gross receipts or gross sales and the percentages:

•	are fixed at the time the percentage leases are entered into;

•	are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.

More generally, the percentage rent will not qualify as “rents from real property” if, considering the percentage leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits. Since the percentage rent is based on fixed percentages of the gross revenues from our hotels that are established in the percentage leases, and we have represented that the percentages (1) will not be renegotiated during the terms of the percentage leases in a manner that has the effect of basing the percentage rent on income or profits and (2) conform with normal business practice, the percentage rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

Another requirement for qualification of our rent as “rents from real property” is that we must not own, actually or constructively, 10% or more of the stock or voting power of any corporate lessee (other than a TRS) or 10% or more of the assets or net profits of any non-corporate lessee (a “related party tenant”). The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own any stock or assets or net profits of any non-TRS lessee directly. In addition, our charter prohibits transfers of our stock that would cause us to constructively own 10% or more of the ownership interests in a lessee. Those charter provisions will not apply to our indirect ownership of several of our lessees through our TRS because transfers of our stock will not affect our indirect ownership of such lessees, and we will not constructively own stock in such lessees as a result of attribution of stock ownership from our stockholders (although, as noted below, rents received from the TRS generally will not be disqualified as related party rents). Thus, we should never own, actually or constructively, 10% or more of any non-TRS lessee. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not rent any property to a related party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our stock, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee at some future date.

As described above, we may own up to 100% of the stock of a TRS. Rent received by us from a TRS will qualify as “rents from real property” if the TRS engages an “eligible independent contractor” to manage and operate our hotels leased by the TRS. An “eligible independent contractor” must either be, or be related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person who is not related to us or the TRS. A “qualified lodging facility” is a hotel, motel, or other establishment in which more than one-half of the dwelling units are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. In addition, we cannot directly or indirectly derive any income from an eligible independent contractor, an eligible independent contractor cannot own 35% or more of our stock, and no more than 35% of an eligible independent contractor’s ownership interests can be owned by persons owning 35% or more of our stock, taking into account applicable constructive ownership rules. We hold ownership interests in several TRSs that lease our hotels. Each of those TRSs has engaged a third-party hotel manager to manage and operate our hotels leased by that TRS. We believe that all of the existing third-party hotel managers of hotels leased by our TRSs qualify as “eligible independent contractors,” and we anticipate that all of the third-party hotel managers that will be retained by our TRSs in the future to manage our hotels leased by the TRSs from us will qualify as “eligible independent contractors.”

We will be subject to a 100% excise tax to the extent that the IRS successfully asserts that the rents received from our TRSs exceed an arm’s-length rate. We believe that the terms of the leases that exist between us and our TRSs were negotiated at arm’s length and are consistent with the terms of comparable leases in the hotel industry, and that the excise tax on excess rents therefore should not apply. There can be no assurance, however, that the IRS would not challenge the rents paid to us by our TRSs as being excessive, or that a court would not uphold such challenge. In that event, we could owe a tax of 100% on the amount of rents determined to be in excess of an arm’s-length rate.

A third requirement for qualification of the rent received by us as “rents from real property” is that the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of such taxable year (the “15% test ratio”). With respect to each hotel, we believe either that the 15% test ratio is 15% or less or that any income attributable to excess personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the Internal Revenue Service would not challenge our calculation of the 15% test ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 95% or 75% gross income test and thus could lose our REIT status.

A fourth requirement for qualification of the rent received by us as “rents from real property” is that, other than within the 1% de minimis exception described above, we cannot furnish or render noncustomary services to the tenants of our hotels, or manage or operate our hotels, other than through an eligible independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we may own up to 100% of the stock of a TRS, and the TRS may provide customary and noncustomary services to our tenants without tainting our rental income. Provided that the percentage leases are respected as true leases, we should satisfy that requirement, because FelCor LP and the Subsidiary Partnerships do not perform any services other than customary ones for the lessees (other than within the 1% de minimis exception or through a TRS). Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not perform impermissible noncustomary services with respect to the tenant of the property.

If a portion of the rent received by us from a hotel does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income tests. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we could lose our REIT status. In addition, if the rent from a particular hotel does not qualify as “rents from real property” because either (1) the percentage rent is considered based on the income or profits of the related lessee, (2) we own, actually or constructively, 10% or more of a non-TRS lessee, or (3) we furnish noncustomary services to the tenants of the hotel, or manage or operate our hotels, other than through a qualifying independent contractor or a TRS, none of the rent from that hotel would qualify as “rents from real property.” In that case, we also could lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

In addition to the rent, the lessees are required to pay to FelCor LP and the Subsidiary Partnerships certain additional charges. To the extent that such additional charges represent either (1) reimbursements of amounts that the FelCor LP and the Subsidiary Partnerships are obligated to pay to third parties such as a lessee’s proportionate share of a property’s operational or capital expenses, or (2) penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that such charges represent interest that is accrued on the late payment of the rent or additional charges, such charges will not qualify as “rents from real property,” but instead should be treated as interest that qualifies for the 95% gross income test.

Interest

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

Prohibited Transactions

A REIT will incur a 100% tax on the net income (including any foreign currency gain or loss, if any, included in such net income after July 30, 2008) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our or FelCor LP’s assets is held for sale to customers and that a sale of any such asset would not be in the ordinary course of a trade or business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular asset. We believe that none of our assets are held primarily for sale to customers and that a sale of any such assets would not be in the ordinary course of the owning entity’s business. We will attempt to comply with the terms of the safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot provide assurance, however, that we can comply with such safe-harbor provisions or that we or FelCor LP will avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.”

Foreclosure Property

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of such income. However, income from qualified foreclosure property will be included in our gross income for purposes of the 75% and 95% gross income tests and the gain from the sale of such qualified foreclosure property should be exempt from the 100% tax on prohibited transactions.

“Foreclosure property” is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on an indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which such REIT makes a proper election to treat such property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property with respect to a REIT at the end of the third taxable year following the taxable year in which the REIT acquired such property, or longer if an extension is granted by the Secretary of the Treasury. The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on such property, other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent; or

•	which is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

As a result of the rules with respect to foreclosure property, if (1) a lessee defaults on its obligations under a percentage lease, (2) we terminate the lessee’s leasehold interest, and (3) we are unable to find a replacement lessee for the hotel within 90 days of such foreclosure, gross income from hotel operations conducted by us from such hotel would cease to qualify for the 75% and 95% gross income tests unless we are able to hire an independent contractor to manage and operate the hotel. In such event, we might be unable to satisfy the 75% and 95% gross income tests and, thus, might fail to qualify as a REIT.

Hedging Transactions

From time to time, we or FelCor LP may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate, commodity or currency swaps, caps, and floors, options to purchase such items, and futures and forward contracts. A “hedging transaction” means any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate or price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets.

If we enter into a transaction in the normal course of our business primarily to manage risk of interest rate changes, price changes, or currency fluctuations with respect to any item of income or gain that would be qualified income under the 75% or 95% gross income tests (or any property which generates such qualified income or gain), including gain from the termination of such a transaction, and we properly identify the “hedges” as required by the Code and Treasury regulations, the income from the transaction will be excluded from gross income for purposes of the 95% gross income test and the 75% gross income test (after July 30, 2008). In addition, our gross income, for purposes of the 75% (after July 30, 2008) and 95% gross income tests, will not include any of our gross income from properly identified “hedges”, including any gain from the sale or disposition of such a transaction, to the extent the transaction hedges any indebtedness incurred (or to be incurred) by us to acquire or carry real estate assets.

We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. The REIT income and asset rules may limit our ability to hedge loans or securities acquired as investments.

Failure to Satisfy Gross Income Tests

If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect, and

•	following our identification of the failure to meet one or both gross income tests for a taxable year, a description of each item of our gross income included in the 75% and 95% gross income tests is set forth in a schedule for such taxable year and filed as specified by Treasury regulations.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “— Our Taxation,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables and certain foreign currency;

•	government securities;

•	real property and interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.

Fourth, no more than 20% of the value of our total assets (25% for tax years beginning after July 30, 2008) may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. For purposes of the 10% value test, the term “securities” does not include:

•	“Straight debt,” defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any (i.e. a TRS in which we own, directly or indirectly, more than 50% of the voting power or value of the stock) holds non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•	a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

•	any loan to an individual or an estate;

•	any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	any obligation to pay “rents from real property”;

•	certain securities issued by governmental entities;

•	any security issued by a REIT;

•	any debt instrument issued by an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership; or

•	any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Requirements for Qualification-Income Tests.”

If we failed to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if (1) we satisfied the asset tests at the close of the preceding calendar quarter, and (2) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets or because of a change in the foreign currency exchange rates used to value any foreign assets, and, in either case, was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If we did not satisfy the condition described in clause (2) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

If we fail to satisfy the 5% asset test or the 10% vote or value test for a particular quarter and do not correct it within the 30-day period described in the prior sentence, we will not lose our REIT status if the failure is due to the ownership of assets, the total value of which does not exceed the lesser of (i) 1% of the total value of our assets at the end of the quarter for which such measurement is done or (ii) $10,000,000; provided in either case that, we either dispose of the assets within 6 months after the last day of the quarter in which we identify the failure (or such other time period prescribed by the Treasury), or otherwise meet the requirements of those rules by the end of such time period. In addition, if we fail to meet any asset test for a particular quarter, other than a de minimis failure described in the preceding sentence, we still will be deemed to have satisfied the requirements if: (1) following our identification of the failure, we file a schedule with a description of each asset that caused the failure in accordance with regulations prescribed by the Treasury; (2) the failure was due to reasonable cause and not willful neglect; (3) we dispose of the assets within 6 months after the last day of the quarter in which the identification occurred (or such other time period prescribed by the Treasury) or the requirements of the rules are otherwise met within such period; and (4) we pay a tax on the failure which is the greater of $50,000 or the amount determined by multiplying the highest rate of income tax for corporations (currently 35%) by the net income generated by the assets for the period beginning on the first date of the failure and ending on the date we have disposed of the assets or otherwise satisfy the requirements.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of (1) 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and (2) 90% of our after-tax net income, if any, from foreclosure property; minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for such year, pay the distribution on or before the first regular dividend payment date after such declaration and we elect on our federal income tax return for the prior year to have a specified amount of the subsequent dividend treated as if paid in the prior year.

We will pay federal income tax on our taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following such calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year;

•	95% of our REIT capital gain net income for such year; and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the 4% nondeductible excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends in order to raise sufficient cash to satisfy the distribution requirement.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We have complied, and we intend to continue to comply, with such requirements.

Failure to Qualify

If we failed to qualify as a REIT in any taxable year for which the statute of limitations remains open, and no relief provision applied, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we failed to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as dividend income. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described above in “— Income Tests” and “— Asset Tests.”

State and Local Taxes

We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property, or reside. The state and local tax treatment in those jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon your investment in our securities.

PLAN OF DISTRIBUTION

We may sell the securities offered by means of this prospectus to one or more underwriters for public offering and sale by them or may sell such securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of such securities will be named in the prospectus supplement relating to the securities. We also may sell shares directly to persons through an administrator in connection with a dividend reinvestment or similar plan.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, related to the prevailing market prices at the time of sale or at negotiated prices. We may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with a sale of the securities offered by means of this prospectus, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers or securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to the underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit realized by them upon the resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

If so indicated in a prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase offered securities for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investors or on the portion of the aggregate principal amount of the particular offered security which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by us. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that:

•	the purchase by an institution of the offered securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the U.S. to which such institution is subject; and

•	if the offered securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of such securities covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or our or such institutional investors’ performance thereunder.

We may agree to sell the securities to an underwriter for a delayed public offering and may further agree to adjustments before the public offering to the underwriters’ purchase price for the securities based on changes in the market value of the securities. The prospectus supplement relating to any such public offering will contain information on the number of securities to be sold, the manner of sale or other distribution, and other material facts relating to the public offering.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, Dallas, Texas. In addition, the description of federal income tax consequences contained in the prospectus under the caption “Federal Income Tax Consequences Of Our Status As A REIT” is based upon an opinion of Akin Gump Strauss Hauer & Feld LLP, Dallas, Texas.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

GLOSSARY OF NON-GAAP FINANCIAL MEASURES

Substantially all of our non-current assets consist of real estate. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminish predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider supplemental measures of performance, which are not measures of operating performance under GAAP, to be helpful in evaluating a real estate company’s operations. These supplemental measures, including FFO, EBITDA, Hotel EBITDA and Hotel EBITDA margin, are not measures of operating performance under GAAP. However, we consider these non-GAAP measures to be supplemental measures of a REIT’s performance and should be considered along with, but not as an alternative to, net income as a measure of our operating performance.

FFO and EBITDA

The White Paper on Funds From Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, defines FFO as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. We compute FFO in accordance with standards established by NAREIT. This may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do.

EBITDA is a commonly used measure of performance in many industries. We define EBITDA as net income or loss (computed in accordance with GAAP) plus interest expenses, income taxes, depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect EBITDA on the same basis.

To derive same-store comparisons, we have adjusted FFO and EBITDA to remove discontinued operations and gains on sales of condominium units; and have added the historical results of operations from the two Renaissance hotels acquired in December 2007.

Hotel EBITDA and Hotel EBITDA Margin

Hotel EBITDA and Hotel EBITDA margin are commonly used measures of performance in the hotel industry and give investors a more complete understanding of the operating results over which our individual hotels and operating managers have direct control. We believe that Hotel EBITDA and Hotel EBITDA margin are useful to investors by providing greater transparency with respect to two significant measures used by us in our financial and operational decision-making. Additionally, using these measures facilitates comparisons with other hotel REITs and hotel owners. We present Hotel EBITDA and Hotel EBITDA margin by eliminating from continuing operations all revenues and expenses not directly associated with hotel operations including corporate-level expenses, depreciation and expenses related to our capital structure. We eliminate corporate-level costs and expenses because we believe property-level results provide investors with supplemental information into the ongoing operational performance of our hotels and the effectiveness of management on a property-level basis. We eliminate depreciation and amortization because, even though depreciation and amortization are property-level expenses, we do not believe that these non-cash expenses, which are based on historical cost accounting for real estate assets and implicitly assume that the value of real estate assets diminishes predictably over time, accurately reflect an adjustment in the value of our assets. We also eliminate consolidated percentage rent paid to unconsolidated entities, which is effectively eliminated by minority interest expense and equity in income from unconsolidated subsidiaries, and include the cost of unconsolidated taxes, insurance and lease expense, to reflect the entire operating costs applicable to our hotels. Hotel EBITDA and Hotel EBITDA margins are presented on a same-store basis including the historical results of operations from the two Renaissance hotels acquired in December 2007.

Limitations of Non-GAAP Measures

Our management and Board of Directors use FFO, EBITDA, Hotel EBITDA and Hotel EBITDA margin to evaluate the performance of our hotels and to facilitate comparisons between us and lodging REITs, hotel owners who are not REITs and other capital intensive companies. We use Hotel EBITDA and Hotel EBITDA margin in evaluating hotel-level performance and the operating efficiency of our hotel managers.

The use of these non-GAAP financial measures has certain limitations. FFO, EBITDA, Hotel EBITDA and Hotel EBITDA margin, as presented by us, may not be comparable to FFO, EBITDA, Hotel EBITDA and Hotel EBITDA margin as calculated by other real estate companies. These measures do not reflect certain expenses that we incurred and will incur, such as depreciation, interest and capital expenditures. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our reconciliations to the most comparable GAAP financial measures, and our consolidated statements of operations and cash flows, include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures.

These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to operating profit, cash flow from operations, or any other operating performance measure prescribed by GAAP. Neither should FFO, FFO per share or EBITDA be considered as measures of our liquidity or indicative of funds available for our cash needs, including our ability to make cash distributions or service our debt. FFO per share should not be used as a measure of amounts that accrue directly to the benefit of stockholders. FFO, EBITDA, Hotel EBITDA and Hotel EBITDA margin reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.

24,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

J.P. Morgan

Citi

Deutsche Bank Securities

Goldman, Sachs & Co.

Credit Suisse

Scotia Capital

March 29, 2011